    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1996



                                                        REGISTRATION NO. 333-143

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              INFORMIX CORPORATION
             (Exact name of Registrant as specified in its charter)


          DELAWARE                        7372                    94-3011736
(State or other jurisdiction  (Primary Standard Industrial     (I.R.S. Employer
             of               Classification Code Number)   Identification Number)
      incorporation or
       organization)


               4100 BOHANNON DRIVE, MENLO PARK, CALIFORNIA 94025
                                 (415) 926-6300
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                DAVID H. STANLEY
  VICE PRESIDENT, LEGAL AND CORPORATE SERVICES, GENERAL COUNSEL AND SECRETARY
                              INFORMIX CORPORATION
                              4100 BOHANNON DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 926-6300


 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

        Douglas H. Collom                  Kenneth L. Guernsey
         Martin W. Korman                    Isobel A. Jones
        Michael G. Taylor                     Karyn R. Smith
         Roger E. George            Cooley Godward Castro Huddleson &
 Wilson Sonsini Goodrich & Rosati                 Tatum
     Professional Corporation         One Maritime Plaza, 20th Floor
        650 Page Mill Road               San Francisco, CA 94111
   Palo Alto, California 94304                (415) 693-2000
          (415) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               UPON CONSUMMATION OF THE MERGER DESCRIBED HEREIN.

                            ------------------------


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              INFORMIX CORPORATION
              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-4


FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING                                LOCATION IN PROSPECTUS
-------------------------------------------------------------  --------------------------------------------------------
(Information about the Transaction)
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus...................  Facing Page; Cross-Reference Sheet; Outside Front Cover
                                                                Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front and Outside Back Cover Pages
       3.  Risk Factors, Ratio of Earnings to Fixed Charges
            and Other Information............................  Summary; Risk Factors; Selected Historical and Selected
                                                                Pro Forma Financial Data; Comparative Per Share Data;
                                                                Approval of the Merger and Related Transactions;
                                                                Informix; Illustra; Financial Statements
       4.  Terms of the Transaction..........................  Summary; Approval of the Merger and Related
                                                                Transactions; Comparison of Capital Stock
       5.  Pro Forma Financial Information...................  Selected Historical and Unaudited Pro Forma Financial
                                                                Data
       6.  Material Contacts with the Company Being
            Acquired.........................................  Approval of the Merger and Related Transactions
       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to be Underwriters....                             *
       8.  Interests of Named Experts and Counsel............  Legal Matters; Experts
       9.  Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities...                             *
(Information about the Registrant)
      10.  Information with Respect to S-3 Registrants.......                             *
      11.  Incorporation of Certain Information by
            Reference........................................                             *
      12.  Information with Respect to S-2 or S-3
            Registrants......................................                             *
      13.  Incorporation of Certain Information by
            Reference........................................                             *
      14.  Information with Respect to Registrants Other Than
            S-2 or S-3 Registrants...........................  Summary; Risk Factors; Approval of the Merger and
                                                                Related Transactions; Informix; Financial Statements
(Information about the Company being Acquired)
      15.  Information with Respect to S-3 Companies.........                             *

FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING                                LOCATION IN PROSPECTUS
-------------------------------------------------------------  --------------------------------------------------------
      16.  Information with Respect to S-2 or S-3
            Companies........................................                             *
      17.  Information with Respect to Companies other than
            S-2 or S-3 Companies.............................  Summary; Risk Factors; Approval of the Merger and
                                                                Related Transactions; Illustra; Financial Statements
(Voting and Management Information)
      18.  Information if Proxies, Consents or Authorizations
            Are to be Solicited..............................  Summary; Introduction; Illustra Meeting; Approval of the
                                                                Merger and Related Transactions; Informix; Illustra
      19.  Information if Proxies, Consents or Authorizations
            Are Not to be Solicited or in an Exchange
            Offer............................................                             *

------------------------
*Not Applicable.

                                     [LOGO]

                                    ILLUSTRA


                                                                February 8, 1996


Dear Stockholder:


    A Special Meeting of Stockholders of Illustra Information Technologies, Inc. ("Illustra") will be held on Friday, February 16, 1996 at 9:00 a.m., local time, at Illustra's offices located at 1111 Broadway, Suite 2000, Oakland, California.



    At this Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization, dated as of December 20, 1995 (the "Merger Agreement"), among Illustra, Informix Corporation ("Informix") and its wholly-owned subsidiary, Informix Delaware, Inc. ("Merger Sub"), providing for the merger of Illustra with Merger Sub (the "Merger"), as described in the Notice of Special Meeting of Stockholders mailed to the stockholders of Illustra on January 27, 1996 and the accompanying Prospectus/Proxy Statement.


    As a result of the Merger, all outstanding shares of Illustra Common Stock and Illustra Preferred Stock will be converted into shares of Informix Common Stock and all outstanding options and warrants to acquire Illustra Common Stock or Illustra Preferred Stock will become options and warrants to acquire Informix Common Stock. The number of shares of Informix Common Stock to be issued in the Merger in exchange for the outstanding shares of Illustra Common Stock and Preferred Stock will depend upon the capitalization of Illustra at the time of the Merger and will not exceed 15,000,000 shares. Upon completion of the Merger, Illustra will be a wholly-owned subsidiary of Informix.

    Illustra's Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair and in the best interests of Illustra and its stockholders. After careful consideration, the Board of Directors unanimously recommends a vote in favor of approval and adoption of the Merger Agreement. If the Merger is approved and consummated, you will receive detailed information on how to transmit your Illustra share certificates to obtain your shares of Informix Common Stock representing the Merger consideration. Please read the Prospectus/Proxy Statement prior to voting.

    TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. You may revoke your proxy at any time before it has been voted, and if you attend the meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,


                                          /s/ Richard H. Williams


                                          Richard H. Williams
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

   [LOGO]

                                                                       [LOGO]

                           PROSPECTUS/PROXY STATEMENT
                               15,000,000 SHARES
                             INFORMIX COMMON STOCK



    This Prospectus/Proxy Statement constitutes the Prospectus of Informix Corporation, a Delaware corporation ("Informix"), with respect to up to 15,000,000 shares of its Common Stock, $.01 par value ("Informix Common Stock"), to be issued in connection with the proposed merger (the "Merger") of Informix Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Informix ("Merger Sub"), with and into Illustra Information Technologies, Inc., a Delaware corporation ("Illustra"), pursuant to the terms set forth in the Agreement and Plan of Reorganization, dated as of December 20, 1995 (the "Merger Agreement"), among Informix, Merger Sub and Illustra. The Common Stock of Illustra is herein referred to as "Illustra Common Stock," and the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of Illustra are collectively herein referred to as "Illustra Preferred Stock." As a result of the Merger, all outstanding shares of Illustra Common Stock and Illustra Preferred Stock (collectively, "Illustra Capital Stock") will be converted into a number of shares of Informix Common Stock, all outstanding options or warrants to acquire shares of Illustra Common Stock will become options or warrants to acquire a number of shares of Informix Common Stock, and all outstanding warrants to acquire shares of Illustra Preferred Stock will become warrants to acquire a number of shares of Informix Common Stock. The number of shares of Informix Common Stock to be issued for each share of Illustra Common Stock exchanged in the Merger will depend upon the capitalization of Illustra at the Effective Time (defined herein). Assuming all shares of Illustra Preferred Stock are converted into shares of Illustra Common Stock prior to the Effective Time, and further assuming that the capitalization of Illustra at the Effective Time is in all respects identical to the capitalization of Illustra at January 2, 1996 (although there can be no assurance as to the foregoing), each share of Illustra Common Stock exchanged in the Merger will be converted into the right to receive approximately 0.77184 of a share of Informix Common Stock. See "Approval of the Merger and Related Transactions -- Manner and Basis of Converting Shares." In connection with the Merger, 10% of the shares of Informix Common Stock otherwise issuable to holders of Illustra Capital Stock by virtue of the Merger (the "Escrow Shares") will be placed into escrow and held as security for losses incurred by Informix in the event of certain breaches by Illustra of the covenants, representations or warranties contained in the Merger Agreement. See "Approval of the Merger and Related Transactions -- Escrow Fund." Holders of Illustra Capital Stock who do not vote in favor of the Merger may, under certain circumstances and by following prescribed statutory procedures, receive cash for their shares. See "Approval of the Merger and Related Transactions -- Appraisal Rights and Dissenters' Rights."



    This  Prospectus/Proxy  Statement also  constitutes  the Proxy  Statement of
Illustra with respect to the Special Meeting of Stockholders of Illustra scheduled to be held on February 16, 1996 (the "Illustra Meeting").



    This Prospectus/Proxy Statement and the accompanying form of proxy are first being mailed to the stockholders of Illustra on or about February 8, 1996.


    SEE "RISK FACTORS" AT PAGE 14 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY ILLUSTRA STOCKHOLDERS IN EVALUATING THE PROPOSAL TO BE VOTED ON AT THE ILLUSTRA MEETING AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.

NEITHER THIS TRANSACTION NOR THE SECURITIES OF INFORMIX OFFERED HEREBY HAVE BEEN
APPROVED  OR  DISAPPROVED   BY  THE  SECURITIES   AND  EXCHANGE  COMMISSION   OR

ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS FEBRUARY 7, 1996.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................          1

SUMMARY....................................................................................................          2
  The Companies............................................................................................          2
  Special Meeting of Stockholders of Illustra..............................................................          2
  The Merger...............................................................................................          2
  Selected Historical and Selected Pro Forma Combined Financial Data.......................................         10
  Comparative Per Share Data...............................................................................         12

RISK FACTORS...............................................................................................         14

INTRODUCTION...............................................................................................         19

ILLUSTRA MEETING...........................................................................................         19
  Date, Time and Place of Illustra Meeting.................................................................         19
  Purpose..................................................................................................         19
  Record Date and Outstanding Shares.......................................................................         19
  Vote Required; Quorum....................................................................................         19
  Voting of Proxies........................................................................................         20
  Solicitation of Proxies; Expenses........................................................................         20
  Appraisal and Dissenters' Rights.........................................................................         20

APPROVAL OF THE MERGER AND RELATED TRANSACTIONS............................................................         21
  Informix's Reasons For the Merger........................................................................         21
  Illustra's Reasons For the Merger........................................................................         21
  Material Contacts........................................................................................         22
  Recommendation of Illustra Board.........................................................................         23
  Effective Time...........................................................................................         23
  Manner and Basis of Converting Shares....................................................................         23
  Stock Ownership Following the Merger.....................................................................         26
  Escrow Fund..............................................................................................         26
  Legal Structure of the Merger............................................................................         27
  Conduct of Illustra's Business Prior to the Merger.......................................................         27
  No Solicitation..........................................................................................         28
  Expenses; Fees...........................................................................................         29
  Conditions to the Merger.................................................................................         29
  Termination of Merger Agreement..........................................................................         30
  Voting Agreements........................................................................................         31
  Certain Benefits to Illustra Management and Employees....................................................         31
  Non-Competition Agreements...............................................................................         31
  Affiliate Agreements.....................................................................................         32
  Certain Federal Income Tax Considerations................................................................         32
  Governmental and Regulatory Approvals....................................................................         34
  Accounting Treatment.....................................................................................         34
  Appraisal and Dissenters' Rights.........................................................................         34
PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS..........................................................         38

INFORMIX BUSINESS..........................................................................................         46
INFORMIX MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............         53
INFORMIX MANAGEMENT AND EXECUTIVE COMPENSATION.............................................................         66
INFORMIX STOCK INFORMATION.................................................................................         73

                                                                                                               PAGE
                                                                                                             ---------
ILLUSTRA BUSINESS..........................................................................................         75
ILLUSTRA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............         80
ILLUSTRA MANAGEMENT AND EXECUTIVE COMPENSATION.............................................................         83
ILLUSTRA STOCKHOLDERS......................................................................................         86
APPLICABILITY OF CALIFORNIA LAW TO ILLUSTRA................................................................         89

COMPARISON OF CAPITAL STOCK................................................................................         89
  Description of Informix Capital Stock....................................................................         89
  Description of Illustra Capital Stock....................................................................         90
 COMPARISON OF RIGHTS OF HOLDERS OF INFORMIX COMMON STOCK AND
  HOLDERS OF ILLUSTRA CAPITAL STOCK........................................................................         92
EXPERTS....................................................................................................         92
LEGAL MATTERS..............................................................................................         92
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF INFORMIX AND ILLUSTRA........................................        F-1

ANNEX A -- Agreement and Plan of Reorganization, dated as of December 20, 1995, among Informix Corporation,
           Informix Delaware, Inc. and Illustra Information Technologies, Inc..............................        A-1
ANNEX B -- Section 262 of the Delaware General Corporation Law.............................................        B-1
ANNEX C -- Chapter 13 of the California General Corporation Law............................................        C-1

                             AVAILABLE INFORMATION


    Informix  is  subject  to  the  information  reporting  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Informix Common Stock is quoted on the Nasdaq National Market ("Nasdaq"), and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


    Informix has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INFORMIX OR ILLUSTRA. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                            ------------------------

                                   TRADEMARKS

    This Prospectus/Proxy Statement contains trademarks of Informix and Illustra and may contain certain other trademarks.

                            ------------------------


                           FORWARD-LOOKING STATEMENTS



    This Prospectus/Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. Reference is made to the particular discussions set forth under "Informix Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Illustra Management's Discussion and Analysis of Financial Condition and Results of Operations." In connection with forward-looking statements which appear in these disclosures, stockholders of Illustra should carefully review the factors set forth in this Prospectus/Proxy Statement under "Risk Factors -- Uncertainties Relating to Integration of Operations," "-- Potential Dilutive Effect to Stockholders," "-- Dependence on Acceptance of Object-Relational Technology," "-- Fluctuations in Quarterly Results," "-- Volatility of Informix Stock Prices," "-- Competition," "-- International Operations," and "-- Management of Growth."

                                    SUMMARY

    THE FOLLOWING CONTAINS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/ PROXY STATEMENT. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL ELEMENTS OF THE PROPOSALS TO BE VOTED ON AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT AND IN THE INFORMATION AND DOCUMENTS ANNEXED HERETO.

THE COMPANIES

    INFORMIX CORPORATION. Informix designs, develops, manufactures, markets and supports distributed relational database management systems, object-oriented, graphical- and character-based application development tools and graphical data-access tools for delivering information to most significant desktop platforms. In addition to software products, Informix offers training, consulting and maintenance to its customers. Unless the context requires otherwise, the term "Informix" refers to Informix Corporation and its subsidiaries.

    Informix was initially incorporated in California in 1980 and was reincorporated in Delaware in 1986. Informix maintains its executive offices at 4100 Bohannon Drive, Menlo Park, California 94025, and its telephone number is
(415) 926-6300.

    INFORMIX DELAWARE, INC. Merger Sub is a corporation recently organized by Informix for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 4100 Bohannon Drive, Menlo Park, California 94025, and its telephone number is (415) 926-6300.

    ILLUSTRA INFORMATION TECHNOLOGIES, INC. Illustra develops, produces, markets and supports object-relational database systems and software tools. It also provides consulting, training and maintenance services. Illustra develops its systems software and tools at its development center in Oakland, California. Its products are sold through multiple channels of distribution.

    Illustra  was  incorporated  in  Delaware  in  1992.  Illustra's   principal
executive offices are located at 1111 Broadway, Suite 2000, Oakland, California 94607, and its telephone number is (510) 652-8000.

SPECIAL MEETING OF STOCKHOLDERS OF ILLUSTRA


    TIME, DATE, PLACE AND PURPOSE. A Special Meeting of Stockholders of Illustra will be held at Illustra's offices located at 1111 Broadway, Suite 2000, Oakland, California 94607 on Friday, February 16, 1996 at 9:00 a.m., local time (the "Illustra Meeting"). The purpose of the Illustra Meeting is to approve and adopt the Merger Agreement and approve the Merger.


    RECORD DATE AND VOTE REQUIRED. Only Illustra stockholders of record at the close of business on January 2, 1996 (the "Illustra Record Date") are entitled to notice of and to vote at the Illustra Meeting. Under Delaware law and the charter documents of Illustra, approval and adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of (i) holders of a majority of the outstanding shares of Illustra Common Stock and Illustra Preferred Stock, voting together as a single class, and (ii) holders of a majority of the outstanding shares of Illustra Preferred Stock, voting separately as a single class.


    As of the Illustra Record Date, there were 85 stockholders of record of Illustra Common Stock and 38 stockholders of record of Illustra Preferred Stock.



    On January 27, 1996, a notice meeting the requirements of Delaware law was mailed to all Illustra stockholders of record as of the Illustra Record Date.


THE MERGER

    TERMS OF THE MERGER. At the Effective Time (as defined below), Illustra will become a wholly-owned subsidiary of Informix. Informix intends to combine the operations of the two corporations as soon as practicable following the closing of the Merger. As a result of the Merger, the maximum number of shares of Informix Common Stock to be issued (including Informix Common Stock to be reserved for issuance upon exercise of any of Illustra's options and warrants to be assumed by Informix) in exchange for the acquisition by Informix of all outstanding Illustra Capital Stock and all unexpired and unexercised options and warrants to acquire Illustra Capital Stock will be 15,000,000. No adjustment will be made in the number of shares of Informix Common Stock issued in the Merger as a result of any cash proceeds received by Illustra from the date of execution of the Merger Agreement to the Effective Time pursuant to the exercise of options or warrants to acquire Illustra Capital Stock.


    Subject to the terms and conditions of the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Illustra or the holder of any shares of Illustra Capital Stock, the following will occur:

    CONVERSION OF ILLUSTRA COMMON STOCK. Each share of Illustra Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by a holder who has exercised and perfected appraisal or dissenters' rights for such shares, as the case may be, in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") or the
California General Corporation Law (the "CGCL") and who has not withdrawn or lost such rights ("Dissenting Shares")) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Informix Common Stock equal to the Common Exchange Ratio (as defined below), upon surrender of the certificate representing such share of Illustra Common Stock in the manner provided in a letter of transmittal to be sent to each record holder of Illustra Capital Stock promptly following the Effective Time (a "Letter of Transmittal"), including, with respect to each whole share of Informix Common Stock to be received, the right to receive one preferred share purchase right (a "Right") under Informix's Amended and Restated Preferred Shares Rights Agreement dated as of September 12, 1991 and amended and restated as of May 15, 1992 and July 25, 1995, and in any case, subject to the escrow provisions of the Merger Agreement described under the section entitled "Approval of the Merger and Related Transactions -- Escrow Fund" below.


    The "Common Exchange Ratio" will depend on the capitalization of Illustra at the Effective Time. Assuming that all shares of Illustra Preferred Stock are converted to shares of Illustra Common Stock prior to the Effective Time, and further assuming that the capitalization of Illustra at the Effective Time is in all other respects identical to the capitalization of Illustra at January 2, 1996 (although there can be no assurance as to the foregoing), the Common Exchange Ratio will be 0.77184 of a share of Informix Common Stock for each share  of  Illustra  Common  Stock.  For  a  more  detailed  discussion  of  the calculation of the Common Exchange Ratio, see "Approval of the Merger and Related Transactions -- Manner and Basis of Converting Shares" below. The Common Exchange Ratio and the exchange ratios relating to shares of Illustra Preferred Stock will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Informix Common Stock or Illustra Capital Stock), reorganization, recapitalization or other like change with respect to Informix Common Stock or Illustra Capital Stock occurring after the date of execution of the Merger Agreement and prior to the Effective Time.


    CONVERSION OF ILLUSTRA PREFERRED STOCK. Each share of Series A Preferred Stock of Illustra ("Series A Preferred"), Series B Preferred Stock of Illustra ("Series B Preferred"), Series C Preferred Stock of Illustra ("Series C Preferred") and Series D Preferred Stock of Illustra ("Series D Preferred") issued and outstanding immediately prior to the Effective Time (other than any shares of Illustra Preferred Stock that are converted into shares of Illustra Common Stock immediately prior to the Effective Time and any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive 0.03728, 0.05825, 0.08738 and 0.11650 of a share of Informix Common Stock, respectively, upon surrender of the certificate representing such share of Illustra Preferred Stock in the manner provided in the Letter of Transmittal, including, with respect to each whole share of Informix Common Stock to be received, one Right, and in any case, subject to the escrow provisions of the Merger Agreement described under the section entitled "Approval of the Merger and Related Transactions -- Escrow Fund" below.

    Holders of Illustra Preferred Stock should note that the number of shares of Informix Common Stock which they will be entitled to receive in respect of each share of Illustra Preferred Stock held by them by virtue of the Merger will be significantly greater if such shares of Illustra Preferred Stock are converted into shares of Illustra Common Stock prior to the Effective Time. The holder of all of Illustra's Series C Preferred Stock has already executed and delivered to Illustra a notice indicating its irrevocable election to convert its shares of Series C Preferred Stock into Illustra Common Stock immediately prior to the Effective Time. Holders of a sufficient number of shares of Illustra Preferred Stock to cause the automatic conversion of all other shares of Illustra Preferred Stock into shares of Illustra Common Stock have entered into Voting Agreements (collectively, the "Voting Agreements") with Informix, which provide for their irrevocable election to vote in favor of such conversion immediately prior to the Effective Time. See "Approval of the Merger and Related Transactions -- Voting Agreements."

    STOCK OPTIONS. At the Effective Time, each outstanding option to purchase shares of Illustra Common Stock (each an "Illustra Option") under Illustra's 1992 Equity Incentive Plan (the "Option Plan"), or otherwise, whether vested or unvested, will be, in connection with the Merger, assumed by Informix. Each Illustra Option so assumed by Informix under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Illustra Option immediately prior to the Effective Time, except that (i) such Illustra Option will be exercisable for that number of whole shares of Informix Common Stock equal to the product of the number of shares of Illustra Common Stock that were issuable upon exercise of such Illustra Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down (in the case of Illustra Options granted under the Option Plan) to the nearest whole number of shares of Informix Common Stock and (ii) the per share exercise price for the shares of Informix Common Stock issuable upon exercise of such assumed Illustra Option will be equal to the quotient determined by dividing the exercise price per share of Illustra Common Stock at which such Illustra Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. It is the intention of Informix and Illustra that the Illustra Options assumed by Informix qualify following the Effective Time as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), to the extent the Illustra Options qualified as incentive stock options immediately prior to the Effective Time.

    In connection with the Merger, the Illustra Common Stock subject to an early exercise stock purchase agreement under the Option Plan will be exchanged for Informix Common Stock at the Common Exchange Ratio, and the shares of Informix Common Stock so received shall continue to be subject to the same repurchase right in favor of the surviving corporation, which the surviving corporation may assign to Informix. The number of shares of Informix Common Stock subject to repurchase from time to time after the Merger and the repurchase price per share shall be appropriately adjusted to reflect the exchange of Illustra Common Stock for Informix Common Stock.

    WARRANTS. Each warrant to purchase shares of Illustra Preferred Stock outstanding at the Effective Time will be, in connection with the Merger, assumed by Informix. Each warrant so assumed by Informix under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement governing such warrant immediately prior to the Effective Time, except that each such warrant will, following the Effective Time, be exercisable only for shares of Informix Common Stock, in such number, and at such exercise price as is determined by applying the appropriate exchange ratio in accordance with the terms of the applicable warrant agreement.

    No fractional shares will be issued by Informix in the Merger. Each stockholder of Illustra otherwise entitled to a fractional share (after aggregating all fractional shares of such stockholder) will receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the average closing price of a share of Informix Common Stock for the five most recent days that Informix Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market ("Nasdaq").


    EFFECTIVE TIME OF THE MERGER. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective Time will be on or about February 16, 1996.


    FORM S-8 REGISTRATION STATEMENT. No later than ten business days after the Effective Time, Informix will file a registration statement on Form S-8 under the Securities Act covering the shares of Informix Common Stock issuable upon exercise of certain Illustra Options to be assumed by Informix at the Effective Time. See "Approval of the Merger and Related Transactions -- Manner and Basis of Converting Shares -- Stock Options."


    STOCK OWNERSHIP FOLLOWING THE MERGER. Based upon the capitalization of Illustra as of the close of business on January 2, 1996, and assuming that (i) all shares of Illustra Preferred Stock are converted into Illustra Common Stock prior to the Effective Time, (ii) all warrants to acquire Illustra Preferred Stock are exercised prior to the Effective Time, and (iii) no holder of Illustra Capital Stock exercises appraisal or dissenters' rights (the "Exchange Ratio Assumptions"), an aggregate of approximately 12,315,000 shares of Informix Common Stock will be issued to Illustra stockholders in the Merger and Informix will assume options exercisable for up to an additional approximately 2,685,000 shares of Informix Common Stock. Based upon the number of shares of Informix Common Stock issued and outstanding as of December 31, 1995, and after giving effect to the issuance of Informix Common Stock as described in the previous sentence, the former holders of Illustra Capital Stock would hold, and have voting power with respect to, approximately 8.3% of Informix's total issued and outstanding shares, and holders of former Illustra Options would hold options exercisable for approximately 1.8% of Informix's total issued and outstanding shares (assuming the exercise of only such options). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of Illustra changes subsequent to January 2, 1996 and prior to the Effective Time, and there can be no assurance as to the actual capitalization of Illustra at the Effective Time.


    ESCROW FUND. In connection with the Merger, at the Effective Time, 10% of the shares of Informix Common Stock issuable to holders of Illustra Capital Stock by virtue of the Merger (the "Escrow Shares") will be registered in the name of and deposited with First Trust of California, as escrow agent (the "Escrow Agent"), such deposit to constitute the escrow fund (the "Escrow Fund"). The Escrow Shares shall be contributed to the Escrow Fund on behalf of each holder of Illustra Capital Stock at the Effective Time in proportion to the aggregate number of shares of Informix Common Stock such holder would otherwise receive by virtue of the Merger (10% of the shares otherwise deliverable to each holder of Illustra Capital Stock). No portion of the Escrow Fund will be contributed in respect of any options or warrants to acquire shares of Illustra Capital Stock. The Escrow Shares will be held in escrow as security for any losses that Informix incurs or reasonably anticipates incurring by reason of breaches by Illustra of covenants, representations or warranties contained in the Merger Agreement. Illustra stockholders will have voting rights with respect to the Escrow Shares while in escrow. Except in limited circumstances, Informix may not receive any shares from the Escrow Fund unless and until losses in excess of $500,000 have been suffered, in which case Informix may recover from the Escrow Fund an amount of Escrow Shares with a value equal to the total of its losses in excess of $500,000. For the purpose of compensating Informix for its losses, the Escrow Shares shall be valued at the average of the closing prices of Informix Common Stock for the five consecutive trading days ending two days prior to the closing date of the Merger. Subject to resolution of unsatisfied claims of Informix, the Escrow Fund shall terminate upon the earlier of (i) twelve months following the closing date of the Merger and (ii) the issuance of Informix's audited financial statements for the fiscal year ending December 31, 1996.

    BY APPROVING THE MERGER AGREEMENT, ILLUSTRA STOCKHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF GARY J. MORGENTHALER, AN AFFILIATE OF MORGENTHALER VENTURE PARTNERS III, WHICH IS A STOCKHOLDER OF ILLUSTRA, TO ACT AS THE SECURITYHOLDER AGENT ON BEHALF OF ILLUSTRA'S STOCKHOLDERS TO DELIVER SHARES HELD IN ESCROW TO INFORMIX IN SATISFACTION OF CLAIMS BROUGHT BY INFORMIX, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTION ON BEHALF OF ILLUSTRA'S STOCKHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE VII OF THE MERGER AGREEMENT. SEE ARTICLE VII OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUND AND RIGHTS WITH RESPECT THERETO.


    MARKET PRICE DATA. Informix Common Stock has been traded on Nasdaq under the symbol "IFMX" since Informix's initial public offering in September 1986. On December 20, 1995, the last trading day before the announcement by Informix and Illustra that they had signed the Merger Agreement, the closing price of Informix Common Stock as reported on Nasdaq was $25.75 per share. Following the Merger, Informix Common Stock will continue to be traded on Nasdaq under the symbol "IFMX." On February 5, 1996, the closing price of Informix Common Stock as reported on Nasdaq was $30.63. There can be no assurance as to the actual price of Informix Common Stock prior to, at or at any time following the Effective Time of the Merger. See "Risk Factors" and "Informix -- Informix Stock Information."


    No established trading market exists for Illustra Capital Stock.


    REASONS FOR THE MERGER. In the discussions that led to the signing of the Merger Agreement, Informix and Illustra each identified a number of potential benefits resulting from the Merger. Informix believes that the integration of Illustra's object-relational database technology will give the combined companies a significant time-to-market advantage over other database vendors in providing support for complex data, such as audio, video, text and three-dimensional graphics, in a high performance scalable environment. The Illustra Board identified a number of potential benefits which would accrue to Illustra and its stockholders as a result of the Merger, including potential functionality and time-to-market advantages resulting from the combination of the two companies' technologies, the potential benefit to Illustra of direct access to Informix's customer base, the increased marketing, financial and personnel resources to be made available to Illustra as a result of the Merger and the liquidity that will be available to holders of Illustra Capital Stock as a result of the Merger. See "Approval of the Merger and Related Transactions -- Informix's Reasons for the Merger" and "-- Illustra's Reasons for the Merger."


    RECOMMENDATION OF ILLUSTRA BOARD OF DIRECTORS. The Board of Directors of Illustra (the "Illustra Board") has unanimously approved the Merger Agreement and believes that the Merger is fair to, and in the best interests of, Illustra and its stockholders. See "Approval of the Merger and Related Transactions -- Material Contacts."

    The Illustra Board did not seek a fairness opinion in connection with the Merger. Rather, the Board relied on its own financial expertise to examine from a financial point of view the fairness of the Merger and the Merger consideration to be received by Illustra's stockholders in the Merger. See "Approval of the Merger and Related Transactions -- Illustra's Reasons for the Merger" and "-- Material Contacts."

    CONDUCT OF THE COMBINED COMPANIES FOLLOWING THE MERGER. Informix intends to combine the operations of Informix and Illustra as soon as practicable following the closing of the Merger. See "Approval of the Merger and Related Transactions -- Legal Structure of the Merger."

    EXCHANGE OF ILLUSTRA STOCK CERTIFICATES. At or promptly after the Effective Time, Informix, acting through The First National Bank of Boston as its exchange agent (the "Exchange Agent"), will deliver to each Illustra stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of Illustra

Capital Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF ILLUSTRA CAPITAL STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. At the Effective Time, each then outstanding option to purchase Illustra Common Stock, whether vested or unvested, and warrant to purchase Illustra Preferred Stock will be assumed by Informix without any action on the part of the holder thereof. OPTION AND WARRANT AGREEMENTS NEED NOT BE SURRENDERED. See "Approval of the Merger and Related Transactions -- Manner and Basis of Converting Shares."

    CONDITIONS TO THE MERGER. Consummation of the Merger is subject to the satisfaction of various conditions, including approval of the Merger by the requisite vote of the stockholders of Illustra and the receipt by Informix and Illustra of certain letters from their respective independent accountants regarding the ability of Informix to account for the Merger as a pooling of interests. See "Approval of the Merger and Related Transactions -- Voting Agreements." The ability of Informix to account for the Merger as a pooling of interests depends in part on there being no exercise of appraisal or dissenters' rights under applicable law as to greater than a certain number of shares of Illustra Capital Stock. If appraisal or dissenters' rights are exercised as to a greater number of shares, then in the absence of a waiver from Informix regarding the failure to meet that condition, the Merger would not close.

    Consummation of the Merger is also subject to the satisfaction of the following conditions: the Registration Statement filed with the SEC relating to the issuance of shares of Informix Common Stock in connection with the Merger shall be effective and such shares shall be authorized for listing on Nasdaq; no injunction, court order, or other legal restraint preventing consummation of the Merger shall be in effect; Informix and Illustra shall have received from their respective independent accountants letters reaffirming the accountants' concurrence with management that the Merger may be accounted for as a pooling of interests; and Informix and Illustra shall have received opinions from their respective legal counsel to the effect that the Merger will qualify as a "reorganization" within the meaning of the Internal Revenue Code. In addition, the obligations of Illustra to consummate the Merger are subject to the following conditions, unless waived by Illustra: the representations and warranties of Informix and Merger Sub contained in the Merger Agreement shall be accurate except where any breach or breaches did not have or would not reasonably be expected to have a material adverse effect on Informix; Informix and Merger Sub shall have performed in all material respects the covenants required by the Merger Agreement; and Illustra shall have received a legal opinion from counsel to Informix. In addition, the obligations of Informix to consummate the Merger are subject to the following conditions, unless waived by
Informix: the representations and warranties of Illustra contained in the Merger Agreement shall be accurate except where any breach or breaches did not have or would not reasonably be expected to have a material adverse effect on Illustra or Informix; Illustra shall have performed in all material respects the covenants required by the Merger Agreement; and Informix shall have received a legal opinion from counsel to Illustra. See "Approval of the Merger and Related Transactions -- Conditions to the Merger."


    VOTING AGREEMENTS. Each of Accel IV L.P. and affiliated entities, Morgenthaler Venture Partners III, Oak Investment Partners IV and an affiliated entity, Bruce Golden, Paula B. Hawthorn, Harvey C. Jones, Stephen G. Maysonave, Michael R. Stonebraker, Michael C. Ubell and Richard H. Williams (who own an aggregate of 2,537,300 shares of Illustra Common Stock and 7,483,503 shares of Illustra Preferred Stock representing approximately 58.7% and 66.4%, respectively, of the votes entitled to be cast by holders of shares of Illustra Common Stock and Illustra Preferred Stock issued and outstanding as of January 2, 1996) has entered into a Voting Agreement (collectively, the "Voting Agreements") with Informix. Each of the foregoing individuals and entities has been identified by Illustra as an "affiliate" (as that term is defined for purposes of Rule 145 promulgated under the Securities Act) of Illustra. Pursuant to the Voting Agreements, which are irrevocable, each of the foregoing Illustra stockholders has agreed to vote in favor of approval and adoption of the Merger Agreement and approval of the Merger. The vote in accordance with the Voting Agreements of the shares of Illustra Common Stock and Illustra Preferred Stock subject to the Voting Agreements will be adequate to approve the Merger Agreement and the Merger by Illustra stockholders. See "Approval of the Merger and Related Transactions -- Voting Agreements."

    TERMINATION; FEES; EXPENSES. The Merger Agreement may be terminated under certain circumstances, including, without limitation, by mutual written consent of Informix and Illustra and by either Informix or Illustra if the other party commits certain breaches of any representation, warranty or covenant contained in the Merger Agreement or if the Merger is not consummated on or before May 15, 1996.

    If the Merger Agreement is terminated by Informix as a result of certain breaches of the Merger Agreement on the part of Illustra, other than as a result of a knowing or willful breach by Illustra, then, within two business days following such termination by Informix, Illustra has agreed to pay to Informix the sum of $12 million as liquidated damages for the breach giving rise to such termination. Nothing in the Merger Agreement, however, limits the liability of Illustra for any knowing or willful breaches of the Merger Agreement on the part of Illustra.

    If the Merger Agreement is terminated by Illustra as a result of certain breaches of the Merger Agreement on the part of Informix, other than as a result of a knowing or willful breach by Informix, then, within two business days following such termination by Illustra, Informix has agreed to pay to Illustra the sum of $12 million as liquidated damages for the breach giving rise to such termination. Nothing in the Merger Agreement, however, limits the liability of Informix for any knowing or willful breaches of the Merger Agreement on the part of Informix.

    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. The Merger is intended to qualify as a reorganization under Section 368(a) of the Code, in which case no gain or loss should generally be recognized by the holders of shares of Illustra Capital Stock on the exchange of their shares of Illustra Capital Stock for shares of Informix Common Stock. Receipt of an opinion from each company's tax counsel that the Merger will constitute a reorganization under Section 368(a) is a condition to the Merger, which is nonwaivable. HOWEVER, ALL ILLUSTRA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS. See "Approval of the Merger and Related Transactions -- Certain Federal Income Tax Considerations."

    ACCOUNTING TREATMENT. The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt at the closing of the Merger by Informix and Illustra of letters from Ernst & Young LLP, Informix's independent auditors, and KPMG Peat Marwick LLP, Illustra's independent auditors, reaffirming those firms' concurrence with Informix management's and Illustra management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with the Merger Agreement. See "Approval of the Merger and Related Transactions -- Accounting Treatment."


    AFFILIATE AGREEMENTS. The persons identified by Illustra as "affiliates" (as that term is defined for purposes of Rule 145 promulgated under the Securities Act) of Illustra have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Illustra Capital Stock held by them prior to the Merger and the shares of Informix Common Stock received by them in the Merger, subject to a de minimis exception, so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. The persons identified by Informix as affiliates of Informix have entered into agreements with respect to Informix Common Stock held by them in order to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. See "Approval of the Merger and Related Transactions -- Conditions to the Merger" and "-- Affiliate Agreements."


    APPRAISAL AND DISSENTERS' RIGHTS. Stockholders of Illustra who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by the DGCL, exercise appraisal rights and receive cash for their shares of Illustra Capital Stock. Alternatively, although Illustra is a Delaware corporation and is therefore subject to Delaware law, the CGCL provides that Illustra may be subject to California law with respect to dissenters' rights. Accordingly, pursuant to Chapter 13 of the CGCL, stockholders of Illustra who do not vote in favor of the Merger and who comply with the other requirements of the CGCL, will have a right to demand payment for, and appraisal of the "fair value" of, their shares. Although the dissenting stockholder may choose to proceed under either state's statute, a dissenting stockholder of Illustra must follow the appropriate procedures under either Delaware or California law or suffer the termination or waiver of such rights. See "Approval of the Merger and Related Transactions -- Appraisal and Dissenters' Rights" and "Applicability of California Law to Illustra."


    REGULATORY MATTERS. Informix and Illustra are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities laws and applicable securities laws of the various states. See "Approval of the Merger and Related Transactions -- Governmental and Regulatory Approvals."

       SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA


    The following selected historical financial information of Informix and Illustra has been derived from their respective historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and the notes thereto included herein. Informix's unaudited historical financial statement data as of and for the nine months ended October 1, 1995 and October 2, 1994 and Illustra's unaudited historical financial statement data as of and for the six months ended December 31, 1995 and 1994 have been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of Informix's and Illustra's management, respectively, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for such periods. The unaudited Selected Pro Forma Combined Financial Data are derived from the unaudited Pro Forma Combined Condensed Financial Statements, appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such pro forma statements and the notes thereto. For the pro forma combined statement of income data, Informix's historical results for the nine months ended October 1, 1995 and October 2, 1994 and the years ended December 31, 1994 and 1993 have been combined with Illustra's historical results for the nine months ended September 30, 1995 and 1994, the twelve months ended December 31, 1994 and the period from July 31, 1992 (inception) to June 30, 1993, respectively, to reflect the Merger as if it had occurred at the beginning of the earliest period presented. Since Illustra's inception date was during its fiscal year ended June 30, 1993, the unaudited pro forma combined statement of income data for the year ended December 31, 1992 are the same as Informix's historical results for such period. No cash dividends have been declared or paid on Informix Common Stock or Illustra Common or Preferred Stock.


    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of the beginning of the earliest period presented, nor necessarily indicative of the future operating results or financial position of the combined companies.
                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        AS OF OR FOR THE
                                       NINE MONTHS ENDED                        AS OF OR FOR THE
                                    ------------------------                 YEAR ENDED DECEMBER 31,
                                    OCTOBER 1,   OCTOBER 2,   -----------------------------------------------------
INFORMIX                               1995         1994        1994       1993     1992 (1)     1991       1990
----------------------------------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
HISTORICAL CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
  Net revenues....................   $ 491,915    $ 318,629   $ 468,697  $ 352,915  $ 283,594  $ 179,811  $ 146,107
  Net income (loss)...............      66,499       42,360      66,196     56,115     47,782     12,610    (23,123)
  Net income (loss) per share
   (2)............................        0.48         0.32        0.49       0.42       0.38       0.10      (0.23)
HISTORICAL CONSOLIDATED BALANCE
 SHEET DATA:
  Total assets....................   $ 594,146    $ 375,590   $ 444,410  $ 326,633  $ 231,459  $ 132,924  $ 109,534
  Long-term obligations...........       1,330          398         522        451      1,797     25,383     30,062


                                                              AS OF OR FOR THE
                                                              SIX MONTHS ENDED                AS OF OR FOR THE
                                                        ----------------------------         YEAR ENDED JUNE 30,
                                                        DECEMBER 31,   DECEMBER 31,   ---------------------------------
ILLUSTRA                                                    1995           1994         1995       1994      1993 (4)
------------------------------------------------------  -------------  -------------  ---------  ---------  -----------
HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues............................................    $   4,521      $     745    $   1,458  $     822   $     200
  Net loss............................................       (7,364)        (3,957)      (9,925)    (5,462)     (1,440)
  Pro forma net loss per share (3)....................        (0.50)         (0.35)       (0.83)     (0.87)      (0.46)
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
  Total assets........................................    $   8,930      $   5,135    $  11,132  $   7,143   $   1,368
  Long-term obligations...............................        1,533            370          578        487      --
  Redeemable preferred stock..........................       --              1,900        1,900     --          --


------------------------------

(1) In 1991, Informix was selected to provide the database component of a decision-support system for the Army National Guard and Army Reserves. In 1992, Informix received $26.8 million for license fees and support as part of this Reserve Component Automation System (RCAS) contract and recorded $21.8 million as license revenue and incurred $3.2 million in operating expenses in 1992. The remaining $5.0 million of service revenue is being recognized over the support period.


(2) Share and per share information applicable to prior periods has been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective June 26, 1995.

(3) Reflects the conversion of the Illustra Preferred Stock to Illustra Common Stock on an "as if converted" basis from the time of issuance.

(4)  Illustra's date of inception was July 31, 1992.

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     NINE MONTHS ENDED
                                                  ------------------------         YEAR ENDED DECEMBER 31,
                                                  OCTOBER 1,   OCTOBER 2,   -------------------------------------
                                                     1995         1994         1994         1993         1992
                                                  -----------  -----------  -----------  -----------  -----------
PRO FORMA COMBINED STATEMENT OF INCOME DATA (1):
  Net revenues..................................  $   494,806  $   319,537  $   470,112  $   353,115  $   283,594
  Net income....................................       61,726       39,196       61,948       54,989       47,782
  Net income per share..........................         0.41         0.28         0.43         0.40         0.38



                                                                                   OCTOBER 1,
                                                                                      1995
                                                                                   -----------
PRO FORMA COMBINED BALANCE SHEET DATA (1):
  Cash, cash equivalents and short-term investments..............................  $   214,479
  Working capital................................................................      197,409
  Total assets...................................................................      610,969
  Long-term obligations..........................................................        1,814
  Stockholders'equity............................................................      364,171


------------------------

(1) Informix and Illustra estimate that they will incur Merger-related expenses, consisting primarily of transaction costs for investment bankers fees, attorneys, accountants, financial printing and other related charges, of approximately $6.0 million. This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations in the fiscal quarter in which the Merger is consummated. The Pro Forma Combined Condensed Balance Sheet gives effect to such expenses as if they had been incurred as of October 1, 1995, but the Pro Forma Combined Condensed Statements of Income do not give effect to such expenses.


    See Pro Forma Combined Condensed Financial Statements and the notes thereto included elsewhere herein.

                           COMPARATIVE PER SHARE DATA


    The following tables set forth certain historical per share data of Informix and Illustra and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming the issuance of 0.82685 of a share of Informix Common Stock for each outstanding share of Illustra Common Stock and the issuance of 174,557 shares of Informix Common Stock in satisfaction of certain rights retained by the former holders of Illustra's Series C Preferred Stock upon conversion of Series C Preferred Stock to Illustra Common Stock. The exchange ratio above assumes that the transaction was consummated on October 1, 1995. The actual number of shares of Informix Common Stock to be exchanged for all of the outstanding Illustra Common Stock will be determined at the Effective Time based on the capitalization of Illustra at the Effective Time. The following data should be read in conjunction with the Selected Historical Financial Data, the Selected Pro Forma Combined Financial Data, the Pro Forma Combined Condensed Financial Statements and the separate historical financial statements of Informix and Illustra included elsewhere herein. The unaudited pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the earliest period presented and should not be construed as representative of future operations.


                                                                                                AS OF OR FOR THE
                                                                     AS OF OR FOR THE        YEAR ENDED DECEMBER 31,
                                                                     NINE MONTHS ENDED   -------------------------------
                                                                      OCTOBER 1, 1995      1994       1993       1992
                                                                    -------------------  ---------  ---------  ---------
HISTORICAL -- INFORMIX (1):
  Net income per share............................................       $    0.48       $    0.49  $    0.42  $    0.38
  Book value per share (2)........................................            2.68            2.10

                                                                                              AS OF OR FOR THE
                                                                   AS OF OR FOR THE          YEAR ENDED JUNE 30,
                                                                   SIX MONTHS ENDED    -------------------------------
                                                                   DECEMBER 31, 1995     1995       1994     1993 (6)
                                                                  -------------------  ---------  ---------  ---------
HISTORICAL -- ILLUSTRA:
  Pro forma net loss per share..................................       $   (0.50)      $   (0.83) $   (0.87) $   (0.46)
  Book value per share (2)......................................           (0.15)           0.30


                                                                                              AS OF OR FOR THE
                                                                   AS OF OR FOR THE        YEAR ENDED DECEMBER 31,
                                                                   NINE MONTHS ENDED   -------------------------------
                                                                    OCTOBER 1, 1995      1994       1993       1992
                                                                  -------------------  ---------  ---------  ---------
PRO FORMA COMBINED NET INCOME PER SHARE (3)(4):
  Pro forma net income per Informix share.......................       $    0.41       $    0.43  $    0.40  $    0.38
  Equivalent pro forma net income per Illustra share (5)........            0.34            0.36       0.33       0.31
PRO FORMA BOOK VALUE PER SHARE:
  Pro forma book value per Informix share.......................       $    2.48       $    2.02
  Equivalent pro forma book value per Illustra share (5)........            2.05            1.67


------------------------
(1) Per share information applicable to prior periods for Informix has been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective on June 26, 1995.

(2) The historical book value per share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period and, with respect to Illustra, assumes conversion of all outstanding Illustra Preferred Stock into Illustra Common Stock at the end of each period.

(3) The pro  forma  combined net  income  per share  is  based on  the  combined weighted average number of common and dilutive common stock equivalent shares of Informix Common Stock and Illustra Common Stock and assumes conversion of all of outstanding Illustra Preferred Stock at the beginning of the earliest period presented and further assumes a Common Exchange Ratio as of October 1, 1995 of 0.82685 of a share of Informix Common Stock for each outstanding share of Illustra Common Stock and the issuance of 174,557 shares of Informix Common Stock in satisfaction of certain rights retained by the former holders of Illustra Series C Preferred Stock upon conversion of Series C Preferred Stock to Illustra Common Stock. The actual number of shares of Informix Common Stock to be exchanged for all of the outstanding Illustra Common Stock will be determined at the Effective Time based on the capitalization of Illustra at the Effective Time.


(4) Informix and Illustra estimate that they will incur Merger-related expenses, consisting primarily of transaction costs for investment bankers fees, attorneys, accountants, financial printing and other related charges, of approximately $6.0 million. This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations in the fiscal quarter in which the Merger is consummated. The pro forma combined book value per share gives effect to such expenses as if they had been incurred as of October 1, 1995, but the pro forma combined net income per share does not give effect to such expenses.


(5) The Illustra equivalent pro forma per share amounts are calculated by multiplying the Informix pro forma combined per share amounts by the exchange ratio of 0.82685 of a share of Informix Common Stock for each outstanding share of Illustra Common Stock. The actual number of shares of Informix Common Stock to be exchanged for all of the outstanding Illustra Common Stock will be determined at the Effective Time based on the capitalization of Illustra at the Effective Time.

(6) Illustra's date of inception was July 31, 1992.

                                  RISK FACTORS

    The following factors should be considered carefully in evaluating the proposals to be voted on at the Illustra Meeting and the acquisition of the securities offered hereby. For periods following the Merger, references to the products, business, results of operations or financial condition of Informix should be considered to refer to Informix and its subsidiaries, including Illustra, unless the context otherwise requires.

    UNCERTAINTIES RELATING TO INTEGRATION OF OPERATIONS. Informix and Illustra have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies for the combined companies. See "Approval of the Merger and Related Transactions -- Informix's Reasons for the Merger" and "-- Illustra's Reasons for the Merger." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is achieved in an efficient, effective and timely manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, the timely integration of Illustra's object-relational database technology with Informix's relational database technology and integration of their respective sales and marketing and research and development efforts. There can be no assurance that integration will be accomplished smoothly, on time or successfully. The difficulties of such integration may be increased by the complexity of the technologies being integrated and the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on Informix's results of operations and financial condition.


    POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS. Although the companies believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Informix Common Stock in connection with the Merger will have the effect of reducing Informix's net income per share and could reduce the market price of Informix Common Stock unless and until revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that such synergies will be achieved. In addition, there can be no assurance that stockholders of Illustra would not achieve greater returns on investment if Illustra were to remain an independent company.



    DEPENDENCE ON ACCEPTANCE OF OBJECT-RELATIONAL TECHNOLOGY. The market for the object-relational database products of Illustra is new and evolving, and its growth depends both upon the growing need to store complex data and the broader market acceptance of Illustra's object-relational technology as the solution for this need. Because object-relational technology represents a shift in programming methodology, it requires a substantial investment in the retraining of programmers, which can be expensive and reduce the productivity of programmers during the training period. As a result, there can be no assurance that organizations will choose to make the transition from conventional relational database management systems to object-relational database management systems, or as to the time frame within which such transition may occur, even if they believe that they can benefit from the advantages of an object-relational system. Any delay in the market's acceptance of object-relational database management systems will reduce the anticipated benefits of the Merger and could have an adverse effect on Informix's results of operations and financial condition.


    NO EFFECT ON EXCHANGE RATIO OF PRICE OF INFORMIX COMMON STOCK. Under the terms of the Merger Agreement, the shares of Illustra Common Stock issued and outstanding at the Effective Time will be converted into the right to receive shares of Informix Common Stock. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the price of Informix Common Stock. Accordingly, the value of the consideration to be received by stockholders of

Illustra upon the Merger will depend on the market price of the Informix Common stock at the Effective Time. On December 20, 1995, the date the Merger Agreement was signed, the closing price of the Informix Common Stock was $25.75. There can be no assurance that the market price of the Informix Common Stock on and after the Effective Time will not be lower than such price. See "-- Volatility of Informix Stock Prices."


    FLUCTUATIONS IN QUARTERLY RESULTS. Informix's operating results can vary substantially from period to period. The timing and amount of Informix's license revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain. Informix has operated historically with little or no backlog, and, as a result, license revenues in any quarter are dependent on contracts entered into or orders booked and shipped in that quarter. Informix's quarterly operating margins have generally followed a historic pattern, with second half revenues and operating margins generally being higher than those of the preceding first half. Informix believes that this pattern has been primarily related to customers' capital spending cycles at the end of a calendar year as well as to Informix's selling efforts, influenced by annual sales incentive plans, at the end of the calendar year, which is the end of Informix's fiscal year. Additionally, as is common in the industry, a disproportionate amount of Informix's license revenue is derived from transactions that close in the last few weeks of a quarter. The timing of closing large license agreements also increases the risk of quarter-to-quarter fluctuations and the uncertainty of estimating quarterly operating results. Informix's operating expenses are based on projected annual and quarterly revenue levels, have been increasing at rates approaching the rate of total revenue growth and are incurred approximately ratably throughout each quarter. As a result, if projected revenues are not realized in the expected period, Informix's operating results for that period would be adversely affected as the operating expenses are relatively fixed in the short term. Failure to achieve revenue, earnings and other operating and financial results as forecasted or anticipated by brokerage firm analysts or industry analysts could result in an immediate and adverse effect on the market price of Informix's Common Stock. Further, Informix may not learn of, or be able to confirm, revenue or earning shortfalls until the end of each quarter, which could result in an even more immediate and adverse effect on the trading price of Informix's Common Stock.



    COSTS OF INTEGRATION; TRANSACTION EXPENSES. The combined companies' results of operations will be adversely affected by Merger-related expenses, consisting primarily of transaction costs for investment bankers fees, attorneys, accountants, financial printing and other related charges estimated to be approximately $6 million. These nonrecurring costs will be charged to operations in the fiscal quarter in which the Merger is consummated. This estimate is preliminary and is therefore subject to change.


    VOLATILITY OF INFORMIX STOCK PRICES. The market for Informix's Common Stock is highly volatile. The trading price of Informix's Common Stock could be subject to wide fluctuations in response to quarterly variations in operating and financial results, announcements of technological innovations or new products by Informix or its competitors, changes in prices of Informix's or its competitors' products and services, changes in product mix, changes in Informix's revenue and revenue growth rates for Informix as a whole or for individual geographic areas, business units, products or product categories, as well as other events or factors. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which Informix does business or relating to Informix specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of Informix's Common Stock. Statements by financial or industry analysts regarding the extent of the dilution in Informix's net income per share resulting from the Merger and the extent to which such analysts expect potential business synergies to offset such dilution can be expected to contribute to volatility in the market price of Informix Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many high-technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Informix Common Stock.


    COMPETITION. The market for Informix's software products and services is extremely competitive. The chief competition faced by Informix is currently provided by Oracle Corporation, Sybase, Inc., CA Ingres (a subsidiary of Computer Associates International, Inc.), IBM Corporation, Microsoft Corporation and Red Brick Systems, Inc. and suppliers of third party tools such as Gupta Corporation, Forte Software, Inc. and Dynasty Technologies, Inc. Some of
Informix's current competitors and many potential competitors have greater financial, technical and marketing resources than Informix. To the extent that market acceptance for personal computer oriented technologies increases at the expense of UNIX or other non-PC platforms, this could result in greater price pressure on certain of Informix's database products and services. The availability and market acceptance of Microsoft Corporation's Windows NT operating system may increase the competition faced by the principal operating system platforms on which Informix's products operate and may result in greater price pressure on certain of Informix's database products and services. Also, new or enhanced products introduced by existing or future competitors could have an adverse effect on Informix's business, results of operations and financial condition. Existing and future competition or changes in Informix's product or services pricing structure or product or service offerings could result in an immediate reduction in the prices of Informix's products or services. If this were to result in significant price declines, the effects of which were not offset by any resulting increases in sales volume of Informix's products or services, Informix's business, results of operations and financial condition would be adversely affected. There can be no assurance that Informix will continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors.


    TECHNOLOGICAL CHANGE AND NEW PRODUCTS. The market for Informix's products and services is characterized by rapidly changing technology and frequent new product introductions. Informix's success will depend upon its ability to enhance its existing products and to introduce new products on a timely and cost-effective basis that meet dynamic customer requirements. There can be no assurance that Informix will be successful in developing new products or enhancing its existing products or that such new or enhanced products will receive market acceptance or be timely delivered to the market. Informix has experienced product delays in the past and may have delays in the future. Delays in the scheduled availability or a lack of market acceptance of its products or failure to accurately anticipate customer demand or meet customer performance requirements could have a material adverse effect on Informix's business, results of operations and financial condition. In addition, products as complex as those offered by Informix may contain undetected errors or bugs when first introduced or as new versions are released. There can be no assurance that, despite testing, new products or new versions of existing products will not contain undetected errors or bugs that will delay the introduction or commercial acceptance of such products. Informix's success also depends on the ability of its products to interoperate and perform well with existing and future, industry-standard leading application software products intended to be used in connection with relational database management systems. Failure to meet existing and future interoperability and performance requirements of certain independent vendors marketing such applications in a timely manner could adversely affect the market for Informix's products. Commercial acceptance of Informix's products and services could also be adversely affected by critical or negative statements or reports by brokerage firms, industry and financial analysts and industry periodicals concerning Informix, its products, business or competitors or by the advertising or marketing efforts of competitors, or other factors that could affect consumer perception.

    INTERNATIONAL OPERATIONS. Over half of Informix's net revenues are derived from its international operations. Informix's operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, as well as by other risks associated with international activities. Most of Informix's international revenue and expenses are denominated in local currencies. Although Informix takes into account changes in exchange rates over time in its pricing strategy, Informix's business, results of operations and financial condition could be materially and adversely affected by fluctuations in foreign currency exchange rates. There can be no assurance that Informix will not experience fluctuations in international revenues.

    INTEGRATION OF ACQUIRED COMPANIES. Informix has recently completed several acquisitions including the database division of ASCII Corporation in Japan, Stanford Technology Group, Inc. in the United States and distributors in Germany, Korea and Malaysia. Informix may acquire other distributors, companies, products or technologies in the future. There can be no assurance that these acquisitions and the acquisition of Illustra can be effectively integrated, that such acquisitions will not result in costs or liabilities that could adversely effect Informix's results of operations and financial condition, or that Informix will obtain the anticipated or desired benefits of such acquisitions.

    KEY PERSONNEL. Informix's success depends in part on the continued contributions of both companies' key management and technical personnel. While key employees do not generally enter into employment or noncompetition agreements, certain key employees of Illustra have entered into two year non-competition agreements in connection with the Merger. See "Approval of the Merger and Related Transactions -- Non-Competition Agreements". The success of Informix also depends on Informix's ability to attract and retain other qualified technical, managerial, sales and marketing personnel. Uncertainty during integration of the two companies' businesses may adversely affect the combined companies' ability to attract and retain such personnel. The competition for such personnel is intense in the software industry.

    MANAGEMENT OF GROWTH. Both Informix and Illustra have experienced rapid growth in recent years. There can be no assurance Informix will maintain its recent rate of growth. Informix's future growth will depend in part on the ability of its officers and key personnel to manage growth successfully through the implementation of appropriate management systems and controls. Failure to effectively implement or maintain such systems and controls could adversely affect Informix's business, results of operations and financial condition.

    LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. Both Informix and Illustra rely on a combination of trade secret, copyright and trademark laws and contractual provisions to protect their proprietary rights in their software products. There can be no assurance that these protections will be adequate or that competitors will not independently develop technologies that are substantially equivalent or superior to Informix's technology. In addition, copyright and trade secret protection for Informix's products may be unavailable or unreliable in certain foreign countries. As of the date hereof, neither Informix nor Illustra has any issued patents. As the number of software products in the industry and software patents increases, Informix believes that software developers may become increasingly subject to infringement claims. There can be no assurance that a third party will not assert that its patents or other proprietary rights are violated by products offered by Informix. Any such claims, with or without merit, can be time consuming and expensive to defend, and could have an adverse effect on Informix's business, results of operations and financial condition. Infringement of valid third-party patents and propriety rights could have an adverse effect on Informix's business, results of operations and financial condition. Informix and Illustra also rely on "shrink-wrap" break-the-seal licenses not signed by the licensee to protect their proprietary rights. "Shrink-wrap" licenses may be unenforceable under the laws of certain jurisdictions.

    DEPENDENCE ON THIRD-PARTY PROVIDERS OF TECHNOLOGY. The products of Informix and Illustra use certain products and technologies of various third-party software developers, including both complete products offered as extensions of the companies' product lines and technology used in the enhancement of internally developed products. Such products and technologies are obtained from the third-party providers under contractual license agreements, which in some cases are for limited time periods and in some cases provide that such licenses may be terminated under certain circumstances. There can be no assurance that Informix will be able to maintain adequate relations with these third-party providers, that these third-party providers will commit adequate development resources to maintain these products and technologies or that the license agreements that are for limited time periods will be renewed upon termination. In such circumstances, Informix's inability to obtain or develop substitute technology could adversely affect Informix's business, results of operations and financial condition.

    EFFECT OF ANTITAKEOVER PROVISIONS OF DELAWARE LAW AND INFORMIX'S CHARTER DOCUMENTS. Upon consummation of the Merger, the stockholders of Illustra will become stockholders of Informix, a corporation governed by the laws of Delaware. Informix is subject to the provisions of Section 203 of the Delaware General Corporation Law, which has the effect of restricting changes in control of a company. The Board of Directors of Informix is divided into three classes, with each class standing for election once every three years. In addition, Informix's Board of Directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. Informix also has a Preferred Shares Rights Agreement that provides for the issuance of rights which, upon the occurrence of certain events, would result in significant dilution to Informix Common Stock held by a bidder for Informix. These and other provisions of Delaware law applicable to Informix and Informix's charter documents may have the effect of delaying, deterring or preventing changes in control or management of Informix. See "Comparison of Capital Stock."

                                  INTRODUCTION

    This Prospectus/Proxy Statement is furnished in connection with the solicitation of proxies by the Illustra Board to be used at the Illustra
Meeting. This Prospectus/Proxy Statement is also furnished by Informix to Illustra stockholders in connection with the issuance of shares of Informix Common Stock in connection with the Merger described herein.

    The information set forth herein concerning Informix has been furnished by Informix and the information set forth herein concerning Illustra has been furnished by Illustra.

                                ILLUSTRA MEETING

DATE, TIME AND PLACE OF ILLUSTRA MEETING


    The Illustra Meeting will be held at Illustra's offices located at 1111 Broadway, Suite 2000, Oakland, California, on Friday, February 16, 1996 at 9:00 a.m. local time.


PURPOSE

    The purpose of the Illustra Meeting is to approve and adopt the Merger Agreement and approve the Merger.

RECORD DATE AND OUTSTANDING SHARES


    Stockholders of record of Illustra Capital Stock at the close of business on January 2, 1996 (the "Illustra Record Date") are entitled to notice of, and to vote at, the Illustra Meeting. As of the Illustra Record Date, there were 85 stockholders holding an aggregate of approximately 4,322,000 shares of Illustra Common Stock and 38 stockholders holding an aggregate of approximately 11,487,000 shares of Illustra Preferred Stock representing the right to cast approximately 11,276,000 votes. See "Illustra -- Illustra Principal Stockholders."



    On January 27, 1996, a notice meeting the requirements of Delaware law was mailed to all stockholders of record as of the Illustra Record Date.


VOTE REQUIRED; QUORUM

    Approval and adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of the holders of a majority of (i) the outstanding Illustra Common Stock and Illustra Preferred Stock voting together as a single class, and (ii) the outstanding Illustra Preferred Stock voting separately as a single class, in each case with each share of Illustra Preferred Stock being entitled to a number of votes equal to the number of whole shares of Illustra Common Stock into which such shares of Illustra Preferred Stock could be converted on the Illustra Record Date. Each stockholder of record of Illustra Common Stock on the Illustra Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Illustra at the Illustra Meeting.

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Illustra Capital Stock entitled to vote at the Illustra Meeting and a majority of the outstanding shares of Illustra Preferred Stock entitled to vote at the Illustra Meeting (each on an as-converted basis) shall constitute a quorum. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against approval of the matters being voted upon.


    Certain holders of Illustra Common Stock and Illustra Preferred Stock have entered into Voting Agreements with Informix, pursuant to which each such holder has agreed to vote (i) in favor of approval of the Merger Agreement and the Merger and (ii) against (among other things) approval of any proposal made in opposition to or competition with consummation of the Merger. In addition, each such holder has granted pursuant to the Voting Agreements, to each director on the Board of Directors of Informix, an irrevocable proxy to vote shares as aforesaid. The shares of Illustra Common Stock subject to the Voting Agreements represent 58.7% of the votes entitled to be cast by holders of shares of Illustra Common Stock as of the Illustra Record Date. The shares of Illustra Preferred Stock subject to the Voting Agreements represent 66.4% of the votes entitled to be cast by holders of shares of Illustra Preferred Stock as of the Illustra Record Date. THE VOTE IN ACCORDANCE WITH THE VOTING AGREEMENTS OF THE SHARES OF ILLUSTRA COMMON STOCK AND ILLUSTRA PREFERRED STOCK SUBJECT TO THE VOTING AGREEMENTS WILL BE ADEQUATE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER BY THE ILLUSTRA STOCKHOLDERS.

VOTING OF PROXIES

    All shares of Illustra Capital Stock that are entitled to vote and are represented at the Illustra Meeting either in person or by properly executed proxies received prior to or at the Illustra Meeting and not duly and timely revoked will be voted at the Illustra Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval and adoption of the Merger Agreement and approval of the Merger.

    If any other matters are properly presented for consideration at the Illustra Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Illustra Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Illustra at or before the taking of the vote at the Illustra Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Illustra, before the taking of the vote at the Illustra Meeting or (iii) attending the Illustra Meeting and voting in person (although attendance at the Illustra Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Illustra Information Technologies, Inc. at 1111 Broadway, Suite 2000, Oakland, California 94607,
Attention: Secretary, or hand-delivered to the Secretary of Illustra, in each case at or before the taking of the vote at the Illustra Meeting.

SOLICITATION OF PROXIES; EXPENSES

    The cost of the solicitation of Illustra stockholders will be borne by Illustra. Proxies may be solicited by certain Illustra directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

APPRAISAL AND DISSENTERS' RIGHTS

    Stockholders of Illustra who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by Section 262 of the DGCL, exercise appraisal rights and receive cash for their shares of
Illustra Capital Stock. Alternatively, although Illustra is a Delaware corporation and is therefore subject to Delaware law, the CGCL provides that Illustra may be subject to California law with respect to dissenters' rights. Accordingly, pursuant to Chapter 13 of the CGCL, stockholders of Illustra who do not vote in favor of the Merger and who comply with Chapter 13 of the CGCL will have a right to demand payment for, and appraisal of the "fair value" of, their shares. A dissenting stockholder of Illustra must follow the appropriate procedures under either Delaware or California law or suffer the termination or waiver of such rights. See "Approval of the Merger and Related Transactions -- Appraisal and Dissenters' Rights" and "Applicability of California Law to Illustra."

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

    THE FOLLOWING DISCUSSION SUMMARIZES THE PROPOSED MERGER AND RELATED TRANSACTIONS. THE FOLLOWING IS NOT, HOWEVER, A COMPLETE STATEMENT OF ALL PROVISIONS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS. DETAILED TERMS OF AND CONDITIONS TO THE MERGER AND CERTAIN RELATED TRANSACTIONS ARE CONTAINED IN THE MERGER AGREEMENT, A CONFORMED COPY OF WHICH IS ATTACHED TO THIS PROSPECTUS/PROXY STATEMENT AS ANNEX A. STATEMENTS MADE IN THIS PROSPECTUS/PROXY STATEMENT WITH RESPECT TO THE TERMS OF THE MERGER AND SUCH RELATED TRANSACTIONS ARE QUALIFIED IN THEIR RESPECTIVE ENTIRETIES BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE MERGER AGREEMENT.

INFORMIX'S REASONS FOR THE MERGER

    Informix believes that the object-relational database management system that has been developed and commercialized by Illustra, when integrated with
Informix's  core  database  technology,  will  give  the  combined  companies  a significant time-to-market advantage over competing database vendors in providing support for complex data, such as audio, video, text and three-dimensional graphics, in a high performance scalable environment, and that this time-to-market advantage will allow it to more quickly penetrate the complex data management market, particularly the rapidly-growing new market for applications developed for the World Wide Web.

ILLUSTRA'S REASONS FOR THE MERGER

    The Illustra Board believes the Merger will be beneficial to Illustra and its stockholders for the following principal reasons:

    - Because Informix's relational database technology and products provide certain capabilities -- such as scalability and online transaction processing capability -- that presently exceed those of Illustra, the Illustra Board believes a new set of products developed through the combination of the two technologies has the potential to generate greater customer demand than products based solely on Illustra's technology. Although the Illustra Board believes Illustra could, and in the absence of the Merger would, develop the desired capabilities independently, the Illustra Board believes the Merger will provide competitively important time-to-market advantages.

    - The customers comprising Informix's significant installed base of database products represent an attractive market for Illustra's products that the Illustra Board believes can be addressed more effectively through the combined efforts of Informix and Illustra.

    - The Merger is expected to provide Illustra with substantially increased marketing, financial and personnel resources for the pursuit of its product development, marketing and sales objectives.

    - As a result of the Merger, Illustra stockholders will hold Informix stock for which there is a ready public market, in contrast to the illiquid nature of their present holdings of Illustra stock.

    The Illustra Board believes the Merger is in the best interests of Illustra and its stockholders, notwithstanding the following potentially negative factors: (i) the potential disruption of Illustra's business that might result from employee uncertainty and lack of focus following announcement of the Merger and during the integration of the operations of Informix and Illustra; (ii) the possibility that the Merger might not be consummated, and the effects of the public announcement of the Merger on Illustra's sales and operating results, its ability to attract and retain key management, marketing and technical personnel and the progress of certain of its development projects; (iii) the risk that, despite the intentions and the efforts of the parties to support their respective products, the announcement of the Merger could result in decisions by customers to defer purchases of products of Informix or Illustra; (iv) the risk that the other benefits sought to be achieved in the Merger will not be achieved; and (v) the other risks described above under "Risk Factors."

MATERIAL CONTACTS

    Competition in the market for relational database management system products is intense, and Informix commits substantial resources to enhance its existing product lines and to develop new products. With the relatively recent focus of many companies in the computer software industry on the opportunities made possible through the Internet, the management of Informix also has considered the potential market advantages of database applications developed for the World Wide Web. Informix believes that a business strategy that combines complex data management, including audio, video, text and three-dimensional graphics, with database applications that can be employed on the World Wide Web, can significantly expand the market for database products. Although Informix has taken steps during the last year to begin development of the technology necessary for complex data management products, Informix believes that this internal product development effort will require over a year to complete. As an alternative to its internal development strategy, in 1995 Informix began considering the possibility of acquiring the necessary database technology from an outside party.

    Illustra's object-relational server and related products have been developed with the specific objective of optimizing their functionality with respect to complex multimedia data -- such as audio, video and images -- of the type often used in World Wide Web or other Internet-based applications. In light of the technical complexity of Illustra's products and the critical role major database management system products typically play in the information systems of users, Illustra's management has been aware since inception that the development and marketing of Illustra's products are substantial challenges to Illustra's long-term success.

    In late May and early June 1995, representatives of the senior management of Informix contacted the management of Illustra to discuss possible synergies that might arise from a strategic relationship between the two companies, including through a licensing arrangement or a merger. These discussions did not progress beyond exploratory levels and ended when the management of Illustra failed to indicate any interest in pursuing such a relationship.

    In early November 1995, Phillip E. White, Informix's Chairman, President and Chief Executive Officer, initiated contact with Richard H. Williams, Illustra's President and Chief Executive Officer, to again indicate Informix's interest in establishing a strategic relationship, including through a merger, with Illustra. At Mr. White's suggestion, senior management representatives of the two companies met on three occasions that month to discuss at a conceptual level the possible synergies that might be realized through combining the technologies and products of the two companies. These discussions included evaluation of the feasibility of integrating the technologies of the two companies and the companies' respective business strategies and corporate cultures.

    On December 4, 1995, Mr. White of Informix and Mr. Williams of Illustra and the companies' respective financial advisors met to discuss financial and other terms of a possible merger. Following this meeting, on December 7, the Illustra Board met to consider the principal financial and other terms upon which a merger might be structured and appointed a committee of the Board to act with the full authority of the Board with respect to merger negotiations between the two companies. Senior management representatives of the companies and their respective financial and legal advisors met again on December 8 and 10 to continue discussing the principal terms of a merger. On December 10, the two companies entered into a "no-shop" agreement prohibiting Illustra, directly or indirectly, from taking any action to solicit, initiate or encourage any offer or proposal from any outside party regarding an acquisition of Illustra, and also entered a mutual non-disclosure agreement prohibiting the disclosure of confidential information provided by the companies. In addition, the two companies on that date agreed upon an outline of fundamental terms by which a merger of the companies could be accomplished, subject to completion of a comprehensive investigation by Informix of the technology and operations of Illustra, the negotiation and preparation of a definitive agreement, and final approval by the Informix Board and the Illustra Board committee of such an agreement.

    On December 12, 1995, Informix provided to Illustra an unsecured $5 million credit facility that bears interest at market rates and can be drawn against by Illustra at any time until the earlier of June 30, 1996 or the completion of the Merger. Illustra initially borrowed $2 million when the credit facility was established to supplement its working capital.

    Beginning on December 18 and continuing through December 20, 1995, representatives of the two companies and their respective legal and financial advisors met to negotiate the definitive agreement providing for the Merger. The Informix Board met each day during this period to monitor the status of negotiations and Informix's continuing investigation of Illustra's technology and operations, and the members of the Illustra Board committee monitored the status of negotiations through communications from Mr. Williams and at a meeting on December 20. On the afternoon of December 20, following final approval by the Informix Board and the Illustra Board committee, the Merger Agreement was signed. A joint press release announcing the proposed merger was made that same day following the close of Informix's trading markets.

RECOMMENDATION OF ILLUSTRA BOARD

    THE ILLUSTRA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ILLUSTRA AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE ILLUSTRA BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

EFFECTIVE TIME


    The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL (the "Effective Time"). It is anticipated that if all conditions of the Merger have been fulfilled or waived, the Effective Time will occur on or about February 16, 1996, or on a date as soon as practicable thereafter.


MANNER AND BASIS OF CONVERTING SHARES

    As a result of the Merger, the maximum number of shares of Informix Common Stock to be issued (including Informix Common Stock to be reserved for issuance upon exercise of any of Illustra's options and warrants to be assumed by Informix) in exchange for the acquisition by Informix of all outstanding Illustra Capital Stock and all unexpired and unexercised options and warrants to acquire Illustra Capital Stock will be 15,000,000. No adjustment will be made in the number of shares of Informix Common Stock issued in the Merger as a result of any cash proceeds received by Illustra from the date of execution of the Merger Agreement to the closing date of the Merger pursuant to the exercise of options or warrants to acquire Illustra Capital Stock.

    Subject to the terms and conditions of the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Illustra or the holder of any shares of Illustra Capital Stock, the following will occur:

    CONVERSION OF ILLUSTRA COMMON STOCK. Each share of Illustra Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Informix Common Stock equal to the Common Exchange Ratio (as defined below), upon surrender of the certificate representing such share of Illustra Common Stock in the manner provided in a letter of transmittal to be sent to each record holder of Illustra Capital Stock promptly following the Effective Time (a "Letter of Transmittal"), including, with respect to each whole share of Informix Common Stock to be received, the right to receive one preferred share purchase right (a "Right") under Informix's Amended and Restated Preferred Shares Rights Agreement dated as of September 12, 1991 and amended and restated as of May 15, 1992 and July 25, 1995, and in any case, subject to the escrow provisions of the Merger Agreement described under the section entitled "Approval of the Merger and Related Transactions -- Escrow Fund" below.

    The "Common Exchange Ratio" will depend on the capitalization of Illustra at the Effective Time. Assuming that all shares of Illustra Preferred Stock are converted to shares of Illustra Common Stock prior to the Effective Time, and further assuming that the capitalization of Illustra at the Effective Time is in all other respects identical to the capitalization of Illustra at January 2, 1996 (although there can be no assurance as to the foregoing), the Common Exchange Ratio will be 0.77184 of a share of Informix Common Stock for each share of Illustra Common Stock. In any event, the Common Exchange Ratio will be calculated at the Effective Time and will be equal to the number obtained by dividing (i) 15,000,000 MINUS the number of shares of Informix Common Stock issuable by virtue of the Merger in respect of shares of Illustra Preferred Stock that remain outstanding and not converted into shares of Illustra Common Stock immediately prior to the Effective Time (or are issuable upon exercise of then outstanding options or warrants to acquire shares of Illustra Preferred Stock) MINUS the number of shares of Informix Common Stock issuable by virtue of the Merger in respect of the aggregate Series C Additional Conversion Shares (as defined below), DIVIDED BY (ii) the sum of the aggregate number of shares of Illustra Common Stock outstanding immediately prior to the Effective Time (taking into account all shares of Illustra Preferred Stock that shall be converted into Illustra Common Stock as of such time) PLUS the aggregate number of shares of Illustra Common Stock issuable upon the exercise of all outstanding options and warrants to acquire shares of Illustra Common Stock immediately prior to the Effective Time. The Common Exchange Ratio and the exchange ratios relating to shares of Illustra Preferred Stock will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Informix Common Stock or Illustra Capital Stock), reorganization, recapitalization or other like change with respect to Informix Common Stock or Illustra Capital Stock occurring after the date of execution of the Merger Agreement and prior to the Effective Time.


    CONVERSION OF ILLUSTRA PREFERRED STOCK; TREATMENT OF CONVERTED SERIES C PREFERRED STOCK. Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred issued and outstanding immediately prior to the Effective Time (other than any shares of Illustra Preferred Stock that are converted into shares of Illustra Common Stock immediately prior to the Effective Time and any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive 0.03728, 0.05825, 0.08738 and 0.11650 of a share of Informix Common Stock, respectively (the "Preferred Exchange Ratios"), upon surrender of the certificate representing such share of Illustra Preferred Stock in the manner provided in the Letter of Transmittal, including, with respect to each whole share of Informix Common Stock to be received, one Right, and in any case, subject to the escrow provisions of the Merger Agreement described under the section entitled "Approval of the Merger and Related Transactions -- Escrow Fund" below. The Preferred Exchange Ratios were determined in accordance with the Amended and Restated Certificate of Incorporation of Illustra for each series of Illustra Preferred Stock by dividing the liquidation preference for each share in such series by $25.75, the closing price of Informix Common Stock on Nasdaq on December 20, 1995, the date on which the Merger Agreement was executed.

    Holders of Illustra Preferred Stock should note that the number of shares of Informix Common Stock which they will be entitled to receive in respect of each share of Illustra Preferred Stock held by them by virtue of the Merger will be significantly greater if such shares of Illustra Preferred Stock are converted into shares of Illustra Common Stock prior to the Effective Time. Illustra's Certificate of Incorporation provides that the proposed Merger as described herein would be treated as a liquidation of Illustra, in which event the holders of Preferred Stock of Illustra would only receive proceeds from the Merger to the extent of their liquidation preferences set forth in Illustra's Certificate of Incorporation. Such proceeds would be substantially less than the proceeds which would be received if the Illustra Preferred Stock were converted to Illustra Common Stock prior to the Effective Time of the Merger. The holder of all of the Series C Preferred has already executed and delivered to Illustra a notice indicating its irrevocable election to convert its shares of Series C Preferred into Illustra Common Stock immediately prior to the Effective Time. Holders of a sufficient number of shares of Illustra Preferred Stock to cause the automatic conversion of all other shares of Illustra Preferred

Stock into shares of Illustra Common Stock have entered into Voting Agreements with Informix, which provide for their irrevocable election to vote in favor of such conversion immediately prior to the Effective Time.

    The Certificate of Incorporation of Illustra currently provides that if and to the extent shares of Series C Preferred are converted into shares of Illustra Common Stock prior to the date which is ten business days after Illustra first receives copies of its audited financial statements for the 1996 fiscal year (the "Conversion Calculation Date"), the number of shares of Illustra Common Stock that shall be deliverable upon conversion of a share of Series C Preferred provisionally shall be deemed to be a fixed amount (the "Conversion Amount"), and the Conversion Amount shall be subject to increase based on events that would be determinable on the Conversion Calculation Date (the Illustra Common Stock that would constitute an increase to the Conversion Amount per share of Series C Preferred is hereinafter referred to as the "Series C Additional Conversion Share"; and thus one right to receive a Series C Additional Conversion Share would be outstanding for each share of Series C Preferred that is converted into Illustra Common Stock prior to the Conversion Calculation
Date). Based on the foregoing and the terms and conditions of the Merger Agreement, in the event that the Effective Time occurs prior to the Conversion Calculation Date, then by virtue of the Merger, each outstanding right to receive a Series C Additional Conversion Share immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Informix Common Stock equal to 0.25 times the Common Exchange Ratio, upon surrender of a certificate (or other evidence reasonably satisfactory to Informix or the exchange agent) representing such Series C Additional Conversion Share in the manner provided in the Letter of Transmittal, including, with respect to each whole share of Informix Common Stock to be received, one Right, and in any case, subject to the escrow provisions of the Merger Agreement described under the section entitled "Approval of the Merger and Related Transactions -- Escrow Fund" below.

    STOCK OPTIONS. At the Effective Time, each outstanding Illustra Option, whether vested or unvested, will be, in connection with the Merger, assumed by Informix. Each Illustra Option so assumed by Informix under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Illustra Option immediately prior to the Effective Time, except that (i) such Illustra Option will be exercisable for that number of whole shares of Informix Common Stock equal to the product of the number of shares of Illustra Common Stock that were issuable upon exercise of such Illustra Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down (in the case of Illustra Options granted under the Option Plan) to the nearest whole number of shares of Informix Common Stock and (ii) the per share exercise price for the shares of Informix Common Stock issuable upon exercise of such assumed Illustra Option will be equal to the quotient determined by dividing the exercise price per share of Illustra Common Stock at which such Illustra Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. It is the intention of Informix and Illustra that the Illustra Options assumed by Informix qualify following the Effective Time as incentive stock options under the Code to the extent the Illustra Options qualified as incentive stock options immediately prior to the Effective Time.

    In connection with the Merger, the Illustra Common Stock subject to an early exercise stock purchase agreement under the Option Plan will be exchanged for Informix Common Stock at the Common Exchange Ratio, and the shares of Informix Common Stock so received shall continue to be subject to the same repurchase right in favor of the surviving corporation, which the surviving corporation may assign to Informix. The number of shares of Informix Common Stock subject to repurchase from time to time after the Merger and the repurchase price per share shall be appropriately adjusted to reflect the exchange of Illustra Common Stock for Informix Common Stock.

    WARRANTS. Each warrant to purchase shares of Illustra Preferred Stock outstanding at the Effective Time will be, in connection with the Merger, assumed by Informix. Each warrant so assumed by Informix under the Merger
Agreement will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement governing such warrant immediately prior to the Effective Time, except that each such warrant will, following the Effective Time, be exercisable only for shares of Informix Common Stock, in such number, and at such exercise price as is determined by applying the appropriate exchange ratio in accordance with the terms of the applicable warrant agreement.

STOCK OWNERSHIP FOLLOWING THE MERGER


    Based upon the capitalization of Illustra as of January 2, 1996 and the Exchange Ratio Assumptions, an aggregate of approximately 12,315,000 shares of Informix Common Stock will be issued to Illustra stockholders in the Merger and Informix will assume options exercisable for up to an additional approximately 2,685,000 shares of Informix Common Stock. Based upon the number of shares of Informix Common Stock issued and outstanding as of December 31, 1995, and after giving effect to the issuance of Informix Common Stock in connection with the Merger (assuming no exercise of appraisal or dissenters' rights and assuming no exercise prior to the Merger as described in the previous sentence), the former holders of Illustra Capital Stock would hold approximately 8.3% of Informix's total issued and outstanding shares and holders of former Illustra Options would hold options to acquire Informix Common Stock exercisable for approximately 1.8% of Informix's total issued and outstanding shares (assuming the exercise of only such options). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of Illustra changes subsequent to January 2, 1996 and prior to the Effective Time and there can be no assurance as to the actual capitalization of Illustra at the Effective Time.


ESCROW FUND

    In connection with the Merger, at the Effective Time, 10% of the shares of Informix Common Stock otherwise issuable to holders of Illustra Capital Stock by virtue of the Merger (the "Escrow Shares") will be registered in the name of and deposited with the Escrow Agent, such deposit to constitute the Escrow Fund. The Escrow Shares shall be contributed to the Escrow Fund on behalf of each holder of Illustra Capital Stock in proportion to the aggregate number of shares of Informix Common Stock such holder would otherwise receive by virtue of the Merger. No portion of the Escrow Fund will be contributed in respect of any options or warrants to acquire shares of Illustra Capital Stock. The Escrow Shares will be held in escrow as security for any losses that Informix incurs or reasonably anticipates incurring by reason of certain breaches by Illustra of covenants, representations or warranties contained in the Merger Agreement including, without limitation, those relating to Illustra's organization and standing, capital structure, authority, financial statements, absence of changes, taxes, title to properties and condition of equipment, intellectual property, material contracts, environmental matters, employee matters, and compliance with laws. The Illustra stockholders will have voting rights with respect to the Escrow Shares while in escrow. Resort to the Escrow Fund will be the exclusive contractual remedy of Informix for any such breaches and misrepresentations if the Merger closes, provided that nothing will limit any remedy for fraud. Notwithstanding the foregoing, except in limited circumstances, Informix may not receive any shares from the Escrow Fund unless and until losses in excess of $500,000 have been suffered, in which case Informix may recover from the Escrow Fund an amount of Escrow Shares with a value equal to the total of its losses in excess of $500,000. For the purpose of compensating Informix for its losses, the Escrow Shares shall be valued at the average of the closing prices of Informix Common Stock for the five consecutive trading days ending two days prior to the closing of the Merger. Subject to resolution of unsatisfied claims of Informix, the Escrow Fund shall terminate upon the earlier of (i) twelve months following the closing date of the Merger and (ii) the issuance of Informix's audited financial statements for fiscal year ending December 31, 1996.

    BY APPROVING THE MERGER AGREEMENT, ILLUSTRA STOCKHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF GARY J. MORGENTHALER, AN AFFILIATE OF MORGENTHALER VENTURE PARTNERS III, WHICH IS A STOCKHOLDER OF ILLUSTRA, TO ACT AS THE SECURITYHOLDER AGENT ON BEHALF OF ILLUSTRA'S STOCKHOLDERS TO DELIVER SHARES HELD IN ESCROW TO INFORMIX IN SATISFACTION OF CLAIMS BROUGHT BY INFORMIX, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO
SETTLEMENTS   AND   COMPROMISES   WITH   RESPECT   TO   SUCH   CLAIMS,   AND  TO

TAKE CERTAIN OTHER ACTION ON BEHALF OF ILLUSTRA'S STOCKHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE VII OF THE MERGER AGREEMENT. SEE ARTICLE VII OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUND AND RIGHTS WITH RESPECT THERETO.

LEGAL STRUCTURE OF THE MERGER

    Under the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Informix formed for this purpose, will merge with and into Illustra with Illustra being the surviving corporation of the Merger (the "Surviving
Corporation"). The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the Surviving Corporation, the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation and the Board of Directors of Merger Sub will become the Board of Directors of the Surviving Corporation.

CONDUCT OF ILLUSTRA'S BUSINESS PRIOR TO THE MERGER

    Under the Merger Agreement, Illustra has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, except to the extent that Informix otherwise consents in writing, that Illustra will carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact Illustra's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Illustra, to the end that Illustra's goodwill and ongoing businesses be unimpaired in all material respects at the Effective Time. Among other things, Illustra has agreed that, subject to certain specific exceptions, it will not, without the prior written consent of Informix:

        (a) enter into any commitment or transaction not in the ordinary course of business;

        (b)  transfer  to  any  person  or  entity  any  rights  to   Illustra's
    intellectual property, other than pursuant to licenses in the ordinary course of business;

        (c) enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of Illustra;

        (d) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements material to the business of Illustra;

        (e) commence any litigation;

        (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Illustra, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

        (g) except for the issuance of shares of Illustra Capital Stock upon exercise or conversion of presently outstanding Illustra Options, warrants or Illustra Preferred Stock, or the grant of stock options to new employees pursuant to outstanding written offers of employment, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

        (h) cause or permit any amendments to its Certificate of Incorporation or Bylaws;

        (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $100,000 in the case of a single transaction or in excess of $200,000 in the aggregate in any 30-day period;

         (j) sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

        (k) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Illustra or guarantee any debt securities of others;


        (l) grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;


       (m) except as contemplated by the Merger Agreement adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, except as consistent with the ordinary course of Illustra consistent with past practice (provided that the price per share of any equity participation in Illustra shall be agreed in advance by Informix);

        (n) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (o) pay, discharge or satisfy, in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Illustra financial statements attached to the Merger Agreement or that arose in the ordinary course of business subsequent to September 30, 1995 or expenses consistent with the provisions of the Merger Agreement incurred in connection with any transaction contemplated thereby;

        (p) make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; or

        (q) take, or agree in writing or otherwise to take, any of the actions described above, or any other action that would prevent Illustra from performing or cause Illustra not to perform its covenants hereunder.

NO SOLICITATION

    The Merger Agreement provides that Illustra shall not, and shall cause its directors, officers, employees, representatives, agents and affiliates not to, directly or indirectly, (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of Illustra or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to it to any person, other than Informix, relating to the possible acquisition of Illustra (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (c) enter into an agreement with any person, other than Informix, providing for the acquisition of Illustra (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Illustra or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Informix. In addition to the foregoing, Illustra has agreed that if it receives prior to the Effective Time or the termination of the Merger Agreement any offer or proposal relating to any of the above, it shall promptly notify Informix thereof, and will provide information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Informix may reasonably request.

EXPENSES; FEES

    Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

    If the Merger Agreement is terminated by Informix as a result of certain breaches of the Merger Agreement on the part of Illustra, other than as a result of a knowing or willful breach by Illustra, then, within two business days following such termination by Informix, Illustra has agreed to pay to Informix the sum of $12 million as liquidated damages for the breach giving rise to such termination. Nothing in the Merger Agreement, however, limits the liability of Illustra for any knowing or willful breaches of the Merger Agreement on the part of Illustra. If the Merger Agreement is terminated by Illustra as a result of certain breaches of the Merger Agreement on the part of Informix, other than as a result of a knowing or willful breach by Informix, then, within two business days following such termination by Illustra, Informix has agreed to pay to Illustra the sum of $12 million as liquidated damages for the breach giving rise to such termination. Nothing in the Merger Agreement, however, limits the liability of Informix for any knowing or willful breaches of the Merger Agreement on the part of Informix.

CONDITIONS TO THE MERGER

    The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of Illustra, (b) the SEC shall have declared the Registration Statement effective; no stop order suspending the effectiveness of the
Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of this Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties, (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, (d) Informix and Illustra shall each have received substantially identical written opinions from their counsel, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (e) Informix and Illustra shall have each received letters from Ernst & Young LLP and KPMG Peat Marwick LLP reaffirming those firms' concurrence with Informix management's and Illustra management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement, (f) the shares of Informix Common Stock issuable to stockholders of Illustra pursuant to the Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance, and (g) each of the parties identified by Informix or Illustra as being an affiliate of such party shall have delivered to Informix an executed affiliate agreement which shall be in full force and effect.

    In addition, the obligations of Illustra to consummate the Merger are further subject to the satisfaction of a number of conditions, unless waived by Illustra, including (a) the truth and accuracy in all material respects of the representations and warranties of Informix and Merger Sub contained in the Merger Agreement except for breaches which have neither had nor reasonably would be expected to have a material adverse effect on Informix, and delivery to Illustra of a certificate to such effect signed on behalf of Informix by a duly authorized officer of Informix, (b) Informix and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement and have delivered to Illustra of a certificate to such effect signed by a duly authorized officer of Informix, (c) Illustra shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Informix, and (d) there shall not have occurred any material adverse change (within the meaning of the Merger Agreement) in the business, assets, financial conditions or results of operations of Informix since September 30, 1995.

    In addition, the obligations of Informix and Merger Sub to consummate the Merger are further subject to the satisfaction of a number of conditions, unless waived by Informix, including (a) the truth and accuracy in all material respects of the representations and warranties of Illustra contained in the Merger Agreement except for breaches which have neither had nor reasonably would be expected to have a material adverse effect on Informix or Illustra and delivery to Informix and Merger Sub of a certificate to such effect signed on behalf of Illustra by a duly authorized officer of Illustra, (b) Illustra shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, and Informix and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of Illustra, (c) Informix shall have received a legal opinion from Cooley Godward Castro Huddleson & Tatum, counsel to Illustra, (d) there shall not have occurred any material adverse change (within the meaning of the Merger Agreement) in the business, assets, financial condition or results of operations of Illustra since September 30, 1995; (e) all shares of Illustra Series A Preferred, Series B Preferred and Series D Preferred shall have converted into Illustra Common Stock, and the holder of the Illustra Series C Preferred shall have delivered to Informix an irrevocable election to convert such Series C Preferred into Illustra Common Stock, subject to and effective upon the closing of the Merger,
(f) certain employees of Illustra shall have signed and delivered to Informix a non-competition agreements, and such agreements shall be in full force and effect, and (g) holders of no more than five percent of the outstanding shares of Illustra Capital Stock shall have exercised or continue to have the right to exercise appraisal or dissenters' rights.

TERMINATION OF MERGER AGREEMENT

    The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by Illustra's stockholders, (a) by mutual consent of Informix and Illustra, (b) by Informix or Illustra if: (i) the Effective Time has not occurred by May 15, 1996 (provided that the right to terminate the Merger Agreement under this clause (b) shall not be available to any party whose willful failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal, (c) by Informix if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Informix or Illustra's ownership or operation of any portion of the business of Illustra or
(ii) compel Informix or Illustra to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of Illustra or Informix; in either case, the unavailability of which assets or business would have a material adverse effect on Informix or would reasonably be expected to have a material adverse effect on Informix's ability to realize the benefits expected from the Merger, (d) by Informix if it is not in material breach of its obligations under the Merger Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Illustra and as a result of such breach certain conditions to the Merger set forth above would not then be satisfied; provided, however, that if such breach is curable by Illustra within thirty days through the exercise of its reasonable best efforts, then for so long as Illustra continues to exercise such reasonable best efforts Informix may not terminate the Merger Agreement under this clause (d) unless such breach is not cured within thirty days (but no cure period shall be required for a breach which by its nature cannot be cured), (e) by Illustra if it is not in material breach of its obligations under the Merger Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Informix or Merger Sub and as a result of such breach certain conditions to the Merger set forth above would not then be satisfied; provided, however, that if such breach is curable by Informix or Merger Sub within thirty days through the exercise of its reasonable best efforts, then for so long as Informix or Merger Sub continues to exercise such reasonable best efforts Illustra may not terminate the Merger Agreement under this clause (e) unless such breach is not cured within thirty days (but no cure period shall be required for a breach which by its nature cannot be cured).

VOTING AGREEMENTS


    Each of Accel IV L.P. and affiliated entities, Morgenthaler Venture Partners III, Oak Investment Partners IV and an affiliated entity, Bruce Golden, Paula B. Hawthorn, Harvey C. Jones, Stephen G. Maysonave, Michael R. Stonebraker, Michael
C. Ubell and Richard H. Williams (who own an aggregate of 2,537,300 shares of Illustra Common Stock and 7,483,503 shares of Illustra Preferred Stock representing approximately 58.7% and 66.4%, respectively, of the votes entitled to be cast by holders of shares of Illustra Common Stock and Illustra Preferred Stock issued and outstanding as of January 2, 1996) has entered into a Voting Agreement with Informix. Each of the foregoing individuals and entities has been identified by Illustra as an "affiliate" (as that term is defined for purposes of Rule 145 promulgated under the Securities Act) of Illustra. Pursuant to the Voting Agreements, which are irrevocable, each of the foregoing Illustra stockholders has agreed to vote in favor of approval and adoption of the Merger Agreement and approval of the Merger. The vote in accordance with the Voting Agreements of the shares of Illustra Common Stock and Illustra Preferred Stock subject to the Voting Agreements will be adequate to approve the Merger Agreement and the Merger by Illustra stockholders.


CERTAIN BENEFITS TO ILLUSTRA MANAGEMENT AND EMPLOYEES

    Following the Effective Time, Informix has advised Illustra that it will appoint Richard H. Williams, Illustra's President and Chief Executive Officer, and Michael R. Stonebraker, Illustra's Chief Technology Officer, as executive officers of Informix. Each of Messrs. Williams and Stonebraker is expected to receive compensation, including equity participation in Informix's equity plans, consistent with the compensation levels of other senior management of Informix. In addition, Informix has indicated that it presently intends to offer employment, through Informix (or its subsidiaries), to all or substantially all of the employees of Illustra following the Effective Time. Such employment is expected to be on an "at will" basis at the discretion of Informix (or its subsidiaries) and the employee. See "Illustra Management and Executive Compensation -- Management."

    The Merger Agreement also provides that, commencing with the effectiveness of the Merger, Informix will either cause Illustra to or will itself directly indemnify the current officers and directors of Illustra in accordance with Illustra's Bylaws in effect immediately before the Merger for any action or inaction by such person prior to the Merger.

NON-COMPETITION AGREEMENTS

    Certain officers and other employees of Illustra have entered into non-competition agreements with Informix and Illustra. These persons include Richard H. Williams, President and Chief Executive Officer, Michael R. Stonebraker, Chief Technology Officer, Bruce Golden, Vice President, Marketing, Paula B. Hawthorn, Vice President, Engineering, Stephen G. Maysonave, Senior Vice President, Sales, and Michael C. Ubell, Chief Scientist. The non-competition agreements contain provisions restricting such persons for a period of two years following the closing of the Merger from participating or engaging in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service, that directly or indirectly competes with Illustra's or

Informix's products or services. These restrictions cease if the restricted party's employment is terminated by Informix or Illustra other than for cause (as defined in the non-competition agreements) and other than as a result of a voluntary resignation.

AFFILIATE AGREEMENTS

    The Informix Common Stock to be issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any person who is an "affiliate" of Informix or Illustra within the meaning of Rules 144 and 145 under the Securities Act. Rules 144 and 145 impose restrictions on the manner in which such affiliates may resell securities and also on the quantity of securities that such affiliates and others with whom they might act in concert may resell within any three-month period.

    As a condition to the Merger, prior to the Effective Time, each person who has been identified by Illustra as an affiliate of Illustra is required to have entered into an agreement with Informix providing that such person will not offer to sell or otherwise dispose of any Informix Common Stock obtained as a result of the Merger except in compliance with the Securities Act and the rules and regulations thereunder. Generally this will require that such sales be made in accordance with Rule 145(d) under the Securities Act, which in turn requires that, for specified periods, such sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not pose any material limitations on any Informix stockholder who owns less than one percent of the outstanding Informix Common Stock after the Merger unless, pursuant to Rule 144, such stockholder's shares are required to be aggregated with those of another stockholder and together they exceed the one percent threshold.

    In order to help ensure that the Merger will qualify as a "reorganization" under Section 368(a) of the Code, the affiliate agreements to be executed by each affiliate of Illustra contain a representation that such affiliate has no plan or intention to sell any of the shares of Informix Common Stock received in the Merger (and will have no such plan or intention at the Effective Time).


    In order to help ensure that the Merger will be treated as a pooling of interests for financial reporting purposes, affiliate agreements to be executed by affiliates of both Illustra and Informix provide that such affiliate will not, subject to a de minimis exception, (i) sell, transfer or otherwise dispose of any shares of Illustra Capital Stock or any shares of Informix Common Stock, or (ii) in any way reduce such affiliate's interest in or risk relating to such shares of Illustra Capital Stock or Informix Common Stock, during the period from at least thirty days prior to the Effective Time until two days after such time as results of combined sales and net income covering at least thirty days of combined operations of Illustra and Informix have been published by Informix in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such results of combined sales and net income.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Illustra Capital Stock. This discussion does not deal with all income tax considerations that may be relevant to particular Illustra stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of Illustra Common Stock were or are acquired or shares of Informix Common Stock (including the Escrow Shares) were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, ILLUSTRA STOCKHOLDERS ARE URGED TO CONSULT

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
THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

    The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code, with each of Informix, Merger Sub and Illustra intended to qualify as a "party to the reorganization" under Section 368(b) of the Code, in which case the following tax consequences will generally result (subject to the limitations and qualifications referred to herein):

        (a) No gain or loss will be recognized by holders of Illustra Capital Stock solely upon their receipt of Informix Common Stock in the Merger (except to the extent of cash received in lieu of a fractional share thereof) in exchange therefor;

        (b) The aggregate tax basis of the Informix Common Stock (including the Escrow Shares) received in the Merger by a Illustra stockholder will be the same as the aggregate tax basis of Illustra Capital Stock surrendered in exchange therefor;

        (c) The holding period of the Informix Common Stock (including the Escrow Shares) received in the Merger by a Illustra stockholder will include the period during which the stockholder held the Illustra Capital Stock surrendered in exchange therefor, provided that the Illustra Capital Stock is held as a capital asset at the time of the Merger;

        (d) A Illustra stockholder who exercises appraisal or dissenters' rights with respect to all of such holder's shares of Illustra Capital Stock will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such shares and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). Such gain or loss will be capital gain or loss, provided that the Illustra Capital Stock is held as a capital asset at the time of the Merger. A sale of Illustra Capital Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising dissenters' rights owns no shares of Informix Common Stock or Illustra Capital Stock (either actually or constructively within the meaning of Section 318 of the Code). If, however, a stockholder's sale for cash of Illustra Capital Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such stockholder will generally recognize ordinary income for federal income tax purposes in an amount up to the entire amount of cash so received;

        (e) Cash payments in lieu of a fractional share will be treated as if a fractional share of Informix Common Stock had been issued in the Merger and then redeemed by Informix. A Illustra stockholder receiving such cash will generally recognize gain or loss upon such payment equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received; and

        (f) None of Informix, Merger Sub or Illustra will recognize material amounts of gain or loss solely as a result of the Merger.

    The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. As a condition to the obligations of Illustra and Informix to consummate the Merger, which condition is not waivable, Illustra and Informix will receive opinions from their respective legal counsel, Cooley Godward Castro Huddleson & Tatum and Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by Informix, Merger Sub and Illustra and stockholders of Illustra, including representations in certificates to be delivered to counsel by the respective managements of Informix, Merger Sub and Illustra and certain stockholders of Illustra. Of particular importance will be certain assumptions and representations relating to the "continuity of interest" requirement.

    To satisfy the continuity of interest requirement, Illustra stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Illustra Capital Stock in anticipation of the Merger or (ii) the Informix Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the Illustra stockholders, as a group, would no longer have substantial proprietary interest in the Illustra business being conducted by Informix after the Merger. Planned Dispositions include, among other things, shares disposed of pursuant to the exercise of dissenters' rights. Illustra stockholders will generally be regarded as having retained a substantial proprietary interest as long as the Informix Common Stock received in the Merger (after reduction for any Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Illustra stockholders in the Merger. If the continuity of interest requirement were not satisfied, the Merger would not be treated as a "reorganization."

    A successful IRS challenge to the "reorganization" status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in a Illustra stockholder recognizing gain or loss with respect to each share of Illustra Capital Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the Informix Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Informix Common Stock so received would equal its fair market value and his or her holding period for such stock would begin the day after the Merger.

    Even if the Merger qualifies as a "reorganization," a recipient of shares of Informix Common Stock may recognize income or gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Illustra Capital Stock), in which case all or a portion of such income or gain may be taxable as ordinary income. In addition, gain or loss may have to be recognized to the extent that a Illustra stockholder was treated as receiving (directly or indirectly) consideration other than Informix Common Stock in exchange for his or her Illustra Capital Stock.

GOVERNMENTAL AND REGULATORY APPROVALS

    Other than compliance with the federal securities laws and applicable securities laws of the various states, Informix and Illustra are aware of no governmental or regulatory approvals required for consummation of the Merger.

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt by Informix and Illustra of letters from Ernst & Young LLP, Informix's independent auditors, and KPMG Peat Marwick LLP, Illustra's independent auditors, reaffirming those firms' concurrence with Informix management's and Illustra management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB No. 16, if consummated in accordance with the Merger Agreement.

APPRAISAL AND DISSENTERS' RIGHTS

    Stockholders of Illustra who do not vote in favor of the Merger may, under certain circumstances and by following the procedure prescribed by the DGCL, exercise appraisal rights and receive cash for their shares of Illustra Capital Stock. Alternatively, although Illustra is a Delaware corporation and is therefore subject to the DGCL, the CGCL provides that Illustra may be subject to California law with respect to dissenters' rights. Accordingly, pursuant to Chapter 13 of the CGCL, stockholders of Illustra who do not vote in favor of the Merger and who comply with the requirements of the CGCL will have a right to demand payment for, and appraisal of the "fair value" of, their shares. Although a dissenting stockholder may choose to proceed under one or both of the states' statutes, the dissenting stockholder must follow the appropriate procedures under either the DGCL or the CGCL or suffer the termination or waiver of such rights. See "Applicability of California Law to Illustra."

    DELAWARE APPRAISAL RIGHTS. If a holder of Illustra Capital Stock exercises appraisal rights in connection with the Merger under Section 262 of the DGCL ("Section 262"), any shares of Illustra Capital Stock in respect of which such rights have been exercised and perfected will not be converted into Informix Common Stock but instead will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Court") to be due with respect to such shares pursuant to the laws of the State of Delaware. This Prospectus/Proxy Statement is being sent by personal delivery or by mail to all holders of record of shares of Illustra Capital Stock on the Illustra Record Date and constitutes notice of the appraisal rights available to such holders under Section 262.

    The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Prospectus/Proxy Statement as Annex B and incorporated herein by reference.

    Holders of shares of Illustra Capital Stock who object to the Merger and who follow the procedures in Section 262 will be entitled to have their shares of Illustra Capital Stock appraised by the Court and to receive payment of the "fair value" of such shares as of the Effective Time of the Merger.

    A stockholder of Illustra electing to exercise appraisal rights must, prior to the vote concerning the Merger at the Special Meeting, perfect his, her or its appraisal rights by demanding in writing from Illustra the appraisal of his, her or its shares of Illustra Capital Stock. A vote against the Merger will not constitute a demand for appraisal. A stockholder electing to take such action must do so by a separate written demand as provided in Section 262. A holder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Illustra at 1111 Broadway, Suite 2000, Oakland, California 94607. The demand should specify the holder's name and mailing address, the number of shares of Illustra Capital Stock owned and that such holder is demanding appraisal of his, her or its shares. Within ten days after the Effective Time of the Merger, Illustra must provide notice of the Effective Time of the Merger to all stockholders who have complied with Section 262 and have not voted in favor of approval and adoption of the Merger Agreement and approval of the Merger. Only a holder of record of shares of Illustra Capital Stock (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name.

    Within 120 days after the Effective Time of the Merger, any stockholder who has made a valid written demand and who has not voted in favor of approval and adoption of the Merger Agreement and approval of the Merger may (i) file a petition in the Court demanding a determination of the value of shares of Illustra Capital Stock, and (ii) upon written request, receive from Illustra a statement setting forth the aggregate number of shares of Illustra Capital Stock not voted in favor of approval and adoption of the Merger Agreement and approval of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by Illustra.

    If a petition for an appraisal is timely filed, at a hearing on such petition, the Court is required to determine the holders of Dissenting Shares entitled to appraisal rights and to determine the "fair value" of the Dissenting Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the value of the Dissenting Shares. In determining such "fair value", the Court is required to take into account all relevant factors, including the market value of Illustra Capital Stock and the net asset and earnings value of Illustra, and in determining the fair value of interest, the Court may consider the rate of interest which Illustra would have had to pay to borrow money during the pendency of the proceeding. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Illustra Capital Stock entitled to appraisal.

    Any  holder of  Dissenting Shares who  has duly demanded  an appraisal under
Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time of the Merger).

    If any holder of shares of Illustra Capital Stock who demands appraisal under Section 262 effectively withdraws or loses, his, her or its right to appraisal, the shares of such holder will be converted into a right to receive that number of shares of Informix Common Stock as is determined in accordance with the Merger Agreement. A holder will effectively lose his right to appraisal if he, she or it votes in favor of approval and adoption of the Merger Agreement and approval of the Merger, or if no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if the holder delivers to Illustra a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time of the Merger requires the written approval of Illustra. A holder of stock represented by certificates may also lose his, her or its right to appraisal if he, she or it fails to comply with the Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

    CALIFORNIA DISSENTERS' RIGHTS. By virtue of Section 2115 of the CGCL, if holders of Illustra Capital Stock exercise dissenters' rights in connection with the Merger under Sections 1300-1312 of the CGCL ("Section 1300"), any shares of Illustra Capital Stock as to which such dissenters' rights are exercised will not be converted into the right to receive shares of Informix Common Stock by virtue of the Merger but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of California. The following summary of the provisions of Section 1300 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 1300, a copy of which is attached hereto as Annex C and is incorporated herein by reference. See "Applicability of California Law to Illustra."

    If the Merger is approved by the required vote of Illustra's stockholders, each holder of shares of Illustra Capital Stock who does not vote in favor of the Merger and who follows the procedures set forth in Section 1300 will be entitled to have shares of Illustra Capital Stock purchased by Illustra for cash at their fair market value. The fair market value of shares of Illustra Capital Stock will be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger and therefore valuing the shares of Illustra Capital Stock as if the Merger had not occurred.

    Within ten days after approval of the Merger by Illustra's stockholders, Illustra must mail a notice of such approval (the "Approval Notice") to all stockholders who have not voted in favor of the Merger, together with a statement of the price determined by Illustra to represent the fair market value of the applicable Dissenting Shares, a brief description of the procedures to be followed in order for the stockholder to pursue dissenters' rights, and a copy of Sections 1300-1304 of the CGCL. The statement of price by Illustra constitutes an offer by Illustra to purchase all Dissenting Shares at the stated amount.

    A stockholder of Illustra electing to exercise dissenters' rights must, within thirty days after the date in which the Approval Notice is mailed to such stockholder, mail or deliver the written demand to Illustra stating that such holder is demanding purchase of his or her shares of Illustra Capital Stock, stating the number of shares which Illustra must purchase, what the stockholder claims to be the fair market value of such shares and enclosing the share certificates for endorsement by Illustra.

    If Illustra and the stockholder agree that the shares are Dissenting Shares and agree upon the price of the shares, Illustra must pay the stockholder the agreed upon price plus interest thereon at the legal rate from the date of the agreement on Dissenting Shares within thirty days from the later of (i) the date of the agreement on Dissenting Shares, or (ii) the date all contractual conditions to the Merger are satisfied.

    If Illustra denies that the shares are Dissenting Shares, or if Illustra and the stockholder fail to agree upon the fair market value of shares of capital stock, then within six months after the date the Approval Notice was mailed to stockholders, any stockholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the Merger may file a complaint in California superior court requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of such holder's shares of Illustra Capital Stock, or both.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The following unaudited Pro Forma Combined Condensed Financial Statements assume a business combination between Informix and Illustra accounted for on a pooling-of-interests basis and are based on each company's respective historical consolidated financial statements and notes thereto, which are included in this Prospectus/Proxy Statement. The Pro Forma Combined Condensed Balance Sheet combines Informix's consolidated condensed balance sheet as of October 1, 1995 with Illustra's consolidated condensed balance sheet as of September 30, 1995, giving effect to the Merger as if it had occurred on October 1, 1995. The unaudited Pro Forma Combined Condensed Statements of Income combine Informix's historical results for the nine months ended October 1, 1995 and October 2, 1994 and the years ended December 31, 1994 and 1993 with Illustra's historical results for the nine months ended September 30, 1995 and 1994, the twelve months ended December 31, 1994 and the period from July 31, 1992 (inception) to June 30, 1993, respectively, giving effect to the Merger as if it had occurred at the beginning of the earliest period presented. Since Illustra's inception date was during its fiscal year ended June 30, 1993, the unaudited Pro Forma Combined Condensed Statement of Income for the year ended December 31, 1992 is the same as Informix's historical results for such period.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

    These Pro Forma Combined Condensed Financial Statements should be read in conjunction with the Informix and Illustra historical consolidated financial statements, including the notes thereto, included in this Prospectus/Proxy Statement.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)
                                     ASSETS

                                                                                        ILLUSTRA
                                                                        INFORMIX      INFORMATION      PRO FORMA
                                                                       CORPORATION   TECHNOLOGIES,     COMBINED
                                                                       OCTOBER 1,    INC. SEPTEMBER   OCTOBER 1,
                                                                          1995          30, 1995         1995
                                                                       -----------  ----------------  -----------
Current assets:
  Cash and cash equivalents..........................................   $ 123,291     $      3,340    $   126,631
  Short-term investments.............................................      87,848          --              87,848
  Accounts receivable, net...........................................     171,807            2,395        174,202
  Deferred taxes.....................................................       9,978          --              17,969
  Other current assets...............................................      20,933              215         21,148
                                                                       -----------        --------    -----------
    Total current assets.............................................     413,857            5,950        427,798
Property and equipment, net..........................................      67,189            2,793         69,982
Software costs, net..................................................      34,815          --              34,815
Deferred taxes.......................................................       7,651          --               7,651
Long-term investments................................................       9,702          --               9,702
Intangible assets....................................................      42,317          --              42,317
Other assets.........................................................      18,615               89         18,704
                                                                       -----------        --------    -----------
    Total assets.....................................................   $ 594,146     $      8,832    $   610,969
                                                                       -----------        --------    -----------
                                                                       -----------        --------    -----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Accounts payable.....................................   $  24,187     $     541    $  24,728
  Accrued expenses.....................................      30,416           348       36,764
  Accrued employees compensation.......................      41,830           682       42,512
  Income taxes payable.................................      47,275        --           47,275
  Deferred taxes.......................................       1,612        --            1,612
  Deferred revenue.....................................      61,568         4,622       66,190
  Other current liabilities............................      10,946           362       11,308
                                                         -----------  -------------  ---------
    Total current liabilities..........................     217,834         6,555      230,389
Deferred taxes.........................................      14,595        --           14,595
Other liabilities......................................       1,330           484        1,814

Stockholders' equity:
  Preferred stock......................................      --                 1       --
  Common stock and additional paid-in capital..........     157,948        21,178      179,127
  Retained earnings (deficit)..........................     202,524       (19,384)     185,131
  Unrealized gain on available-for-sale securities, net
   of tax..............................................       4,636        --            4,636
  Foreign currency translation adjustment..............      (4,721)           (2)      (4,723)
                                                         -----------  -------------  ---------
    Total stockholders' equity.........................     360,387         1,793      364,171
                                                         -----------  -------------  ---------
      Total liabilities and stockholders' equity.......   $ 594,146     $   8,832    $ 610,969
                                                         -----------  -------------  ---------
                                                         -----------  -------------  ---------


  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              ILLUSTRA
                                                         INFORMIX           INFORMATION
                                                     CORPORATION NINE    TECHNOLOGIES, INC.   PRO FORMA COMBINED
                                                       MONTHS ENDED      NINE MONTHS ENDED    NINE MONTHS ENDED
                                                      OCTOBER 1, 1995    SEPTEMBER 30, 1995    OCTOBER 1, 1995
                                                    -------------------  ------------------  --------------------
Net revenues:
  Licenses........................................      $   369,120          $    2,279          $    371,399
  Services........................................          122,795                 612               123,407
                                                         ----------            --------            ----------
                                                            491,915               2,891               494,806

Costs and expenses:
  Cost of software distribution...................           24,975                 172                25,147
  Cost of services................................           61,996               1,545                63,541
  Sales and marketing.............................          210,824               4,450               215,274
  Research and development........................           57,717               4,315                62,032
  General and administrative......................           34,975               1,053                36,028
                                                         ----------            --------            ----------
                                                            390,487              11,535               402,022
                                                         ----------            --------            ----------
  Operating income (loss).........................          101,428              (8,644)               92,784
Interest income...................................            5,563                 185                 5,748
Interest expense..................................             (538)                (66)                 (604)
Other expense, net................................              (56)             --                       (56)
                                                         ----------            --------            ----------
  Income (loss) before income taxes...............          106,397              (8,525)               97,872
Income taxes......................................           39,898              --                    36,146
                                                         ----------            --------            ----------
Net income (loss).................................      $    66,499          $   (8,525)         $     61,726
                                                         ----------            --------            ----------
                                                         ----------            --------            ----------
Net income (loss) per share.......................      $      0.48          $    (0.65)         $       0.41
                                                         ----------            --------            ----------
                                                         ----------            --------            ----------
Weighted average number of common and common
 equivalent shares outstanding....................          138,238              13,142               150,041
                                                         ----------            --------            ----------
                                                         ----------            --------            ----------

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              ILLUSTRA
                                                         INFORMIX           INFORMATION
                                                     CORPORATION NINE    TECHNOLOGIES, INC.   PRO FORMA COMBINED
                                                       MONTHS ENDED      NINE MONTHS ENDED    NINE MONTHS ENDED
                                                      OCTOBER 2, 1994    SEPTEMBER 30, 1994    OCTOBER 2, 1994
                                                    -------------------  ------------------  --------------------
Net revenues:
  Licenses........................................      $   245,996          $      474          $    246,470
  Services........................................           72,633                 434                73,067
                                                         ----------             -------            ----------
                                                            318,629                 908               319,537
Costs and expenses:
  Cost of software distribution...................           16,741                  55                16,796
  Cost of services................................           33,118                 533                33,651
  Sales and marketing.............................          134,807               2,455               137,262
  Research and development........................           43,897               2,807                46,704
  General and administrative......................           24,847                 621                25,468
                                                         ----------             -------            ----------
                                                            253,410               6,471               259,881
                                                         ----------             -------            ----------
  Operating income (loss).........................           65,219              (5,563)               59,656
Interest income...................................            2,720                  92                 2,812
Interest expense..................................             (213)                (47)                 (260)
Other expense, net................................           (1,539)             --                    (1,539)
                                                         ----------             -------            ----------
  Income (loss) before income taxes...............           66,187              (5,518)               60,669
Income taxes......................................           23,827              --                    21,473
                                                         ----------             -------            ----------
Net income (loss).................................      $    42,360          $   (5,518)         $     39,196
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------
Net income (loss) per share.......................      $      0.32          $    (0.62)         $       0.28
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------
Weighted average number of common and common
 equivalent shares outstanding....................          134,188               8,859               141,772
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       INFORMIX        ILLUSTRA INFORMATION
                                                      CORPORATION       TECHNOLOGIES, INC.    PRO FORMA COMBINED
                                                      YEAR ENDED       TWELVE MONTHS ENDED        YEAR ENDED
                                                     DECEMBER 31,          DECEMBER 31,          DECEMBER 31,
                                                         1994                  1994                  1994
                                                  -------------------  --------------------  --------------------
Net revenues:
  Licenses......................................      $   363,756           $      905           $    364,661
  Services......................................          104,941                  510                105,451
                                                       ----------              -------             ----------
                                                          468,697                1,415                470,112
Costs and expenses:
  Cost of software distribution.................           24,669                  104                 24,773
  Cost of services..............................           45,986                  813                 46,799
  Sales and marketing...........................          200,538                3,278                203,816
  Research and development......................           60,417                3,846                 64,263
  General and administrative....................           34,526                  844                 35,370
                                                       ----------              -------             ----------
                                                          366,136                8,885                375,021
                                                       ----------              -------             ----------
  Operating income (loss).......................          102,561               (7,470)                95,091
Interest income.................................            3,847                  123                  3,970
Interest expense................................             (380)                 (61)                  (441)
Other expense, net..............................           (2,598)              --                     (2,598)
                                                       ----------              -------             ----------
  Income (loss) before income taxes.............          103,430               (7,408)                96,022
Income taxes....................................           37,234               --                     34,074
                                                       ----------              -------             ----------
Net income (loss)...............................      $    66,196           $   (7,408)          $     61,948
                                                       ----------              -------             ----------
                                                       ----------              -------             ----------
Net income (loss) per share.....................      $      0.49           $    (0.78)          $       0.43
                                                       ----------              -------             ----------
                                                       ----------              -------             ----------
Weighted average number of common and common
 equivalent shares outstanding..................          134,610                9,507                142,782
                                                       ----------              -------             ----------
                                                       ----------              -------             ----------

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              ILLUSTRA
                                                                            INFORMATION
                                                                         TECHNOLOGIES, INC.
                                                         INFORMIX         PERIOD FROM JULY
                                                        CORPORATION           31, 1992        PRO FORMA COMBINED
                                                        YEAR ENDED         (INCEPTION) TO         YEAR ENDED
                                                       DECEMBER 31,           JUNE 30,           DECEMBER 31,
                                                           1993                 1993                 1993
                                                    -------------------  ------------------  --------------------
Net revenues:
  Licenses........................................      $   284,338          $   --              $    284,338
  Services........................................           68,577                 200                68,777
                                                         ----------             -------            ----------
                                                            352,915                 200               353,115
Costs and expenses:
  Cost of software distribution...................           20,077              --                    20,077
  Cost of services................................           32,944                 150                33,094
  Sales and marketing.............................          137,698                  74               137,772
  Research and development........................           43,619                 884                44,503
  General and administrative......................           33,188                 556                33,744
                                                         ----------             -------            ----------
                                                            267,526               1,664               269,190
                                                         ----------             -------            ----------
  Operating income (loss).........................           85,389              (1,464)               83,925
Interest income...................................            3,943                  24                 3,967
Interest expense..................................             (371)             --                      (371)
Other expense, net................................           (1,282)             --                    (1,282)
                                                         ----------             -------            ----------
  Income (loss) before income taxes...............           87,679              (1,440)               86,239
Income taxes......................................           31,564              --                    31,250
                                                         ----------             -------            ----------
Net income (loss).................................      $    56,115          $   (1,440)         $     54,989
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------
Net income (loss) per share.......................      $      0.42          $    (0.46)         $       0.40
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------
Weighted average number of common and common
 equivalent shares outstanding....................          135,202               3,101               137,827
                                                         ----------             -------            ----------
                                                         ----------             -------            ----------

  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  PERIODS COMBINED

    The unaudited Pro Forma Combined Condensed Statements of Income combine the historical statements of income of Informix for the nine months ended October 1, 1995 and October 2, 1994 and the fiscal years ended December 31, 1994 and 1993 with the historical statements of operations of Illustra for the nine months ended September 30, 1995 and 1994, the twelve months ended December 31, 1994 and the period from July 31, 1992 (inception) to June 30, 1993, respectively. Since Illustra's inception date was during its fiscal year ended June 30, 1993, the unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1992 is the same as Informix's historical results for such period. Due to the periods combined as described above, Illustra's net revenues of $152,000 and net loss of $2,011,000 for the period July 1, 1993 to December 31, 1993 are not included in the Pro Forma Combined Condensed Statements of Income.

NOTE 2.  BASIS OF PRESENTATION

    PRO FORMA OUTSTANDING INFORMIX COMMON STOCK

    The maximum number of shares of Informix Common Stock to be issued in the Merger (including Informix Common Stock to be reserved for issuance upon exercise of Illustra's options and warrants to be assumed by Informix) in exchange for the acquisition by Informix of all outstanding Illustra Capital Stock and all outstanding options and warrants to acquire Illustra Capital Stock will be 15,000,000 shares. Consequently, the Common Exchange Ratio will depend on the capitalization of Illustra at the Effective Time. Assuming that all shares of Illustra Preferred Stock are converted to shares of Illustra Common Stock prior to the Effective Time, and further assuming that the capitalization of Illustra at the Effective Time is in all other respects identical to the capitalization as of September 30, 1995, the Common Exchange Ratio would be
0.82685 of a share of Informix Common Stock for each outstanding share of Illustra Common Stock. Such Common Exchange Ratio was used in preparing the pro forma combined financial data and the following table which provides the pro forma share issuance in connection with the Merger:

Illustra Common Stock outstanding at September 30, 1995 (assuming
 conversion of all outstanding Illustra Preferred Stock)..............   14,344,299
Common Exchange Ratio.................................................      0.82685
                                                                        -----------
Number of shares of Informix Common Stock exchanged for Illustra
 Common Stock.........................................................   11,860,603
Number of shares of Informix Common Stock exchanged for rights of
 Series C Preferred Stock of Illustra.................................      174,557
                                                                        -----------
Total number of shares of Informix Common Stock exchanged.............   12,035,160
Number of shares of Informix Common Stock outstanding as of October 1,
 1995.................................................................  134,520,180
                                                                        -----------
Number of shares of Informix Common Stock outstanding after completion of the Merger........................................................  146,555,340
                                                                        -----------
                                                                        -----------

    The actual number of shares of Informix Common Stock to be exchanged for all of the outstanding Illustra Common Stock will be determined at the Effective Time based on the capitalization of Illustra at the Effective Time.

    MERGER-RELATED EXPENSES


    Informix and Illustra estimate that they will incur Merger-related expenses,
consisting  primarily  of  transaction   costs  for  investment  bankers   fees,
attorneys, accountants, financial printing and other

                                  (UNAUDITED)

related charges, of approximately $6.0 million. This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations in the fiscal quarter in which the Merger is consummated.


    The Pro Forma Condensed Combined Balance Sheet gives effect to such expenses as if they had been incurred as of October 1, 1995, but the Pro Forma Combined Condensed Statements of Income do not give effect to such expenses.

    PRO FORMA ADJUSTMENTS

    Since Informix plans to file consolidated tax returns which will include Illustra's operations subsequent to the Effective Time, pro forma adjustments were made to reduce the valuation allowances previously provided by Illustra for Illustra's net deferred tax assets related primarily to loss carryforwards generated since its inception in July 1992. Informix has determined that estimated combined future taxable income is sufficient to conclude that it is more likely than not that such net deferred tax assets could be realized. As a result, the Pro Forma Combined Condensed Financial Statements include pro forma adjustments which reduced income tax expense by $3,752,000, $2,354,000, $3,160,000 and $314,000 for the the nine months ended October 1, 1995 and October 2, 1994 and the years ended December 31, 1994 and 1993, respectively, and increased net deferred tax assets by $7,991,000 at October 1, 1995. Other than for the Merger-related expenses as described above, there were no other pro forma adjustments.

    CONFORMING ADJUSTMENTS

    No adjustments were required to conform the accounting policies of Illustra and Informix. Certain amounts for Illustra have been reclassified to conform to Informix's financial statements presentation.

NOTE 3.  PRO FORMA NET INCOME PER SHARE

    The pro forma combined net income per share is based on the combined weighted average number of common and dilutive common stock equivalent shares of Informix Common Stock and Illustra Common Stock and assumes conversion of all outstanding Illustra Preferred Stock at the beginning of the earliest period presented and further assumes a Common Exchange Ratio as of September 30, 1995 of 0.82685 of a share of Informix Common Stock for each outstanding share of Illustra Common Stock and the issuance of 174,557 shares of Informix Common Stock in satisfaction of certain rights retained by the former holders of Series C Preferred Stock upon conversion of Series C Preferred Stock to Illustra Common Stock. The actual number of shares of Informix Common Stock to be exchanged for all of the outstanding Illustra Common Stock will be determined at the Effective Time based on the capitalization of Illustra at the Effective Time.

    Share and per share information applicable to prior periods for Informix has been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective on June 26, 1995.

                               INFORMIX BUSINESS

BACKGROUND

    Informix designs, develops, manufactures, markets and supports distributed relational database management systems, object-oriented, graphical- and character-based application development tools and graphical data-access tools for delivering information to most significant desktop platforms. In addition to software products, Informix offers training, consulting and maintenance to its customers. Informix was initially incorporated in California in 1980 and was reincorporated in Delaware in August 1986. Unless the context requires otherwise, the term "Informix" refers to Informix Corporation and its subsidiaries.


    Informix designs, develops, manufactures, markets and supports database management systems, connectivity interfaces and gateways and application development tools for graphical- and character-based software applications all as part of relational database management systems ("RDBMS"). All of the Informix database products developed since 1983 support Structured Query Language
("SQL"), an industry standard created by IBM. Informix believes that its INFORMIX-4GL Product, introduced in 1986, was the first fourth-generation applications development language consolidating SQL with syntax for menu creation, formatted screen generation and report writing. The combination of these features significantly increases programmer productivity and flexibility in developing applications software. Informix's core database management software runs on the UNIX-Registered Trademark-, Windows-TM- and Windows/NT-TM-operating systems, and certain networks composed of computers running these operating systems.


    Informix's customers consist primarily of end-users, application resellers, computer original equipment manufacturers ("OEMs") and distributors. Informix markets its products directly to end-users through its sales force and indirectly to end-users through application resellers, OEMs and distributors.


    In 1995, Informix had three internal sales organizations: North America; Europe, Middle East and Africa; and the Intercontinental Group, which included Japan and the Asia/Pacific and Latin America regions. Effective January 1, 1996, these sales organizations were reorganized into the following groups: Americas, including the North America and Latin America regions; International, including the Europe, Middle East, Africa and Asia/Pacific regions; and Japan. The Americas sales organization is headquartered in Menlo Park, California, has sales offices located in major cities throughout the United States and Canada and in 7 Latin American countries. The International sales organization, headquartered in the United Kingdom, has sales offices in 29 countries. Informix also has a European development, production and distribution center located in Ireland. The Japan sales organization is headquartered in Tokyo, Japan. Informix has operating subsidiaries in 36 foreign countries.


PRODUCTS

    DATABASE ENGINES

    Informix offers the following relational database SQL engines, which share a common set of development tools:

    - INFORMIX-OnLine, Informix's first generation on-line transaction processing ("OLTP") database server with stored procedures, triggers, referential integrity, high availability, document imaging support and fast response times in heavy transaction environments.

    - INFORMIX-OnLine Dynamic Server-TM-, Informix's second generation OLTP engine. This server is based on Informix's Dynamic Scalable Architecture and features parallel data processing capability, replication and connectivity options built into the core database server, offering users significant enhancements without adding additional cost. This product is available on uniprocessor and symmetric multiprocessing systems.

    - INFORMIX-OnLine Extended Parallel Server, a new, high-performance, scalable database server which extends Informix's Dynamic Scalable Architecture to loosely coupled, "shared nothing" computing architectures, including clusters of symmetric multiprocessing systems and massively parallel processing systems. This product became available in the third quarter of 1995 on a limited basis.

    - INFORMIX-SE, designed for smaller organizations with limited MIS staffing or minimal database expertise because it is easy to install and maintain. This product provides the power of SQL without the complex database administration requirements.

    DATABASE TOOLS

    Informix offers a variety of database application development tools designed to allow users to build applications quickly and maintain them easily. The Informix database tools are:

    - INFORMIX-NewEra-TM-, a graphical, object-oriented development environment designed for creating enterprise-wide multi-tier client/server database applications. INFORMIX-NewEra features a fourth-generation object-oriented programming language, reusable class libraries, application partitioning, and flexible application deployment, and supports open connectivity to Informix and non-Informix databases. INFORMIX-NewEra is currently
      available  for   Microsoft-Registered  Trademark-   Windows-TM-  and   OSF
      Motif-TM-.

    - INFORMIX-4GL, a character-based development environment, which includes a fourth-generation programming language with full screen-building, report entry and SQL database input/ output capabilities. The INFORMIX-4GL product family is comprised of three core products: INFORMIX-4GL Compiled, INFORMIX-4GL Rapid Development System and INFORMIX-4GL Interactive Debugger.

    - INFORMIX-SQL, a package of five interactive tools for creating character-based applications. INFORMIX-SQL consists of a forms package, a report writer, an interactive SQL editor, a menu builder and an interactive schema editor.

    - C-ISAM-Registered Trademark-, a library of C functions that manage indexed sequential access method files. C-ISAM bypasses the overhead of an entire database management system and allows direct access to an application's records.

    - INFORMIX-NewEra ViewPoint-TM-, a graphical database access and analytical tool specifically designed to give non-technical computer users point and click access to information contained in corporate or departmental databases and to run their own customized forms and reports.

    - INFORMIX-NewEra ViewPoint Pro, a graphical database administration tool, includes all of the features of INFORMIX-NewEra ViewPoint, as well as a database schema builder, a SQL editor and a SuperView-TM- builder, for creating highly specialized views to the database that simplify access, retrieval and analysis of data.

    - INFORMIX-MetaCube-TM-, a high-performance on-line analytical processing engine that automatically preconsolidates data and provides a multidimensional view of data without the constraints of a two dimensional (row and table) data model. The INFORMIX-MetaCube product family also includes MetaCube Explorer, an adhoc decision support tool for end users, MetaCube Warehouse Manager, a graphical tool for administering the "metadata" describing a database in a logical, user-friendly view, MetaCube Agents, a scheduler to perform user queries and administrative tasks on a database in the background, and MetaCube for Excel, an add-in to the standard Microsoft spreadsheet environment. The MetaCube products became available in the fourth quarter of 1995 as a result of Informix's acquisition of Stanford Technology Group, Inc.

    In February 1995, Informix entered into an agreement with Investment Intelligence Systems Limited ("IISL") which gave IISL exclusive rights to develop, distribute, sell and support the

INFORMIX-Wingz-Registered Trademark- spreadsheet and the INFORMIX-HyperScript-Registered Trademark- Tools graphical development environment to new and existing customers. IISL assumed full responsibility for both products effective June 30, 1995. The agreement is world-wide, with the exception of Japan, where ASCII Corporation retains the exclusive rights to market and distribute the Kanji version of INFORMIX-Wingz.


    In October 1995, Informix acquired Stanford Technology Group, Inc., a United States based provider of on-line analytical processing technology, for approximately 570,000 shares of Informix common stock. The transaction will be accounted for as a pooling of interests. As a result of this acquisition, Informix added the INFORMIX-MetaCube product family to its product line.


    CONNECTIVITY PRODUCTS

    The Informix connectivity products are:

    - INFORMIX-Gateway-TM- with DRDA, a UNIX-based connectivity tool allowing interoperability to IBM databases such as DB2, DB2/VM and DB2/400 from Windows and UNIX clients. INFORMIX- Gateway with DRDA allows applications built with Informix application development tools to transparently access and modify information in Distributed Relational Database Architecture-TM- -- compliant database management systems.

    - INFORMIX-Enterprise Gateway-TM-, a UNIX-based connectivity tool, which incorporates the Enterprise Data Access SQL suite of products from Information Builders, Inc. This product provides transparent access through SQL statements and remote procedure calls to over 60 relational and non-relational data sources on 35 different hardware platforms and operating systems.

    - INFORMIX-STAR, provides the ability to access INFORMIX-OnLine databases stored on multiple servers in the same transaction. INFORMIX-STAR allows the joining and viewing of multiple databases at different locations as if they were one common database. The functionality of this product is automatically included in INFORMIX-OnLine Dynamic Server and INFORMIX-OnLine Extended Parallel Server.

    - INFORMIX-NET, allows the off-loading of application processing from the server to a client workstation. The functionality of this product is included in INFORMIX-SE and all of Informix's UNIX-based tools. INFORMIX-NET PC for DOS permits the same offloading between a PC workstation and an Informix database server.

    - INFORMIX DCE/NET, a connectivity product based on the Open Software Foundation Distributed Computing Environment specification. This Product allows customers transparent access to Informix and other relational databases and takes advantage of DCE security and directory services.

    - INFORMIX-TP/XA, links INFORMIX-OnLine to a transaction manager to support transactions involving multiple databases and multiple computer systems. INFORMIX-TP/XA is a library of C functions that establishes the connection between INFORMIX-OnLine and the transaction manager.

    - INFORMIX-ESQL for C and COBOL, embedded SQL products which permit developers to take advantage of SQL technology while building applications in C or COBOL.

    MAINTENANCE, CONSULTING AND SERVICES


    Informix maintains field-based and centralized corporate technical staffs to provide a comprehensive range of assistance to its customers. These services include pre- and post- sales technical assistance, consulting, product and sales training and technical support services. Consultants and trainers provide services to customers to assist them in the use of Informix's products and the design and development of applications that utilize Informix's products.


    Informix provides maintenance to its RDBMS customers on an optional basis for fees ranging from 10% to 18% of the license fees paid by the customer which generally includes product updates.

MARKETING AND CUSTOMERS

    In 1995, Informix had three internal sales organizations: North America; Europe, Middle East and Africa; and the Intercontinental Group, which included Japan and the Asia/Pacific and Latin America regions. Effective January 1, 1996, these sales organizations were reorganized into the following groups: Americas, including the North America and Latin America regions; International, including the Europe, Middle East, Africa and Asia/Pacific regions; and Japan.

    In North America, Informix distributes its products through the channels of direct end-user licensing, OEMs, application resellers addressing specific markets and distributors. Informix licenses its products to large companies and government entities through its direct sales force, and to certain of these companies, as well as smaller end-users, through its telemarketing sales force.

    In Europe, Latin America and Japan, Informix uses distribution channels similar in type to those used by Informix in the United States. In other foreign regions, Informix licenses its products to end-users primarily through application resellers, distributors and OEMs.

    Informix has chosen a multiple channel distribution strategy to maintain broad market coverage and product availability. Informix, therefore, has generally avoided exclusive relationships with its licensees and other resellers of its products. Discount policies and reseller licensing programs are intended to support each distribution channel with a minimum of channel conflict.


    At December 31, 1995, Informix's sales, marketing and support staff totaled 1,011 regular employees in the North America region; 103 regular employees in the Latin America region, 652 regular employees in the Europe, Middle East and Africa regions, 231 regular employees in the Asia/ Pacific region and 77 regular employees in Japan.


    In January 1995, Informix acquired a 90 percent interest in the database division of ASCII Corporation, a distributor of its products in Japan. Informix acquired the remaining 10 percent interest in January 1996. This acquisition has been recorded as a purchase. The purchase cost of this business was approximately $46,000,000. Additionally, in April 1995, Informix acquired an 80 percent interest in the database division of Daou Corporation, a distributor of its products in Korea. Informix will acquire the remaining 20 percent interest in January 1997. This acquisition has been recorded as a purchase with the purchase cost of this business being approximately $4,300,000.

    Informix provides a financing option to customers in connection with the license of software in the United States through its wholly-owned subsidiary, Informix Credit Company. Similar financing is offered in Europe.

LICENSING

    END-USER LICENSING

    Informix's products are licensed directly to end-users through Informix's sales force as well as indirectly to end-users through application resellers, OEMs and distributors. Informix believes that the common core technology of its RDBMS software products, based on standard operating systems and the SQL database language places it in a strong position to sell into major corporations and government agencies that wish to standardize their diverse computing environments. As a result, certain of these end-user organizations have entered into general purchasing agreements with Informix which offer volume discounts.

    APPLICATION RESELLER LICENSING

    Since its inception, Informix has licensed application resellers to distribute its products. A typical application reseller develops an application product (e.g., an insurance agency management system) using one of Informix's products and then licenses the resultant application software to its customers in the target market. The application reseller customer purchases a license for use of Informix's product to develop an applications program. Depending on the application program developed, it may include a run-only license, a full version license or even multiple product licenses.

    Application resellers develop applications using a wide array of application development tools, including products from Informix, such as INFORMIX-NewEra, INFORMIX-4GL and INFORMIX-SQL, as well as products offered by third parties. Applications developed using Informix's products are generally portable across various brands of computers and different operating systems. Informix believes that this feature is significant to this distribution channel.

    Informix has specialized programs to support the application reseller distribution channel. Under these programs, Informix provides to selected application resellers a combination of marketing development services, consulting and technical marketing support and discounts.

    OEM LICENSING

    Informix's products are also marketed with the assistance of the sales forces of its OEM customers who have concluded that "solution selling" of a combination of software and hardware to their respective customers enhances the sales of their computer equipment. Informix believes that the compatibility and range of applications for its products is significant to this distribution channel.

    DISTRIBUTOR LICENSING

    Informix has established a network of full service international distributors who provide local service and support, as well as Informix's products, to their respective national markets. Informix's products have been translated by Informix or Informix's distributors into a number of foreign languages, including Japanese (Kanji), Chinese (Simplified and Traditional), Czech, Danish, French, German, Hebrew, Hungarian, Korean (Hangul), Italian, Polish, Russian, Slovak, Spanish, Swedish and Thai.

PRODUCT DEVELOPMENT

    The computer software industry is highly competitive and rapidly changing. Consequently, Informix dedicates considerable resources to research and development efforts to enhance its existing product line and to develop new products to meet new market opportunities. Major research and development projects in 1995 included new releases of INFORMIX-NewEra and INFORMIX-OnLine Dynamic Server and the release of INFORMIX-OnLine Extended Parallel Server on a limited basis.

    Most of Informix's current software products and accompanying documentation have been developed internally; however, Informix has acquired certain software products from others and plans to do so again in the future.

    Current product development is focused toward:

    - Improvement and enhancement of current products and new products, with particular emphasis on parallel computer architecture, graphical desk top, system administration, application partitioning, mobile capabilities and support for complex data, such as audio, video, text and images of the type often used in World Wide Web or other Internet-based applications.

    - Improvements to Informix products to provide greater speed and support for larger numbers of concurrent users.

    - Adaptation of new products to the broad range of computer brands and operating systems Informix currently supports and adaptation of current products to new brands of computers and operating systems which represent attractive market opportunities for Informix products.

    There can be no assurance that Informix's product development efforts will be successful or that any new products will achieve significant market acceptance.


    As of December 31, 1995, Informix had 644 regular employees engaged in research and development.

COMPETITION

    Informix faces intense competition in the market for RDBMS software products. Companies in the RDBMS market compete primarily on the basis of price/performance characteristics, name recognition, and technical support, training and consulting services.

    With respect to RDBMS performance, Informix believes that the principal competitive factors include:

    - Application development productivity (the speed with which applications can be built).

    - Database performance (the speed at which database storage and retrieval functions are executed).

    - The ability to support large warehouses of information.

    - Reliability, availability and serviceability.

    - The distribution of RDBMS software applications and data across networks of computers from multiple suppliers.

    - Increasingly, the ability to manage complex data and solve more complex business problems based on such data.

    Informix believes that the technical advantages of its products, its approach to sales and marketing, its relations with application resellers, OEMs and distributors and its customer service and support contribute to its ability to compete favorably in this market.


    The chief competition faced by Informix is currently provided by Oracle Corporation, Sybase, Inc., CA Ingres (a subsidiary of Computer Associates International, Inc.), IBM Corporation, Microsoft Corporation and Red Brick Systems, Inc. and suppliers of third party tools such as Gupta Corporation, Forte Software, Inc. and Dynasty Technologies, Inc. Informix believes that there is a large market for RDBMS software which might attract additional competitors. Additionally, some of Informix's current competitors and many potential competitors have greater financial, technical and marketing resources than Informix.


    To the extent that market acceptance for personal computer oriented technologies increases at the expense of UNIX or other non-PC platforms, this could result in greater price pressure on certain of Informix's database products and services. The availability and market acceptance of Microsoft Corporation's Windows NT operating system may increase the competition faced by the principal operating system platforms on which Informix's products operate and may result in greater price pressure on certain of Informix's database products and services. Also, new or enhanced products introduced by existing or future competitors could have an adverse effect on Informix's business. Existing and future competition or changes in Informix's product or services pricing structure or product or service offerings could result in an immediate reduction in the prices of Informix's products or services. If this were to result in significant price declines, the effects of which were not offset by any resulting increases in sales volume of Informix's products or services, Informix's business, results of operations and financial condition would be adversely affected.

PRODUCT PROTECTION

    Informix relies on a combination of trade secret, copyright and trademark laws, license agreements and technical measures to protect its rights in its software products. Like many software companies, Informix has no patents to date, although it has applied for four software patents for core technology present in Informix products, and is proceeding with applications for several other software patents. Informix maintains trademark and service mark registrations in the United States and numerous other foreign jurisdictions.

    Informix's products are generally licensed to end-users on a "right-to-use" basis pursuant to a license that restricts the use of the products to the customer's internal business purposes either on a single computer at a single site or to a specific number of users at a single site or enterprise wide.

Informix also relies on "shrink-wrap" licenses. Informix's "shrink-wrap" license includes a prominently displayed notice informing the end-user that, by opening the product packaging, the end-user agrees to be bound by Informix's license agreement printed on the package. Copyright and trade secret protection for source and object code version of software products may be unavailable in certain foreign countries. In addition, "shrink-wrap" licenses may be wholly or partially unenforceable under the laws of certain jurisdictions.

    Informix protects the human readable, source code version of its products as a trade secret and an unpublished copyrighted work. Informix has licensed the source code of its products to certain customers under certain circumstances, and for restricted uses. In addition, Informix has entered into source code escrow agreements with a number of its customers that generally require release of source code to the customer in the event there is a bankruptcy or similar proceeding by or against Informix, Informix ceases to do business or Informix ceases to support the product. In the event of a release of the source code to a customer, the customer is required to maintain its confidentiality and, in general, to use the source code solely for internal business purposes or for the purpose of providing maintenance and support to its customers, and, in certain circumstances, to embedding it in customer products.

    Informix believes that, because of the rapid pace of technological change in the computer software industry, patent, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of Informix's personnel, new product introduction, frequent product enhancement, name recognition and ongoing product maintenance.

EMPLOYEES

    As of December 31, 1995, Informix and its subsidiaries had 3,219 regular employees worldwide, including 2,074 in sales, marketing and support; 644 in research and development; 90 in operations and 411 in administration and finance.


    Competition in recruiting personnel in the computer software industry is intense. Informix believes that its future success will depend in part on its continued ability to recruit and retain highly skilled management, marketing and technical personnel.

    None of Informix's U.S. employees are represented by a labor union. A small number of employees located outside of the United States are represented by labor unions. The degree of this representation varies from country to country. Informix has experienced no work stoppages and believes that its employee relations are excellent.

PROPERTIES

    Informix's headquarters and its marketing, finance, Americas sales, administration, customer service and research and development operations are located in five modern buildings in a seven building office park in Menlo Park, California, approximately 30 miles south of San Francisco. Informix leases approximately 214,000 square feet of space in these buildings. The leases for spaces in three of the buildings expire in March 1998. Informix has an option to renew each lease for another five year term at 95% of the then fair rental value. The remaining leases expire in September 2001.


    Some of the research and development for Informix's tools products, a portion of Informix's customer service organization, Informix's principal manufacturing facility and Informix's telemarketing organization are located in two modern buildings aggregating approximately 135,000 square feet in Lenexa, Kansas, a suburb of Kansas City. The buildings are owned by a partnership, of which Informix Software, Inc. is a 50% partner, and leased by the partnership to Informix Software, Inc. under a lease with an initial ten-year term that expires in March 1998. There are two five-year renewal options. Rental under this lease remains fixed through 1998, and then adjusts to prevailing rates for the renewal terms.


    Informix also leases office space in approximately 45 facilities in the United States and Canada and approximately 58 facilities internationally.


    Informix believes that its facilities are adequate for its current needs and that suitable additional or substitute space will be available as needed to accommodate the expansion of Informix's operations.

                 INFORMIX MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS -- RECENT OPERATING RESULTS



    On January 31, 1996, Informix announced financial results for its fourth quarter and year ended December 31, 1995. Revenues for the quarter and the year were $217,070,000 and $708,985,000, respectively, representing increases of approximately 45% and 51%, respectively, of revenues over comparable periods in 1994. Informix also reported net income for the fourth quarter and the year of $38,834,000 ($0.28 per share) and $105,333,000 ($0.76 per share), respectively, compared  to $23,836,000 ($0.18 per share) and $66,196,000 ($0.49 per share) for the comparable periods in 1994.


RESULTS OF OPERATIONS -- NINE MONTH PERIOD COMPARISON

    The following table  sets forth  operating results  as a  percentage of  net revenues for the periods ended October 1, 1995 and October 2, 1994, respectively, and the percent change in the operating results for the nine month period ended October 1, 1995, compared to the nine month period ended October 2, 1994.

                                                                        PERCENT OF NET REVENUES NINE
                                                                                MONTHS ENDED
                                                                        ----------------------------  PERIOD TO PERIOD
                                                                         OCTOBER 1,     OCTOBER 2,    PERCENT INCREASE
                                                                            1995           1994          (DECREASE)
                                                                        -------------  -------------  -----------------
Net revenues:
  Licenses............................................................          75%            77%              50%
  Services............................................................          25             23               69
                                                                               ---            ---              ---
    Total net revenues................................................         100%           100%              54%
                                                                               ---            ---              ---
                                                                               ---            ---              ---
Costs and expenses:
  Cost of software distribution.......................................           5%             5%              49%
  Cost of services....................................................          12             11               87
  Sales and marketing.................................................          43             42               56
  Research and development............................................          12             14               31
  General and administrative..........................................           7              8               41
                                                                               ---            ---              ---
    Total operating expenses..........................................          79%            80%              54%
                                                                               ---            ---              ---
                                                                               ---            ---              ---
Operating income......................................................          21%            20%              56%
Interest income.......................................................           1              1              105
Interest expense......................................................           0              0              153
Other expense, net....................................................          (0)            (0)              96
                                                                               ---            ---              ---
Income before income taxes............................................          22             21               61
Income taxes..........................................................           8              8               67
                                                                               ---            ---              ---
Net income............................................................          14%            13%              57%
                                                                               ---            ---              ---
                                                                               ---            ---              ---

    Informix's operating income in the first nine months of 1995 was 21 percent of net revenues, compared to 20 percent in the corresponding period in 1994.

    Although Informix's operating margins have exceeded or equaled 20 percent over the last several quarters, Informix's expenses are relatively fixed in the near term and unexpected variances in planned revenues, which are difficult to forecast, can result in variations in operating margins and cost ratios. Informix's quarterly operating margins have generally followed a pattern with second half revenues and operating margins generally being higher than those of the preceding first half; however, there is no assurance that this historical pattern will be repeated.

    Informix derives revenues principally from licensing its software and providing technical product support and updates to customers. License revenues may involve the shipment of product by Informix or the granting of a license to manufacture products. Informix's products are sold directly to end-user customers or through resellers, including OEMs, system integrators, distributors, or application vendors. Informix's revenues have been increasingly derived from sales contracts directly with end-users and less from the distributor or OEM sales channels. These end-user sales contracts can be relatively large in size and are difficult to forecast both in timing and dollar value. In addition, these revenue contracts have relatively lower associated software distribution and selling costs. From time to time Informix has recognized substantial net revenue from these large software license agreements. These transactions, which are difficult to predict, have caused fluctuations in net revenues and in net income because of the relatively high gross margin on such revenues. Informix expects that transactions of this nature and the resulting fluctuations will continue.

    Throughout the remainder of 1995, Informix will continue to invest more in customer services, marketing and research and development, and make personnel additions to Informix's sales force worldwide. These additional expenses may adversely affect Informix's operating margins in 1995 if there are no offsetting increases in revenues or reductions in other operating expenses.

    As the number of software products and software patents in the industry increases, Informix believes that software developers may become increasingly subject to infringement claims. There can be no assurance that a third party will not assert that its patents or other proprietary rights are violated by products offered by Informix. Any such claims, with or without merit, can be time consuming and expensive to defend and could have an adverse effect on Informix's business, results of operations, financial position and cash flows.

    Informix's stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts or others could have an immediate and significant adverse effect on the trading price of Informix's common stock in any given period. Additionally, as is common in the industry, a disproportionate amount of Informix's license revenue is derived from transactions that close in the last few weeks of a quarter that make quarterly revenues difficult to forecast. Informix may not learn of, or be able to confirm, revenue or earnings shortfalls until the end of each quarter, which could result in an even more immediate and adverse effect on the trading price of Informix's common stock. Finally, Informix participates in a highly dynamic industry, which often results in significant volatility of Informix's common stock price.

    NET REVENUES

                                                                                     NINE MONTHS ENDED
                                                                                  ------------------------
                                                                                  OCTOBER 1,   OCTOBER 2,
                                                                                     1995         1994         CHANGE
                                                                                  -----------  -----------  ------------
                                                                                          (DOLLARS IN MILLIONS)
License fees....................................................................  $   369.1    $   246.0            50%
  Percentage of net revenues....................................................         75%          77%
Services........................................................................  $   122.8    $    72.6            69%
  Percentage of net revenues....................................................         25%          23%
Net revenues....................................................................  $   491.9    $   318.6            54%

    The increase in service revenue, which consists of customer support, training and consulting, was primarily attributable to the continued growth of the installed customer base, the renewal of maintenance contracts and increased consulting revenue. Informix continues to emphasize support services as a source of revenue.

    The revenue growth in the first nine months of 1995 primarily reflects continued strong worldwide acceptance for Informix's new and existing technology and products. Although Informix expects revenues to grow in the remainder of 1995, there can be no assurance that such growth will be achieved or that growth rates in the future will be comparable to those in the first nine months of

1995. Informix's revenues, along with those of the RDBMS industry as a whole, have shown substantial growth over the last several years. The industry has benefited from trends to downsize from large proprietary computer systems and market acceptance of UNIX and other open operating environments.

    Informix has focused on the UNIX, open operating system market since 1980 and has broadened its open environments by releasing a Windows and Windows/NT version of an Informix database server in 1994. Informix has also developed and released connectivity products to allow access to other relational databases, both proprietary and open, and access to this data through various protocols such as IBM's DRDA and X/Open's XA. The industry movement to new open operating systems like Windows/NT and access through low-end, desktop machines may cause downward pressure on prices of database and related products. If such downward pressure on prices were to occur, margins would be adversely affected.

    The license revenue growth in the first nine months of 1995 reflects continued strong demand for Informix's products, particularly for Informix's new generation of database servers, INFORMIX-OnLine DynamicServer-TM-. Informix has also started to see revenue growth in the tools area with the introduction of INFORMIX-NewEra-TM-, a third-generation client/server application development tool which became available in the second half of 1994. During the nine months of 1995, Informix introduced, on a limited basis, INFORMIX-OnLine Extended Parallel Server ("XPS"), a new high-performance, scalable database server based on Informix's Dynamic Scalable Architecture ("DSA") and also introduced INFORMIX-NewEra-TM- 2.X on the Windows platform.

    Informix's ability to sustain growth depends in part on the timely release of successful new and updated products, and the success of new and updated products from its competitors. Informix has experienced product delays in the past and may have delays in the future.

    A key factor in determining the success of Informix will continue to be the ability of Informix's products to interoperate and perform well with existing and future leading, industry standard application software products intended to be used in connection with RDBMS. Failure to meet existing or future interoperability and performance requirements of certain independent vendors marketing such applications in a timely manner could adversely affect the market for Informix's products.

    Over half of Informix's net revenues are derived from its international operations. In Europe and Asia/Pacific, most revenues and expenses are now denominated in local currencies. The U.S. dollar weakened in the first nine months of 1995 against the major European and Asian/Pacific currencies, which resulted in higher revenue and expenses recorded when translated into U.S. dollars and compared with the prior year periods. Through 1994, most revenues from Asia Pacific, Canada and Latin America were denominated in U.S. dollars. Accordingly, the translation of the revenues for these regions was less impacted by fluctuations in foreign exchange rates. Informix has increased its direct sales presence in Asia/Pacific by opening offices and acquiring its primary software distributors in Malaysia in 1994, and Japan and Korea in early 1995. This increased the proportion of direct sales denominated in local currency in these regions. Informix has also increased its direct presence in Latin America, although a significant percentage of the revenue is still denominated in U.S. dollars. In the future, Informix expects currency fluctuations in Mexico, and to a lesser extent, other Latin American countries to continue. Informix's operating and pricing strategies take into account changes in exchange rates over time; however, Informix's results of operations may be significantly affected in the short term by fluctuations in foreign currency exchange rates.

    Informix has a hedging program in place to minimize foreign exchange gains or losses, where possible, from recorded foreign denominated transactions resulting from fluctuations in exchange rates. This program involves the use of forward foreign exchange contracts in the primary European and Asian currencies. Informix has limited unhedged transaction exposures in certain secondary currencies in Latin America, Eastern Europe, and Asia/Pacific because there are limited forward currency exchange markets in these currencies. Informix does not attempt to hedge the translation to U.S. dollars of foreign denominated revenues and expenses not yet incurred.

    Informix's  distribution markets  are organized into  three general markets:
North America; Europe, the Middle East, and Africa; and Intercontinental, consisting of Latin America and the Asia/ Pacific region. During the first nine months of 1995, these organizations contributed 42 percent, 38 percent and 20 percent, respectively, of Informix's net revenues compared to 44 percent, 40 percent, and 16 percent, respectively, for the same period in 1994.

    COST OF SOFTWARE DISTRIBUTION

                                                                                       NINE MONTHS ENDED
                                                                                   --------------------------
                                                                                    OCTOBER 1,    OCTOBER 2,
                                                                                       1995          1994         CHANGE
                                                                                   ------------  ------------  ------------
                                                                                            (DOLLARS IN MILLIONS)
Manufactured cost of software distribution.......................................   $    16.5     $    11.3            46%
  Percentage of license revenue..................................................           5%            5%
Amortization of capitalized software.............................................   $     8.5     $     5.4            56%
  Percentage of license revenue..................................................           2%            2%
Cost of software distribution....................................................   $    25.0     $    16.7            49%
  Percentage of licenses revenue.................................................           7%            7%

    Software distribution costs consist primarily of: 1) manufacturing and related costs such as media, documentation, product assembly and purchasing costs, customs, freight and third party royalties; and 2) amortization of previously capitalized software development costs.

    The increase in the amortization of capitalized software in absolute dollars in the first nine months of 1995 compared to the same period in 1994 was due to the release of several products in the latter half of 1994 and the first half of 1995. Informix expects that amortization of capitalized software in absolute dollars will continue to increase in the future as new products are released.

    Manufactured cost of software distribution in the first nine months of 1995, as a percentage of license revenues, remained flat compared to the same period in 1994. The cost of software distribution as a percentage of license revenues may vary depending upon whether the product is reproduced by Informix or by its customers.

    COST OF SERVICES

                                                                                       NINE MONTHS ENDED
                                                                                   --------------------------
                                                                                    OCTOBER 1,    OCTOBER 2,
                                                                                       1995          1994         CHANGE
                                                                                   ------------  ------------  ------------
                                                                                            (DOLLARS IN MILLIONS)
Cost of Services.................................................................   $    62.0     $    33.1            87%
  Percentage of service revenues.................................................          51%           46%

    Cost of services consists primarily of maintenance, consulting and training expenses. The increase in cost of services in the first nine months of 1995 in absolute dollars and as a percentage of net revenues compared to the corresponding prior year period is primarily due to Informix's increased expenditures in developing consulting and support services. In the future, Informix expects that cost of services as a percentage of net revenues will approximate the rate in the first nine months of 1995.

    SALES AND MARKETING EXPENSES

                                                                                     NINE MONTHS ENDED
                                                                                  ------------------------
                                                                                  OCTOBER 1,   OCTOBER 2,
                                                                                     1995         1994         CHANGE
                                                                                  -----------  -----------  ------------
                                                                                          (DOLLARS IN MILLIONS)
Sales and marketing expenses....................................................  $   210.8    $   134.8            56%
  Percentage of net revenues....................................................         43%          42%

    The increase in sales and marketing expenses in the first nine months of 1995 in absolute dollars compared to the same period in 1994 was a result of increased sales headcount worldwide, new sales offices and increased marketing programs associated with new product introductions.

    With the continuing expansion throughout 1995 of worldwide operations, as well as increased sales and marketing expenditures in 1995 aimed at positioning Informix and its new and existing products in the marketplace, Informix expects that sales and marketing expenses for the remainder of 1995, as a percentage of net revenues, will be similar to those of the first nine months of 1995.

    RESEARCH AND DEVELOPMENT EXPENSES

    Informix accounts for its product development costs in accordance with Statements of Financial Accounting Standards No. 86 (FAS 86). This statement requires that once technological feasibility of a developing product has been established, all subsequent costs incurred in developing that product to a commercially acceptable level be capitalized and amortized ratably over the revenue life of the product. Informix's research and development expenses exclude capitalized software costs of $12.7 million and $9.7 million in the first nine months of 1995 and 1994, respectively, and exclude amortization costs of previously capitalized software. The following table summarizes research and product development costs for the periods ended October 1, 1995 and October 2, 1994:

                                                                                       NINE MONTHS ENDED
                                                                                   --------------------------
                                                                                    OCTOBER 1,    OCTOBER 2,
                                                                                       1995          1994         CHANGE
                                                                                   ------------  ------------  ------------
                                                                                            (DOLLARS IN MILLIONS)
Incurred product development costs...............................................   $    70.4     $    53.6            31%
Expenditures capitalized.........................................................       (12.7)         (9.7)           31%
                                                                                        -----         -----
Research and development expenses................................................   $    57.7     $    43.9            31%
Expenditures capitalized as a % of incurred......................................          18%           18%          n/a

    The increase in research and development expenditures in absolute dollars in the first nine months of 1995 compared to the corresponding period in 1994 resulted from an increase in staff working on new products and product extensions.

    The higher capitalization in absolute dollars of product development expenditures in the first nine months of 1995 compared to the same period in 1994 resulted from an increase in the work involved in projects reaching technological feasibility as they neared their release dates. Informix expects the proportion of work on capitalized projects to remain relatively stable throughout the remainder of 1995.

    Major new programs currently under development include the expansion of the DSA family of servers and connectivity products and subsequent versions of Informix's graphical object-oriented tool INFORMIX-NewEra-TM-. Informix believes that research and development expenditures are essential to maintaining its competitive position in its primary markets and expects the expenditure levels to increase in absolute dollars.

    GENERAL AND ADMINISTRATIVE EXPENSES

                                                                                       NINE MONTHS ENDED
                                                                                   --------------------------
                                                                                    OCTOBER 1,    OCTOBER 2,
                                                                                       1995          1994         CHANGE
                                                                                   ------------  ------------  ------------
                                                                                            (DOLLARS IN MILLIONS)
General and administrative expenses..............................................   $    35.0     $    24.8            41%
  Percentage of net revenue......................................................           7%            8%

    General and administrative expenses for the first nine months of 1995 remained relatively flat as a percentage of net revenues compared to the corresponding period in 1994. Informix expects that general and administrative expenses as a percentage of net revenues for the remainder of 1995 will be consistent with those of the first nine months of 1995.

    PROVISION FOR INCOME TAXES

    Informix's effective tax rate increased to 37.5 percent of pretax income in the first nine months of 1995 from 36.0 percent in the same period in 1994. The higher effective tax rate for the first nine months of 1995 was primarily due to the expiration of the U.S. federal research and development tax credit in 1995.

    Informix  anticipates its fiscal 1995 effective tax rate to be approximately
37.5 percent; however, this rate could change based on a change in the geographic mix of Informix's earnings and the amount of permanent reinvestment offshore of a portion of the 1995 earnings of Informix's lower-taxed Irish operations and the potential reinstatement of the U.S. federal research and development tax credit.

    IMPACT OF INFLATION

    The effect of inflation on Informix's financial position has not been significant.

RESULTS OF OPERATIONS -- FISCAL YEAR COMPARISON

    Selected elements of Informix's financial statements are shown below for the last three years as a percentage of net revenues and as a percentage change from year to year.

    In 1991, Informix was selected to provide the database component of a decision-support system for the Army National Guard and Army Reserves. In 1992, Informix received $26.8 million as part of this Reserve Component Automation System ("RCAS") contract and recorded $21.8 million as license revenue and incurred $3.2 million in related operating expenses. The remaining $5.0 million of service revenue is being recognized over the support period. In 1992, Informix also recorded a $10.5 million charge due to a settlement of a securities class action lawsuit (see Litigation Settlement). In providing comparative information, corresponding tables are presented with Table 1 showing 1992 amounts as reported and Table 2 showing 1992 pro forma amounts excluding the RCAS license revenue and related expenses and the litigation settlement charge. Informix believes that year-to-year comparisons of financial results are not necessarily indicative of future results.

                                                                                                          % INCREASE
                                                                        PERCENT OF NET REVENUES           (DECREASE)
                                                                       YEARS ENDED DECEMBER 31,              1994
                                                                 -------------------------------------     COMPARED
TABLE 1 (AS REPORTED)                                               1994         1993         1992          TO 1993
---------------------------------------------------------------  -----------  -----------  -----------  ---------------
Net revenues...................................................        100%         100%         100%            33%
Costs and Expenses:
  Cost of software distribution................................          5            6            8             23
  Cost of services.............................................         10            9            9             40
  Sales and marketing..........................................         43           39           36             46
  Research and development.....................................         13           12           10             39
  General and administrative...................................          7           10           11              4
                                                                                                                 --
                                                                       ---          ---          ---
    Total costs and expenses...................................         78           76           74             37
                                                                                                                 --
                                                                       ---          ---          ---
Operating income...............................................         22           24           26             20
                                                                                                                 --
                                                                       ---          ---          ---
Net income.....................................................         14           16           17             18


                                                                      1993
                                                                    COMPARED
TABLE 1 (AS REPORTED)                                                TO 1992
---------------------------------------------------------------  ---------------
Net revenues...................................................           24%
Costs and Expenses:
  Cost of software distribution................................           (7)
  Cost of services.............................................           23
  Sales and marketing..........................................           37
  Research and development.....................................           51
  General and administrative...................................            3
                                                                          --

    Total costs and expenses...................................           28
                                                                          --

Operating income...............................................           16
                                                                          --

Net income.....................................................           17

                                                                                                          % INCREASE
                                                                        PERCENT OF NET REVENUES           (DECREASE)
                                                                       YEARS ENDED DECEMBER 31,              1994
                                                                 -------------------------------------     COMPARED
TABLE 2 (PRO FORMA)                                                 1994         1993         1992          TO 1993
---------------------------------------------------------------  -----------  -----------  -----------  ---------------
Net revenues...................................................        100%         100%         100%            33%
Costs and Expenses:
  Cost of software distribution................................          5            6            8             23
  Cost of services.............................................         10            9           10             40
  Sales and marketing..........................................         43           39           38             46
  Research and development.....................................         13           12           11             39
  General and administrative...................................          7           10           12              4
                                                                                                                 --
                                                                       ---          ---          ---
    Total costs and expenses...................................         78           76           79             37
                                                                                                                 --
                                                                       ---          ---          ---
Operating income...............................................         22           24           21             20
                                                                                                                 --
                                                                       ---          ---          ---
  Net income...................................................         14           16           16             18


                                                                      1993
                                                                    COMPARED
TABLE 2 (PRO FORMA)                                                  TO 1992
---------------------------------------------------------------  ---------------
Net revenues...................................................           35%
Costs and Expenses:
  Cost of software distribution................................           (6)
  Cost of services.............................................           23
  Sales and marketing..........................................           41
  Research and development.....................................           53
  General and administrative...................................            4
                                                                          --

    Total costs and expenses...................................           30
                                                                          --

Operating income...............................................           54
                                                                          --

  Net income...................................................           31

    Informix's operating income in 1994 was 22 percent of net revenues compared to 24 percent in 1993 and 26 percent in 1992. Excluding the revenue from the RCAS contract and associated expenses, 1992 operating income was 21 percent. The decrease in operating margin in 1994 compared to 1993 was primarily due to extensive investment in customer services, marketing and research and development expenditures and personnel additions to Informix's sales force worldwide.

    NET REVENUES

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
TABLE 3 (AS REPORTED) (DOLLARS IN MILLIONS)              1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
License fees.......................................   $   363.8             28%    $   284.3             20%    $   237.4
  Percentage of net revenues.......................          78%                          81%                          84%
Services...........................................   $   104.9             53%    $    68.6             48%    $    46.2
  Percentage of net revenues.......................          22%                          19%                          16%
Net revenues.......................................   $   468.7             33%    $   352.9             24%    $   283.6

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
TABLE 4 (PRO FORMA)* (DOLLARS IN MILLIONS)               1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
Licensee fees......................................   $   363.8             28%    $   284.3             32%    $   215.6
  Percentage of net revenues.......................          78%                          81%                          82%
Services...........................................   $   104.9             53%    $    68.6             48%    $    46.2
  Percentage of net revenues.......................          22%                          19%                          18%
Net revenues.......................................   $   468.7             33%    $   352.9             35%    $   261.8

------------------------
* Excludes RCAS license revenue in 1992.

    Service revenue, consisting of customer support, training, and consulting, increased in each of the years presented. These increases were primarily attributable to the continued growth of the installed customer base and the renewal of maintenance contracts. Informix continues to emphasize support services as a source of revenue.

    The revenue growth in 1994 primarily reflects continued strong worldwide acceptance for Informix's new and existing technology. The growth in 1993 reflects Informix's continued emphasis on increasing license volume for its database servers and connectivity products. Informix's revenues, along with those of the RDBMS industry as a whole, have shown substantial growth over the last several years. The industry has benefitted from trends to downsize from large, proprietary computer systems and market acceptance of UNIX" and other open operating environments.

    The license revenue growth in 1994 reflects continued strong demand particularly for Informix's new generation of database servers and connectivity products. In 1994, Informix released INFORMIX-OnLine Dynamic Server 7.1 on eleven symmetric multiprocessing platforms. Informix also introduced INFORMIX-NewEra-TM- in 1994, a second-generation client/server application development tool, and anticipates tools revenue to increase in absolute dollars in 1995. However, there is significant competition in the tools market from other companies and their product offerings: graphical, character-based, and object-oriented. Many of these tools products are "open," meaning they will access data stored on virtually any relational database, including Informix.

    Over half of Informix's net revenues are derived from its international operations (see Note 7 of Notes to Consolidated Financial Statements). In Europe, most revenues and expenses are denominated in local currencies. In 1994 and 1992, the U.S. dollar weakened against the major European currencies, which resulted in higher revenue and expenses recorded when translated into U.S. dollars and compared with the corresponding prior years. In 1993, the U.S. dollar strengthened significantly against the major European currencies, which resulted in lower revenue and expenses recorded when translated into U.S. dollars and compared with the prior year. Through 1994, most revenues from Asia/Pacific, Canada, and Latin America were denominated in U.S. dollars. The translations of the revenues for these regions were less influenced by fluctuations in foreign exchange rates. Informix incurred approximately $0.4 million in foreign exchange loss in Mexico in the fourth quarter of 1994 due to the instability of the economic climate in this country. In the future, Informix expects these currency fluctuations in Mexico and, to a lesser extent, other Latin America countries to continue.

    Approximately 55 percent, 58 percent, and 53 percent of Informix's net revenues were derived from sales to foreign customers for 1994, 1993, and 1992, respectively. The increase in foreign revenues in absolute dollars is primarily attributable to the establishment of new subsidiaries and sales offices in Europe, Asia/Pacific, and Latin America, and continued international acceptance for Informix's new and existing technology. Excluding the RCAS contract, foreign revenue represented 58 percent of net revenues in 1992.

    Informix's distribution markets were reorganized into three general markets at the beginning of the second quarter of 1994: North America, Europe, Middle East, and Africa; and the Intercontinental Group, consisting of Latin America, Japan, and the Asia/Pacific region. These organizations contributed 46 percent, 38 percent, and 16 percent of Informix's net revenues, respectively, in 1994, compared to 43 percent, 41 percent and 16 percent, respectively, in 1993, and 43 percent, 42 percent and 15 percent, respectively in 1992 (excluding the RCAS revenue in North America).

    COST OF SOFTWARE DISTRIBUTION

                                                                                   YEAR ENDED
                                                     ----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE         1993         CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  -----------  -------------
Manufactured cost of software distribution.........   $    16.9             13%    $    14.9            (6)%   $    15.8
  Percentage of license revenue....................           5%                           5%                          7%
Amortization of capitalized software...............   $     7.8             50%    $     5.2            (8)%   $     5.7
  Percentage of license revenue....................           2%                           2%                          2%
                                                                            --                          --
                                                          -----                        -----                       -----
Cost of software distribution......................   $    24.7             23%    $    20.1            (7)%   $    21.5
  Percentage of license revenue....................           7%                           7%                          9%

    Excluding amortization of previously capitalized software development costs, costs of software distribution as a percentage of license revenue declined to 5 percent in 1994 and in 1993 from 7 percent in 1992. The decreases as a percentage of license revenue are the result of the recording of several large contracts which have low associated costs of software distribution since these customers generally manufacture the software themselves, as well as cost reduction programs implemented by Informix in 1992 and 1993.

    The increase in amortization of capitalized software in 1994 resulted from the release of several products in the second half of 1994. The decrease of amortization of capitalized software in absolute dollars in 1993 was due to several projects being fully amortized in early 1992.

    COST OF SERVICES

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
Cost of services...................................   $    46.0             40%    $    32.9             23%    $    26.8
  Percentage of service revenue....................          44%                          48%                          58%

    The decreases in cost of services as a percentage of service revenue in both 1994 and 1993, compared to their corresponding prior year periods, are primarily due to higher growth in maintenance revenues, derived from product update rights and technical support, than in maintenance expenses, primarily related to technical customer support.

    SALES AND MARKETING EXPENSES

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
Sales and marketing................................   $   200.5             46%    $   137.7             37%    $   100.4
  Percentage of net revenue........................          43%                          39%                          36%

    The increase in sales and marketing expenses, in absolute dollars and as a percentage of net revenues, in 1994 and 1993 compared to their corresponding prior year periods, was a result of increased sales personnel worldwide as Informix expanded its investment in the worldwide direct sales organizations, opening of new subsidiaries, acquisition of several foreign distributors, higher commission expense associated with the increase in revenues, and increased marketing programs associated with new product launches. Excluding RCAS revenue and associated expenses in 1992, sales and marketing expenses were 37 percent of net revenues.

    RESEARCH AND DEVELOPMENT EXPENSES

    In accordance with FAS 86, Informix's research and development expenses exclude capitalized software costs of $13.6 million in 1994, $8.6 million in 1993, and $5.0 million in 1992, and exclude amortization costs of previously capitalized software (see Note 1 of Notes to Consolidated Financial Statements). The following table summarizes research and development costs for the prior three years:

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
Incurred product development costs.................   $    74.0             42%    $    52.2             54%    $    33.5
Expenditures capitalized...........................       (13.6)            58%         (8.6)            70%         (5.0)
                                                          -----                        -----                        -----
Research and development expenses..................   $    60.4             39%         43.6             51%    $    28.5
  Percentage of net revenues.......................          13%                          12%                          11%*
Expenditures capitalized as % of incurred..........          18%           n/a            17%           n/a            15%

------------------------
* Excludes RCAS license revenue in 1992.

    The increase in research and development expenditures in absolute dollars and as a percentage of net revenues from year to year was attributed to increased personnel and consultants working on new products and product extensions.

    The proportion of capitalized expenditures as a percentage of total incurred expenses increased from year to year as several major projects in development had reached technological feasibility. Informix expects the proportion of work on capitalized projects in 1995 as a percentage of net revenues to remain relatively stable compared to 1994 as other major new products reach technological feasibility in 1995, and capitalization of the related software development costs begins.

    GENERAL AND ADMINISTRATIVE EXPENSES

                                                                                    YEAR ENDED
                                                     -------------------------------------------------------------------------
                                                     DECEMBER 31,                  DECEMBER 31,                  DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE          1993          CHANGE          1992
---------------------------------------------------  -------------  -------------  -------------  -------------  -------------
General and administrative expenses................   $    34.5              4%     $    33.2              3%     $    32.2
  Percentage of net revenues.......................           7%                         10.0%                           11%

    General and administrative expenses in 1994 remained relatively flat with 1993 and 1992 in absolute dollars. Excluding the RCAS contract, general and administrative expenses were 12 percent of net revenues in 1992. The slight increase in absolute dollars from year to year was primarily due to an increase in the costs of supporting Informix's international operations as new subsidiaries and branch offices were established and existing subsidiaries were expanded.

    LITIGATION SETTLEMENT

    In 1992, a charge of $10.5 million was taken for the settlement of the securities class action lawsuit filed against Informix and certain of its officers and directors in 1988. The settlement, which was completed in May 1993, does not constitute an admission of liability or wrongdoing on the part of

Informix or on the part of any of its current or former officers and directors. The settlement represents a decision by Informix's Board of Directors that a settlement at the time was in the best interest of Informix and its stockholders.

    INTEREST INCOME

                                                                                      YEAR ENDED
                                                     -----------------------------------------------------------------------------
                                                      DECEMBER 31,                   DECEMBER 31,                   DECEMBER 31,
(DOLLARS IN MILLIONS)                                     1994           CHANGE          1993           CHANGE          1992
---------------------------------------------------  ---------------  ------------  ---------------  ------------  ---------------
Interest income....................................    $     3.8             (2)%     $     3.9              95%     $     2.0
  Percentage of net revenues.......................            1%                             1%                             1%

    Interest income in 1994 remained flat compared with 1993 despite higher cash and investments as Informix invested a large percentage of its cash and investments in tax-exempt securities. The increase in absolute dollars from 1992 to 1993 resulted from higher balances of cash and cash equivalents and short-term investments.

    INTEREST EXPENSE

                                                                                      YEAR ENDED
                                                     -----------------------------------------------------------------------------
                                                      DECEMBER 31,                    DECEMBER 31,                  DECEMBER 31,
(DOLLARS IN MILLIONS)                                     1994           CHANGE           1993          CHANGE          1992
---------------------------------------------------  ---------------  -------------  ---------------  -----------  ---------------
Interest expense...................................    $     0.4               2%      $     0.4           (84)%     $     2.3
Percentage of net revenues.........................            0%                              0%                            1%

    Interest expense in 1994 and 1993 consists principally of interest expense on capital leases of certain computer and office equipment. Interest expense in 1992 consists primarily of interest expense on convertible debentures and capital leases of certain computer and office equipment. The decrease from 1992 to 1993 resulted primarily from the call for redemption of the convertible debentures in the fourth quarter of 1992.

    OTHER EXPENSE, NET

    Informix recognized net other expense of $2.6 million, $1.3 million, and $1.4 million in 1994, 1993 and 1992, respectively. In 1994, net other expense primarily consisted of foreign exchange losses, net, and expenses related to Informix's financing programs for accounts receivable. In 1993, net other expense primarily consisted of foreign exchange losses, net, partially offset by a reversal of a liability which was determined to be no longer necessary, related to a real estate partnership. In 1992, net other expense consisted of foreign exchange losses, net, partially offset by a gain on a sale of an investment.

    PROVISION FOR INCOME TAXES

                                                                                   YEAR ENDED
                                                     -----------------------------------------------------------------------
                                                     DECEMBER 31,                 DECEMBER 31,                 DECEMBER 31,
(DOLLARS IN MILLIONS)                                    1994          CHANGE         1993          CHANGE         1992
---------------------------------------------------  -------------  ------------  -------------  ------------  -------------
Provision for income taxes.........................   $    37.2             18%    $    31.6            127%    $    13.9
Effective tax rate.................................        36.0%                        36.0%                        22.6%

    Informix's effective tax rate increased to 36.0 percent of pretax income in 1994 and 1993 from 22.6 percent in 1992. This increase resulted from net operating loss and tax credit carryovers which were substantially utilized in 1992 and the 1.0 percent increase in the U.S. federal income tax rate in 1993. Informix's effective tax rate for fiscal years 1994 and 1993 is less than the combined federal and state statutory rate primarily due to the federal research and development credit and the permanent reinvestment offshore of a portion of the earnings of Informix's lower-taxed Irish operations. The amount considered permanently invested in the Irish operations may very from year to year and may affect Informix's effective tax rate.

    LIQUIDITY AND CAPITAL RESOURCES

                                                         AS OF OR FOR THE            AS OF OR FOR THE
                                                        NINE MONTHS ENDED               YEAR ENDED
                                                     ------------------------  ----------------------------
                                                     OCTOBER 1,   OCTOBER 2,   DECEMBER 31,   DECEMBER 31,
                                                        1995         1994          1994           1993
                                                     -----------  -----------  -------------  -------------
                                                                     (DOLLARS IN MILLIONS)
Cash and cash equivalents and investments..........   $   220.8    $   162.5     $   196.0      $   143.5
Working capital....................................       196.0        160.3         194.5          156.0
Cash provided by operations........................       103.5         72.4         114.5           64.8
Cash used in investment activities, excluding
 investments of excess cash........................        99.3         38.9          51.4           36.7
Cash provided by (used in) financing activities....        16.3        (15.7)        (10.8)          (3.5)

    Cash generated by operations provided sufficient resources to fund Informix's headcount growth and capital asset needs in all periods presented. The increase in net cash and cash equivalents provided by operations in the first nine months of 1995 compared with the same period in 1994 was primarily attributable to higher income before depreciation and amortization charges.

    The increase in cash and cash equivalents provided by operations in 1994 compared with 1993 was due mainly to higher income before depreciation and amortization charges, increased accounts payable and accrued expenses, and the litigation settlement payment in 1993, partially offset by an increase in accounts receivable.

    Accounts receivable increased by $23.2 million in 1994 and by $45.4 million in 1993, principally as a result of increased sales. Days sales outstanding decreased to 79 days in the fourth quarter of 1994 from approximately 97 days in the fourth quarter of 1993.

    Net accounts receivable increased by $40.3 million in the first nine months of 1995 as compared to the fourth quarter of 1994, principally as a result of higher sales partially offset by strong collections and the use of third party financing programs. Days sales outstanding was 86 at October 1, 1995 compared with 79 at December 31, 1994. Commencing in late 1993, Informix instituted programs to have third-party financial institutions provide financing for extended credit terms instead of such terms being provided by Informix. The days sales outstanding ratio is dependent on many factors, including the mix of contract-based revenue with significant OEMs and large corporate and government end-users versus revenue recognized on shipments to application vendors and distributors and the success of Informix's financing programs. Although a large portion of Informix's revenues are derived from resellers, Informix's revenues since 1993, particularly in Europe, have shifted substantially from distributors to direct end-users. These end-user sales contracts frequently bear extended payment terms which result in an increase in days sales outstanding ratios unless the contracts are financed. The aforementioned shift in distributor channels is likely to continue as products and markets mature. Informix is using a variety of activities to reduce the days sales outstanding ratio. In the future, Informix expects this ratio to vary within the range which prevailed in the last nine months; however, there is no assurance that it will do so.

    Excluding investments of excess cash, net cash and cash equivalents used in investing activities increased in 1994 compared to 1993 and also increased in the first nine months of 1995 in the first nine months of 1995 and 1994, respectively. During the years ended Informix acquired $36.0 million and $19.7 million, respectively, of capital equipment consisting primarily of computer equipment, computer software and office equipment and in 1994 and 1993, Informix acquired $25.2 million and $22.1 million, respectively of capital equipment. The increase of capital equipment purchases in the first nine months of 1995 resulted from Informix's growing employee headcount, the replacement of obsolete equipment and investment in new technology. In the future, Informix anticipates the actual level of capital spending will be dependent on a variety of factors, including Informix's business requirements and general economic conditions.

    In January 1995, Informix acquired a 90 percent interest in the database division of ASCII Corporation, a distributor of its products in Japan. Informix will acquired the remaining 10 percent interest in January 1996. Informix accounted for the acquisition as a purchase. The purchase price of ASCII's database division was approximately $46.0 million, of which $34.8 million has been allocated to intangible assets acquired.

    In April 1995, Informix acquired an 80 percent interest in the database division of Daou Corporation, a distributor of its products in Korea. Informix will acquire the remaining 20 percent by January 1997. The acquisition was recorded as a purchase. The purchase price of this business was approximately $4.3 million, of which approximately $4.0 million has been allocated to intangible assets acquired.

    In October 1995, Informix acquired Stanford Technology Group ("STG"), a U.S.-based company that provides on-line analytical processing technology, in exchange for approximately 570,000 shares of its common stock. The transaction will be accounted for as a pooling of interests.

    Net cash and cash equivalents provided by or used in, financing activities in 1994 and 1993 included payments on capital leases and the repurchase of Informix's common stock offset by proceeds from the sale of Informix's common stock to employees.

    Net cash and cash equivalents provided by financing activities in the first nine months of 1995 consisted primarily of proceeds from the sale of Informix's common stock to employees, partially offset by payments on capital leases. Net cash and cash equivalents used in financing activities in the first nine months of 1994 included repurchases of Informix's common stock and payments on capital leases, partially offset by proceeds from the sale of Informix's common stock to employees.

    In June 1995, the Board of Directors authorized a two-for-one stock split of Informix's common stock, effected in the form of a stock dividend. Through December 31, 1994, Informix had repurchased 3,580,000 shares with an aggregate cost of approximately $32.1 million on the open market under a plan authorized by the Board of Directors in 1994. No repurchases have been made in 1995.


    Informix expects that current balances of cash, cash equivalents and short-term investments will be sufficient to fund anticipated levels of operations at least through 1996 and may be used for investments and acquisitions to supplement internal revenue growth and for other corporate purposes.

                 INFORMIX MANAGEMENT AND EXECUTIVE COMPENSATION

MANAGEMENT

    The executive officers and directors of Informix and their ages as of January 1, 1996 are as follows:


             NAME                   AGE                       POSITION
------------------------------      ---      ------------------------------------------
Phillip E. White                        53   Chairman of the Board of Directors,
                                             President and Chief Executive Officer
Mike Saranga                            58   Senior Vice President, Product Management
                                             and Development
Howard H. Graham                        48   Senior Vice President, Finance and Chief
                                             Financial Officer
D. Kenneth Coulter                      51   Senior Vice President, International
Edwin C. Winder                         46   Senior Vice President, Japan Operations
Ronald M. Alvarez                       46   Vice President, Americas Sales
Richard C. Blass                        41   Vice President, Corporate Controller
Margaret R. Brauns                      41   Vice President and Treasurer
Ira H. Dorf                             55   Vice President, Human Resources
James F. Hendrickson, Jr.               56   Vice President, Customer Services and
                                             Lenexa Site Manager
Stephen E. Hill                         37   Vice President, Advanced Technology
Jeffrey V. Hudson                       43   Vice President, Business Development
Steven R. Sommer                        40   Vice President, Marketing
David H. Stanley                        49   Vice President, Legal and Corporate
                                             Services, General Counsel and Secretary
Albert F. Knorp, Jr.                    60   Director
James L. Koch                           51   Director
Thomas A. McDonnell                     50   Director
Cyril J. Yansouni                       53   Director


    Phillip E. White, 53, has been Informix's Chief Executive Officer and a director since January 1989. He has held the additional office of President since August 1990 and of Chairman since December 1992. Mr. White also serves as a director of Adaptec, Inc., a computer input/output technology company, and of Legato Systems, a manufacturer and developer of network storage management software products.

    Mike Saranga, 58, joined Informix as Senior Vice President, Product Management and Development in May 1993. Prior to joining Informix, Mr. Saranga was employed by IBM for 30 years, most recently as Assistant General Manager of Programming Systems, where Mr. Saranga developed IBM's technical and business strategies for key technologies including client/server, distributed systems and multimedia.

    Howard H. Graham, 48, joined Informix in February 1990 as Vice President, Finance and Chief Financial Officer and became Senior Vice President, Finance and Chief Financial Officer in March 1991.

    D. Kenneth Coulter, 51, joined Informix in February 1988 as Managing Director, UK. He became Senior Vice President, Europe, Middle East and Africa, in April 1992. From January 1990 to April 1992, Mr. Coulter was Vice President, Europe of Informix. He was named Senior Vice President, International in January 1996.

    Edwin C. Winder, 46, joined Informix in February 1990. Since joining Informix, Mr. Winder has held a variety of executive positions in sales, marketing and customer service. He is currently Informix's Senior Vice President, Japan Operations.

    Ronald M. Alvarez, 46, rejoined Informix in December 1991 as Director of Latin America Operations. He was promoted to Executive Director, Latin America Operations in March 1993, and to Vice President, Latin America in May 1995. He was appointed to his current position of Vice President, Americas Sales in January 1996. From August 1991 to December 1991, Mr. Alvarez occupied a sales position at MarketMax, a provider of software and data feeds for the financial community. From May 1988 to August 1991, Mr. Alvarez was a District Manager in the Informix U.S. sales organization.

    Richard C. Blass, 41, joined Informix in February 1985 as Controller and became Vice President, Corporate Controller in February 1988.

    Margaret R. Brauns, 41, became Vice President and Treasurer of Informix in November 1992. Ms. Brauns joined Informix as Treasurer in May 1990. From
February 1988 to May 1990, she served as Treasurer at Wyse Technology Incorporated.

    Ira H. Dorf, 55, joined Informix as Vice President, Human Resources in October 1989.

    James F. Hendrickson, Jr., 56, joined Informix as Vice President, Customer Services in July 1992. In February 1995, Mr. Hendrickson assumed the additional responsibility of Lenexa Site Manager. Prior to joining Informix, Mr. Hendrickson was Senior Vice President of Marketing at Image Business Systems from 1991. From 1988 to 1990, Mr. Hendrickson worked as Executive Vice President of Development at International Customer Solutions, Inc.

    Stephen E. Hill, 37, joined Informix in December 1985, and has served the Company in a variety of strategic planning, development and marketing positions. Mr. Hill currently serves as Vice President, Advanced Technology.

    Jeffrey V. Hudson, 43, joined Informix in June 1995 as Vice President, Business Development. From December 1993 to January 1995, Mr. Hudson was President and Chief Executive Officer of Visioneer Communications, Inc. From June 1989 to December 1993, he was Vice President, Sales, Marketing and Service for Netframe Systems, Inc.

    Steven R. Sommer, 40, joined Informix as Vice President, Marketing in May 1993. Mr. Sommer was employed by Cognos, Inc., an application development tools software company, from February 1990 to March 1993. At Cognos, Inc., Mr. Sommer had responsibility for world-wide marketing as Vice President of Corporate Marketing and Vice President of Marketing Operations.

    David H. Stanley, 49, joined Informix as Vice President, Legal, General Counsel and Assistant Secretary in July 1988. In August 1990, Mr. Stanley was elected to the additional office of Secretary. In March 1995, Mr. Stanley assumed the additional responsibility for corporate services and became Vice President, Legal and Corporate Services, General Counsel and Secretary.


    Albert F. Knorp, Jr., 60, became a director of Informix in 1984, and has served as Assistant Secretary of Informix since 1985. Mr. Knorp has been of counsel to the law firm of Gray Cary Ware & Freidenrich since November 1994. He had previously been a partner in the law firm of Lewis, Knorp, Walsh & Kavalaris since its formation in November 1990. Mr. Knorp serves as Chairman of the Nominating Committee and as a member of the Audit and Compensation Committees.


    James L. Koch, 51, became a director of Informix in July 1991. Mr. Koch has served as Dean of the Leavey School of Business & Administration at Santa Clara University since July 1990. He served as

Manager of the Organization Planning and Development Department of Pacific Gas and Electric Company, a public utility, in San Francisco from January 1981 to July 1990. Mr. Koch serves as a member of the Audit and Compensation Committees.


    Thomas A. McDonnell, 50, became a director of Informix in February 1988. He has served as Chief Executive Officer of DST Systems, Inc. ("DST"), a transfer agent for mutual funds, stocks and bonds, since October 1984 and as a director of DST since 1971. He has served as President of DST from 1973 until October 1984 and from March 1987 to the present, and was its Treasurer from 1973 to September 1995. Mr. McDonnell was Executive Vice President of Kansas City Southern Industries, Inc. ("KCSI"), a holding company and parent of DST, from August 1983 to November 1995 and was a director of KCSI from August 1983 to November 1995. Mr. McDonnell is also director of BHA Group, Inc., a manufacturer of pollution control devices, The Continuum Company, a software provider to the insurance industry, First of Michigan Capital Corporation, a broker/dealer, and Nellcor-Puritan-Bennett Corporation, a medical device company. Mr. McDonnell serves as Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating Committee.


    Cyril J. Yansouni, 53, became a director of Informix in 1991. Mr. Yansouni is the Chief Executive Officer and Chairman of Read-Rite Corporation, a manufacturer of thin film magnetic recording heads. Prior to joining Read-Rite Corporation in March 1991, Mr. Yansouni was with Unisys Corporation, a world-wide electronics-based information systems company, from December 1988 as its Executive Vice President and President of the Computer Systems Product Group. Mr. Yansouni is also a director of PeopleSoft, Inc., a software company, and Raychem Corporation, an international manufacturer and marketer of products for electronics, industrial and telecommunications applications. Mr. Yansouni serves as Chairman of the Compensation Committee and as a member of the Audit Committee.

    There is no family relationship between any director or executive officer of Informix.

EXECUTIVE COMPENSATION


    The following table sets forth the compensation paid to or earned by Informix's Chief Executive Officer and Informix's four other most highly compensated executive officers for services rendered to Informix during the fiscal years ended December 31, 1995, 1994 and 1993:


                           SUMMARY COMPENSATION TABLE


                                                                      LONG TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    -------------
                                              ANNUAL COMPENSATION    SECURITIES
                                              --------------------   UNDERLYING      ALL OTHER
            NAME AND                           SALARY      BONUS       OPTIONS      COMPENSATION
       PRINCIPAL POSITION            YEAR        ($)        ($)        (#)(1)           ($)
---------------------------------  ---------  ---------  ---------  -------------  --------------
Phillip E. White                        1995    421,667    400,000       250,000        4,256(2)
 Chairman, President and                1994    387,000    300,000       100,000        3,000
 Chief Executive Officer                1993    363,666    315,000       190,000        2,500
Howard H. Graham                        1995    244,333    200,000       120,000        3,363(3)
 Sr. Vice President, Finance            1994    226,667    130,000        50,000        2,406
 and Chief Financial                    1993    210,500    152,800        60,000        1,870
 Officer
D. Kenneth Coulter (4)                  1995    227,100    194,102        60,000        3,226(5)
 Sr. Vice President,                    1994    210,082    128,622        35,000       25,494
 International                          1993    171,592    166,227        50,000       22,686
Mike Saranga (6)                        1995    229,333    168,000       130,000        5,525(7)
 Sr. Vice President,                    1994    212,000    150,000        40,000        3,844
 Product Management and                 1993    127,308    193,000       160,000        1,406
 Development
Edwin C. Winder                         1995    206,667    145,725        50,000        3,363(8)
 Sr. Vice President,                    1994    193,750    126,142        30,000        2,406
 Japan Operations                       1993    172,449    154,188        40,000        1,531


------------------------


       (1)
     Adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995.



       (2)
     Includes $2,256 for group paid life insurance paid by Informix and $2,000 for a 401K Plan corporate matching contribution.



       (3)
     Includes $1,363 for group paid life insurance paid by Informix and $2,000 for a 401K Plan corporate matching contribution.



       (4)
     Adjusted to US dollar equivalents based on foreign exchange rates on December 31, 1995, 1994 and 1993, respectively.



       (5)
     Includes $969 for group paid life insurance paid by Informix and $2,257 paid into a pension plan for Mr. Coulter.



       (6)
     Mr. Saranga became an employee and an executive officer of Informix in May 1993.



       (7)
     Includes $3,525 for group paid life insurance paid by Informix and $2,000 for a 401K Plan corporate matching contribution.



       (8)
     Includes $1,363 for group paid life insurance paid by Informix and $2,000 for a 401K Plan corporate matching contribution.

EMPLOYEE STOCK PLANS

                       OPTION GRANTS IN LAST FISCAL YEAR


                                     INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
                              -------------------------------                            VALUE AT ASSUMED ANNUAL
                                NUMBER OF                                                  RATES OF STOCK PRICE
                                SECURITIES      % OF TOTAL                               APPRECIATION FOR OPTION
                                UNDERLYING    OPTIONS GRANTED   EXERCISE                         TERM (3)
                                 OPTIONS      TO EMPLOYEES IN     PRICE     EXPIRATION   ------------------------
            NAME              GRANTED (#)(1)    FISCAL YEAR     ($/SH)(2)      DATE        5% ($)       10% ($)
----------------------------  --------------  ---------------  -----------  -----------  -----------  -----------
Phillip E. White (4)               250,000          6.6122          18.25     4/18/2005    2,869,332    7,271,450
Howard H. Graham (4)               120,000          3.1738          18.25     4/18/2005    1,377,279    3,490,296
D. Kenneth Coulter                  60,000          1.5869          18.25     4/18/2005      688,640    1,745,148
Mike Saranga                       130,000          3.4383          18.25     4/18/2005    1,492,053    3,781,154
Edwin C. Winder                     50,000          1.3224          18.25     4/18/2005      573,866    1,454,290


------------------------
(1) Options granted in 1995 are exercisable starting 12 months after the grant date, with 25% of the shares becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. Under the terms of the option plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The number of shares shown has been adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995.

(2) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(3) The 5% and the 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Informix's estimate or projection of the future Common Stock price. Of course, the actual realizable value of the stock options will depend on the appreciation of the stock price and the executive officer's continued employment with Informix through the applicable vesting periods of the stock options.

(4) The terms of the stock options granted to Messrs. White and Graham in 1995 and prior years provide that such stock options shall become fully vested and immediately exercisable in the event of a change in control of Informix. A change in control of Informix is defined as a sale or exchange of securities by the stockholders of Informix, a merger involving Informix or a sale of all or substantially all of the assets of Informix, wherein the stockholders of Informix immediately before the sale or exchange, merger or sale of assets do not retain, directly or indirectly, at least a majority of the beneficial interests in the voting securities of (i) Informix, in the event of a sale or exchange, (ii) the resultant corporation, in the event of a merger, or (iii) the transferee corporation or corporations, in the event of a sale of assets.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES


                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-
                                                            OPTIONS AT FISCAL       MONEY OPTIONS AT FISCAL YEAR
                             SHARES                            YEAR-END (#)                  END ($)(1)
                          ACQUIRED ON        VALUE      --------------------------  ----------------------------
         NAME            EXERCISE (#)(2) REALIZED ($)(1) EXERCISABLE UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  --------------  -------------  -----------  -------------  -------------  -------------
Phillip E. White              266,000       5,597,868      770,000        790,000      19,181,536     15,654,990
Howard H. Graham              175,000       3,019,621       50,000        305,000       1,175,625      5,700,310
D. Kenneth Coulter            117,500       2,592,981      150,000        212,500       3,641,012      4,275,310
Mike Saranga                  120,000       2,180,308            0        350,000               0      6,112,492
Edwin C. Winder                50,000       1,107,410      195,000        165,000       5,300,618      3,247,186


------------------------
(1) Market value of the underlying securities at exercise date or year-end, as the case may be, minus the exercise price.

(2) The number of shares shown has been adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995.

COMPENSATION OF DIRECTORS


    For the fiscal year ended December 31, 1995, Informix paid all outside directors as follows: $1,000 for each Board meeting attended; $500 for each meeting of the Audit and Compensation Committees attended; and $2,000 per quarter. For the fiscal year ending December 31, 1996, the outside directors will continue to receive the same compensation as they received in 1995. Informix reimburses directors for travel expenses associated with attending board meetings. From time to time, Informix may invite the directors' spouses to accompany the directors to a board meeting. When invited, Informix also pays the travel expenses incurred by the spouses. In 1995, these spousal travel expenses were less than $5,000 per director. In addition, the outside directors receive options to acquire shares of Informix's Common Stock under the Informix 1989 Outside Directors Stock Option Plan (see the "Outside Directors Stock Option Plan"). Employee directors did not in 1995, and will not in 1996, receive any additional compensation for serving as a director.


OUTSIDE DIRECTORS STOCK OPTION PLAN


    At the 1990 Annual Meeting of Stockholders, the stockholders approved the adoption of the Informix 1989 Outside Directors Stock Option Plan (the "Directors Option Plan"). Only directors who are not employees of Informix or any Informix or subsidiary corporations of Informix are eligible to be granted options under the Directors Option Plan. The Directors Option Plan is administered by a committee appointed by the Board of Directors of Informix, which currently is all of the members of the Board. Options for 15,000 shares of stock are granted automatically upon election or re-election to the Board of Directors.



    Options granted under the Directors Option Plan are evidenced by written agreements specifying the number of shares of stock covered thereby and the option price, which price shall be the fair market value of the shares as of the date of grant of the option. No option may be exercised after the expiration of ten years from the date the option is granted. All options must be granted, if at all, no later than May 2009. A total of 1,600,000 shares of Common Stock of Informix (subject to adjustment in the event of certain changes in the capital structure of Informix) may be issued under the Directors Option Plan.



    In 1995, Messrs. Koch and McDonnell were each granted an option for 30,000 shares upon re-election to the Board which vests pro-rata over a three year period from the date of grant. The number of shares included in such grants has been adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995. Options issued to terminated directors lapse 30 days after termination as a director and unexercised shares subject to those options are returned to the share reserve and become available for future stock option grants.

    Options may be exercised by payment of the option price in cash, check or cash equivalent. All options granted under the Directors Option Plan shall be nonqualified stock options, that is options which do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Options are non-assignable and non-transferable and may be exercised only by the optionee. In the event of a transfer of control or the dissolution of Informix, the optionee shall have 30 days within which to exercise the options to the extent of all or any part of the shares subject to such options.

    The Board may terminate or amend the Directors Option Plan at any time, but without the approval of stockholders, the Board may not amend the Directors Option Plan to increase the number of shares subject thereto or to change the class of persons eligible to receive options thereunder.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



    The following individuals served as members of the Compensation Committee of the Informix Board of Directors: Albert F. Knorp, Jr., James L. Koch, Thomas A. McDonnell and Cyril J. Yansouni. Mr. Knorp also served as an Assistant Secretary of Informix during the fiscal year ended December 31, 1995 and continues to serve in such capacity. Mr. Knorp is of counsel to the law firm of Gray Cary Ware & Freidenrich, which provided legal services to Informix in 1995 in connection with corporate and licensing matters. Thomas A. McDonnell is the President, Chief Executive Officer and a director of DST Systems, Inc. ("DST"). Affiliates of DST paid approximately $500,000 to Informix in 1995 for products and services.


CERTAIN TRANSACTIONS


    In June 1993, Informix made a loan in the principal amount of $150,000 to Mr. Saranga, Senior Vice President, Product Management and Development, in connection with his accepting employment by Informix. The loan is secured by a second deed of trust on property acquired by Mr. Saranga in California and was originally due and payable in full on the earliest of June 2, 1995, the date Mr. Saranga sold his Connecticut property or the date Mr. Saranga's employment with Informix was terminated. In June 1995, Mr. Saranga and Informix amended the loan to increase the interest rate of 3.56% per annum to 6.55% per annum and to provide that $30,000 of principal, and accrued interest, will be forgiven on June 2, 1996 and each anniversary thereafter provided Mr. Saranga remains an employee of Informix. The loan continues to provide that the full amount of unpaid principal and accrued interest will become immediately due and payable on the date Mr. Saranga's employment with Informix is terminated for any reason.


    Mr. Knorp, a director of Informix, is of counsel to the law firm of Gray Cary Ware & Freidenrich, which provided legal services to Informix in 1995 in connection with corporate and licensing matters.


    Thomas A. McDonnell, a director of Informix, is the President, Chief Executive Officer and a director of DST. Affiliates of DST paid approximately $500,000 to Informix in 1995 for products and services.

                           INFORMIX STOCK INFORMATION

INFORMIX PRINCIPAL STOCKHOLDERS


    The following table contains information regarding the ownership of the Common Stock of Informix as of December 31, 1995, by all persons who, to the knowledge of Informix, were the beneficial owners of 5% or more of the outstanding shares of Common Stock of Informix, each director of Informix, the Chief Executive Officer and each of the four other most highly compensated executive officers, and all current directors and executive officers of Informix as a group:



                                                               AMOUNT AND NATURE      APPROXIMATE PERCENT
                                                                   BENEFICIAL           OF COMMON STOCK
NAME                                                             OWNERSHIP (1)            OUTSTANDING
-----------------------------------------------------------  ----------------------  ---------------------
DIRECTORS AND EXECUTIVE OFFICERS
D. Kenneth Coulter (2).....................................            157,738                     *
Howard H. Graham (3).......................................             54,222                     *
Albert F. Knorp, Jr........................................            133,180                     *
James L. Koch (4)..........................................             78,000                     *
Thomas A. McDonnell (5)....................................            120,000                     *
Mike Saranga...............................................                899                     *
Phillip E. White (6).......................................            781,157                     *
Edwin C. Winder (7)........................................            207,316                     *
Cyril J. Yansouni (8)......................................             20,000                     *
All current directors and executive officers as a group (18
 persons) (9)..............................................          2,257,708                  1.7%


------------------------
 *  Represents less than 1% of the outstanding shares.

       (1)
     To Informix's knowledge, the persons named in the table under "Directors and Executive Officers" have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.


       (2)
     Includes 150,000 shares subject to options currently exercisable or exercisable within 60 days of December 31, 1995.



       (3)
     Includes  50,000  shares  subject  to  options  currently  exercisable   or
     exercisable within 60 days of December 31, 1995.



       (4)
     Includes   76,000  shares  subject  to  options  currently  exercisable  or exercisable within 60 days of December 31, 1995.



       (5)
     Includes  80,000  shares  subject  to  options  currently  exercisable   or
     exercisable within 60 days of December 31, 1995.



       (6)
     Includes 770,000 shares subject to options currently exercisable or exercisable within 60 days of December 31, 1995.



       (7)
     Includes 195,000 shares subject to options currently exercisable or exercisable within 60 days of December 31, 1995.



       (8)
     Includes   20,000  shares  subject  to  options  currently  exercisable  or exercisable within 60 days of December 31, 1995.



       (9)
     See footnotes 2-8. Also includes, 672,528 shares subject to options held by executive officers and currently exercisable or exercisable within 60 days of December 31, 1995.

INFORMIX STOCK PRICE AND DIVIDEND INFORMATION

    Informix Common Stock has been traded on Nasdaq under the symbol "IFMX" since Informix's initial public offering on September 24, 1986. The following table sets forth the range of high and low closing prices for the Informix Common Stock as reported on Nasdaq for the periods indicated.


                                                                                       HIGH        LOW
                                                                                     ---------  ---------
Fiscal 1994*
  First Quarter....................................................................  $   12.06  $    8.00
  Second Quarter...................................................................      11.06       7.25
  Third Quarter....................................................................      13.88       7.94
  Fourth Quarter...................................................................      16.06      11.88

Fiscal 1995*
  First Quarter....................................................................      19.63      14.63
  Second Quarter...................................................................      25.94      17.06
  Third Quarter....................................................................      34.00      25.25
  Fourth Quarter...................................................................      33.00      24.13

Fiscal 1996
  First Quarter (through February 5, 1996).........................................      33.38      26.88


------------------------

* The prices shown prior to June 26, 1995 reflect a two-for-one stock split effected in the form of a stock dividend as of that date.


    Informix has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future.


    At December 31, 1995, there were approximately 1,763 stockholders of record.

                               ILLUSTRA BUSINESS

BACKGROUND

    Illustra develops, produces, markets and supports object-relational database systems and software tools. It also provides consulting, training and maintenance services. Illustra develops its systems software and tools at its development center in Oakland, California. Its products are sold through multiple channels of distribution.

    Illustra was incorporated in Delaware in July 1992. Its headquarters are in Oakland, California. Certain of its marketing and sales activities in Europe are conducted through wholly-owned subsidiaries in the United Kingdom and France.

PRODUCTS

    Illustra markets a proprietary object-relational database management system ("ORDBMS") and tools for applications in multimedia and entertainment, digital media publishing and financial services. Illustra believes the development of its ORDBMS represents one of the most significant technological advances in the 25-year history of relational and object-oriented database management. The Illustra-TM- Server allows users to store, manage and analyze complex multimedia data such as images, audio, video and Hypertext Markup Language ("HTML") files in a single database with traditional text and numbers using industry-standard SQL.

    ILLUSTRA SERVER


    The Illustra Server is a full-featured database management system designed for the management of complex multimedia data, not just numerical information. Combining the capabilities of object-orientation with those of relational databases, Illustra provides support for industry-standard SQL with SQL3 extensions, thereby enabling existing relational database developers to leverage their existing development expertise. The Illustra Server delivers flexible and controllable security and is designed for rapid access to terabytes of complex data by tens to hundreds of simultaneous users. The first production release was shipped in August 1993, and the most recent release -- Illustra Server 3.2 -- first shipped in October 1995.


    ILLUSTRA DATABLADE-REGISTERED TRADEMARK- MODULES

    Illustra develops and markets "snap-in" software modules, called DataBlade modules, which extend the database's ability to handle new data types and provide new "methods" for specific handing of the data. DataBlade modules can work alone or in conjunction with one another. DataBlade modules can even include completely new access methods, providing quick access to data not well served by the B-trees of the RDBMS vendors. Illustra DataBlades are developed by Illustra or by third party vendors. Current Illustra DataBlade modules include:

    - IMAGE DATABLADE. The Illustra Image DataBlade module supports over 50 image formats (E.G. GIF, TIFF, PICT), both color and monochrome. Examples of image manipulation include rotation, edge enhancement and convolution. With the Image DataBlade, expertise at managing images is in the database manager, instead of in each application.

    - 2D SPATIAL DATABLADE. The Illustra 2D Spatial DataBlade module supplies a set of over 200 functions to allow manipulation and querying of two-dimensional spatial data, including points, lines, polygons and other spatial and location data.

    - 3D SPATIAL DATABLADE. The Illustra 3D Spatial DataBlade module supplies a set of over 1,000 functions to allow manipulation and querying of spatial data that enables the database to manage three-dimensional spatial information.

    - TEXT DATABLADE. The Illustra Text DataBlade module supplies a large set of functions to allow easy development of complex searches -- accessing documents by their content. Stored text can be queried for keyword matches as well as for idea and concept relevance.

    - TIMESERIES DATABLADE. The Illustra TimeSeries DataBlade module enables the database to manage time series and temporal data, which are particularly useful for systems used in the financial services arena. The DataBlade supports a regularly repeating time-stamped series of any type or assortment of data--integer, floating point numbers, currency, text fields, spatial information that can be represented in digital form, or any structure or combination of these. The granularity of time recording can be in a variety of units. Support for two new data types, time series and calendars, and over 40 functions to manage them, is included.

    - S-PLUS DATABLADE. The Illustra S-Plus DataBlade module is a user-installable extension to the Illustra Server that adds support for over 1,000 statistical functions. The S-Plus DataBlade module maps S-Plus data types to Illustra data types, making it possible to incorporate S-Plus functions directly inside of Illustra SQL.

    - WEB DATABLADE. The Illustra Web DataBlade module is an innovative product which substantially reduces the required effort (and thus cost) of developing World Wide Web ("WWW")-enabling database applications. The Web DataBlade consists of a core functionality that makes it possible to store HTML pages in the database. These pages can contain SQL queries which are triggered when accessed and the results are formatted. The programmer can therefore generate HTML pages automatically without knowledge of programming languages such as C, perl or tcl and focus on the "look and feel" of the pages, using only industry standard HTML and SQL.

    - VIR DATABLADE AND VIR IMAGE VIEWER. The Illustra Visual Information Retrieval ("VIR") DataBlade is a content-based image retrieval system for retrieving images, animation and video from complex multimedia databases. Users can perform searches on any kind of image, including video, based on the actual content of the image. Illustra also sells the Illustra VIR Image Viewer, a graphical user interface to the VIR DataBlade module that allows users to visually search through collections of images stored in the Illustra Server.

    ILLUSTRA TOOLS AND TOOLKITS

    Illustra's tool and toolkit products provide mechanisms for enabling application development against the Illustra Server. This suite of tools changes application development from low-level programming to high-level "componentware" designed to serve developers creating multimedia or WWW applications for the Illustra Server. Illustra's tools and toolkits include:

    - ODBC  DRIVER.    A  high  performance  driver  enabling  rapid application
      development by providing an industry-standard database interface to the Illustra Server and DataBlade modules from industry standard Microsoft products. Illustra's ODBC driver allows Windows desktop applications to interact with Illustra's object relational database technology.

    - SCHEMA KNOWLEDGE. A tool for developers working with schema objects such as tables, functions, data types, casts, operators and aggregates. It provides an easy-to-use graphical interface so the developer can "see" the schema information in the database, allowing easy navigation through complex designs.

    - ILLUSTRA C++ INTERFACE. By transforming the underlying mechanism for communicating with the servers into a high-level collection of C++ classes, this Microsoft-compatible tool drastically reduces code and makes it easy to create, debug and modify applications for the Illustra Server.

    - ILLUSTRA CLIENT TOOLKIT FOR WINDOWS. Illustra tools native to the Microsoft Windows NT operating system for rapid application development. Tools include Illustra Query, enabling development and debugging using AD HOC SQL queries rather than application programming interface language, and the Visual Basic interface for accessing the Illustra Server from Visual Basic rather than prototype C/C++.

    OTHER PRODUCTS AND SERVICES

    In addition to those described above, Illustra's products and services include the following:

    - OBJECT KNOWLEDGE. Illustra's Object Knowledge is a system of programs and libraries that enable applications to graphically depict data in Illustra databases so that users can literally visualize database information. Graphically displayed data is much more readily understood and therefore a more useful form of information than the traditional spreadsheet format of tabular numerical data.

    - DATABLADE DEVELOPER'S KIT. The DataBlade Developer's Kit includes machine-readable source code, the Illustra Architecture Manual and the Example DataBlades Manual to allow developers to develop DataBlade modules.

    - GATEWAYS. Illustra offers a Sybase Gateway that enables access and updates through the Illustra Server to data stored in Sybase databases. Data from the Sybase server can be fetched, qualified, aggregated and combined with Illustra data as if it were from the same source.

    - CONSULTING SERVICES. Illustra offers consulting services to help customers with a variety of design, development and implementation activities. Illustra also has a variety of approved systems integration partners who have additional resources.

    - TRAINING.   Illustra offers a variety of courses to assist in learning the
      Illustra product set. Classes incorporate lectures, demonstrations and, often, lab sessions.

MARKETING AND DISTRIBUTION

    Illustra   markets   its  software   through   its  direct   end-user  sales
organization, as well as its indirect OEM, value-added reseller ("VAR") and value-added distributor ("VAD") network.

    There are four territory operational groups. The North America territory group is responsible for marketing and supporting Illustra products in North America through its end-user sales organization, OEMs, VARs and VADs. The Japan territory group, in conjunction with its master distributor, is responsible for localizing, translating, marketing and supporting Illustra products in Japan through its end-user sales organization, OEMs, VARs and VADs. The European territory group (with wholly-owned subsidiaries in the United Kingdom and France) is responsible for translating, marketing and supporting Illustra products in Europe through its end-user sales organization, OEM, VARs and VADs. The Intercontinental territory group (which covers all areas not mentioned above) translates, markets and supports Illustra products through its end-user sales organization, OEMs, VARs and VADs.

    OEMS AND MASTER DISTRIBUTORS

    Illustra products are marketed to OEMs and master distributors under agreements which grant OEMs and master distributors the right to make copies of the product and distribute the copies with the OEM's hardware or to other authorized resellers.

    VARS, VADS AND AUTHORIZED RESELLERS

    Illustra markets its products to large corporate customers through its end-user sales organization and independent VADs and authorized resellers. Illustra employs a staff of field sales representatives and field support personnel who solicit orders primarily from end-users and provide product training and sales support to VARs, VADs, other authorized resellers and larger corporate customers.

CUSTOMERS

    As of December 31, 1995, Illustra had licensed its products to approximately 240 end-user customers, some of which had licensed multiple copies of various products, and Illustra's VARs, VADs and other authorized resellers had licensed Illustra's products to additional end-users and resellers. Illustra offers technical support for all of its products through its technical support department located in the corporate headquarters. Revenues received from Fujitsu Network Transmission Systems, Inc. represented approximately 13% of Illustra's total revenues for fiscal year 1995, and revenues from Digital Equipment Corp. and Wyse Technology Inc. represented approximately 29% and 22%, respectively, of Illustra's total revenues for fiscal year 1994.

    Certain payments received from customers have been recorded initially as deferred revenue and are recognized as revenue in subsequent periods. See "Illustra Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 11 of Notes to Consolidated Financial Statements of Illustra.

PRODUCT DEVELOPMENT

    The database software market is fiercely competitive and characterized by rapid technological change, which requires industry participants to make continuous expenditures of substantial resources for product enhancement and innovation. Illustra is committed to the creation of new products and the enhancement of existing products. It maintains its development center in Oakland, California which is responsible for product development, documentation and quality assurance. The development center works closely with sales and marketing personnel in the marketing of its products and the definition of new or enhanced product features.

    During fiscal years 1995, 1994 and 1993, Illustra spent approximately $4.8 million, $2.9 million and $884,000, respectively, on product research and development. These amounts represent approximately 327%, 353% and 442%, respectively, of revenues in each of those periods. All software development costs have been expensed as incurred.

    In addition, certain of Illustra's existing DataBlade modules have been developed by third-party developers and are sold on a stand-alone basis or incorporated into products developed by Illustra. Illustra anticipates that additional DataBlade modules will be developed by third parties and sold by Illustra in the future. Illustra typically pays third-party developers of DataBlade modules royalties based on the number of licensed copies sold.

COMPETITION

    Database development has been ongoing in the industry as the need to store, manage and analyze more rich and complex data has increased. Traditional relational database vendors have realized this need and are developing ways to add to their RDBMS products technology to handle multimedia data types such as those handled effectively by Illustra's products. Illustra sees its principal competitors to be companies such as Oracle Corporation, Sybase Inc., Informix, IBM Corporation, CA Ingres (a subsidiary of Computer Associates) and Microsoft Corporation, all of which have substantially greater financial and personnel resources than Illustra.

    Illustra believes the principal competitive factors in its industry include database performance (I.E., the speed with which operations can be executed), database extensibility to handle new and complex data types (E.G., multimedia data such as images, audio and video), database scalability to run on expanding and often heterogeneous computer systems, including systems incorporating various types of high-performance parallel processors, and the ease and speed with which applications can be developed, including the quality of available applications development tools. Illustra believes it currently compares favorably with its principal competitors with respect to these factors in the market segments on which it has concentrated to date.

PROPRIETARY RIGHTS

    Illustra regards its software as proprietary and attempts to protect it with copyrights, trademarks and internal and external nondisclosure safeguards, as well as restrictions on transferability that are incorporated into its software license agreements. As is common in the software industry, Illustra has not sought to rely on patents to protect its technology. In addition to its internally-developed technology, Illustra uses some technology licensed from third-party vendors under agreements that typically restrict Illustra's permitted uses of the licensed technology.

EMPLOYEES

    As of December 31, 1995, Illustra had 180 employees, 169 domestically and 11 internationally. Of the total, 86 were engaged in product development and support, 43 in marketing, sales and field operations, 16 in strategic business units, 16 in consulting and 10 in administration, human resources and finance. None of Illustra's employees is represented by a labor union. Illustra has experienced no work stoppages and believes its employee relations are excellent.

PROPERTIES

    Illustra's corporate offices are located in approximately 65,000 square feet of leased office space in Oakland, California. This lease for these facilities expires in June 1997. In addition, Illustra leases small amounts of office space in numerous locations in the United States and in foreign countries. Illustra believes its existing facilities are sufficient for its current operations and that, for the foreseeable future, any additional facilities that may be required will be obtainable on reasonable terms.

                ILLUSTRA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    REVENUES

    The following table sets forth Illustra's operating results as a percentage of revenues for the six months ended December 31, 1995 and 1994 and the fiscal years ended June 30, 1995, 1994 and 1993, together with the percentage changes from period to period.



                                                             PERIOD FROM JULY 31,
   SIX MONTHS ENDED DECEMBER                                 1992 (INCEPTION) TO
              31,                  YEAR ENDED JUNE 30,             JUNE 30
   --------------------------   --------------------------   --------------------
REVENUES:  1995 CHANGE  1994     1995     CHANGE    1994     CHANGE      1993
-- -------   ------   -------   -------   ------   -------   ------   -----------
                               (DOLLARS IN THOUSANDS)
Licenses... $3,430   479% $  592 $1,000    135%    $  426     --        -$-
  Percentage
   of
 revenues...     76%      79%       69%                52%              --
Services... $1,091   613% $  153 $  458     16%    $  396       98%      $200
  Percentage
   of
 revenues...     24%      21%       31%                48%                100%
   -------            -------   -------            -------              -----
      Total
Revenues... $4,521   507% $  745 $1,458     77%    $  822      311%      $200

COSTS
 AND
 EXPENSES:
Cost
 of
 software
 distribution... $  229   227% $   70 $  160  233% $   48     --        -$-
  Percentage
   of
   license
 revenues...      7%      12%       16%                11%              --

Cost
 of
 services... $1,617   219% $  507 $1,429   228%    $  436      191%      $150
  Percentage
   of
   service
 revenues...    148%     331%      312%               110%                 75%

Sales
 and
 marketing... $4,913   195% $1,668 $4,040   78%    $2,264    2,959%      $ 74
  Percentage
   of
 revenues...    109%     224%      277%               275%                 37%

Research
 and
 Development... $3,669    77% $2,068 $4,769   64%  $2,904      229%      $884
  Percentage
   of
 revenues...     81%     278%      327%               353%                442%

General
 and
 Administrative... $1,480   239% $  436 $1,104   71% $  645     16%      $556
  Percentage
   of
 revenues...     33%      59%       76%                78%                278%

Interest
income... $  105    36% $   77  $  186     170%    $   69      187%      $ 24
  Percentage
   of
 revenues...      2%      10%       13%                 8%                 12%

Interest
expense... $   82   173% $   30 $   67      20%    $   56      N/A      -$-
  Percentage
   of
 revenues...      2%       4%        5%                 7%              --


    Illustra derives revenue from the licensing of its software and from the provision of services consisting of customer support, training, consulting and development projects. Revenue under product license agreements is recognized upon delivery. Services revenues primarily consist of maintenance and customer training and consulting services and development contract fees. Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically 12 months. Revenue for customer training and consulting is recognized as the services are performed. Revenue on development contracts is recognized based upon achievement of specified milestones.


    Illustra's activities during fiscal 1993 were devoted almost entirely to product development, and Illustra did not record any license revenues during its first fiscal year of operations. The first commercial shipment of the Illustra Server product was made in August 1993. License revenues were $426,000 in fiscal 1994 and increased by approximately 135% to $1.0 million in fiscal 1995 on the strength of initial commercial shipments of Illustra's products. Service revenues were $200,000 in fiscal 1993 and increased by approximately 98% to $396,000 in fiscal 1994 and an additional 16% to $458,000, or approximately 31% of total revenues, in fiscal 1995. Commercial shipments of Illustra's products and demand for Illustra's services continued to grow in the first six months of fiscal 1996, as license revenues increased by approximately five-fold from $592,000 for the first six months of fiscal 1995 to $3.4 million in the first six months of fiscal 1996. Service revenues increased by over six-fold from $153,000 in the first six months of fiscal 1995 to $1.1 million, or approximately 24% of total revenues, in the first six months of fiscal 1996.

    Illustra's ability to sustain growth depends in part on the timely release of successful new and updated products, and the success of new and updated products from its competitors.

    COST OF SOFTWARE DISTRIBUTION


    Software distribution costs consist primarily of manufacturing and related costs such as media, documentation, product assembly and freight. Software distribution costs have increased from zero in fiscal 1993 to $48,000, or approximately 11% of license revenues, in fiscal 1994 to $160,000, or approximately 16% of license revenues, in fiscal 1995. From the first six months of fiscal 1995 to the first six months of fiscal 1996, cost of software distribution increased by approximately 227% from $70,000 to $229,000 but decreased as a percentage of license revenues from 12% to 7%.


    COST OF SERVICE


    Cost of service, which consists primarily of technical support, consulting and training expense, has to-date exceeded service revenue as Illustra has incurred significant consulting and technical support expenses in order to build the organizational infrastructure to support anticipated future demand for its products. Cost of service was $150,000 in fiscal 1993, increased to $436,000 in fiscal 1994 and increased by approximately 228% to $1.4 million in fiscal 1995. Cost of service increased by approximately 219% from $507,000 in the first six months of fiscal 1995 to $1.6 million in the first six months of fiscal 1996 but decreased as a percentage of service revenues from 331% to 148%.


    In light of Illustra's short three-year operating history, it is difficult to formulate any trends or predict any other trends.

    SALES AND MARKETING EXPENSE


    Sales and marketing expense, consisting primarily of compensation and benefits of Illustra's sales and marketing organization, has increased as that organization and associated infrastructure have grown to include several offices in the United States, Europe and two distributorships in Asia. Sales and marketing expense was $74,000 in fiscal 1993, increased to $2.3 million in fiscal 1994 and increased by approximately 78% to $4.0 million in fiscal 1995. Sales and marketing expense has to-date exceeded total revenues as a result of Illustra's investment in its sales and marketing organization and infrastructure in support of initial product sales and anticipation of future demand for its products. From the first six months of fiscal 1995 to the first six months of fiscal 1996, sales and marketing expense increased by approximately 195% from $1.7 million to $4.9 million but decreased as a percentage of total revenues from 224% to 109%.


    Throughout the remainder of fiscal 1996, Illustra will continue to invest more in customer services, marketing and research and development, and make personnel additions to its sales force worldwide. These additional expenses may adversely affect Illustra's operating performance in fiscal 1996 if there are no offsetting increases in revenues or reductions in other operating expenses.

    RESEARCH AND DEVELOPMENT EXPENSE


    Research and development expense, consisting principally of compensation and benefits of Illustra's product development organization, has grown substantially since inception as the size and complexity of Illustra's product development activities have increased. All research and development costs to-date have been expensed as incurred. Research and development expense increased by approximately 229% from $884,000 in fiscal 1993 to $2.9 million in fiscal 1994 and increased again by approximately 64% to $4.8 million in fiscal 1995. Research and development expense increased by approximately 77% from $2.1 million in the first six months of fiscal 1995 to $3.7 million in the first six months of fiscal 1996.


    GENERAL AND ADMINISTRATIVE EXPENSE


    General and administrative expense consists principally of compensation and benefits of employees engaged in administration, human resources and finance, as well as occupancy expense and outside professional services. General and administrative expense increased by approximately 16% from $556,000 in fiscal 1993 to $645,000 in fiscal 1994 and increased again by approximately 71% to $1.1 million in fiscal 1995. General and administrative expense increased by approximately 239% from $436,000 in the first six months of fiscal 1995 to $1.5 million in the first six months of fiscal 1996. These increases resulted primarily from growth in Illustra's administrative infrastructure necessary to support expanding operations and legal and accounting expenses related to the Merger.


    INTEREST INCOME


    Interest income represents interest earned on cash balances. Interest income increased by approximately 187% from $24,000 in fiscal 1993 to $69,000 in fiscal 1994 because of higher cash balances. Interest income increased 170% to $186,000 in fiscal 1995 as a result of significantly increased interest income from higher cash balances. Interest income increased by approximately 36% from $77,000 in the first six months of fiscal 1995 to $105,000 in the first six months of fiscal 1996 because an increase in interest income resulting from higher cash balances and higher interest rates.


    INTEREST EXPENSE


    Interest expense results from equipment leases. Interest expense increased from $56,000 in 1994 to $67,000 in 1995 and from $30,000 in the first six months of 1995 to $82,000 in the first six months of 1996 due to additional leases. Additional financing was required for the new equipment purchased for the additional employees hired by the Company.


LIQUIDITY AND CAPITAL RESOURCES

                                                                                                                        AS OF JUNE
                                                                                                                        30 OR FOR
                                                                                                                           THE
                                                                                                                       PERIOD FROM
                                                                                                                         JULY 31,
                                                        AS OF OR FOR THE                                                   1992
                                                 SIX MONTHS ENDED DECEMBER 31,              AS OF OR FOR THE           (INCEPTION)
                                                                                          YEAR ENDED JUNE 30,           TO JUNE 30
                                               ----------------------------------  ----------------------------------  ------------
                                                 1995        CHANGE       1994       1995        CHANGE       1994        CHANGE
                                               ---------  ------------  ---------  ---------  ------------  ---------  ------------
                                                                              (DOLLARS IN THOUSANDS)
Cash, cash equivalents and short-term
 investments.................................  $   1,045         (60%)  $   2,627  $   7,119          33%   $   5,371         527%
Working capital (deficit)....................  $  (5,296)       (341%)  $   2,200  $   2,453         (45%)  $   4,488         550%
Cash used in operations......................  $  (6,566)         67%   $  (3,923) $  (5,745)         23%   $  (4,684)        283%
Cash used in investing activities, excluding
 investments of excess cash..................  $  (2,597)        659%   $    (342) $  (1,340)        272%   $    (360)        (34%)
Cash provided by financing activities........  $   3,089         103%   $   1,521  $   8,833          (8%)  $   9,559         264%


                                                 1993
                                               ---------

Cash, cash equivalents and short-term
 investments.................................  $     856
Working capital (deficit)....................  $     690
Cash used in operations......................  $  (1,224)
Cash used in investing activities, excluding
 investments of excess cash..................  $    (549)
Cash provided by financing activities........  $   2,628



    Since its inception in 1993, Illustra funded its operations primarily through private issuance of capital stock and borrowings under financing arrangements ($21.7 million and $3.8 million, respectively, through December 31,
1995). Cash used in operating activities was approximately $1.2 million, $4.7 million, $5.7 million and $6.6 million in fiscal 1993, 1994 and 1995 and the first six months of fiscal 1996, respectively. Illustra used each of $527,000, $321,000, $1.3 million and $2.5 million in fiscal 1993, 1994 and 1995 and the first six months of fiscal 1996, respectively, for the purchase of equipment to be used by employees. Illustra anticipates that increased investment in capital equipment will be required in the future to support its anticipated operations. As of December 31, 1995, Illustra had no material commitments for capital expenditures.


    Illustra invests excess funds in short-term investments such as money market funds, short-term commercial paper and repurchase agreements.


    As of December 31, 1995, Illustra had cash, cash equivalents and investments of $1.0 million and a working capital deficit of $5.3 million. Although Illustra does not have a bank line of credit, it has equipment financing arrangements with two commercial lenders which were fully drawn down as of December 31, 1995. In December 1995, Illustra entered into a credit arrangement with Informix under which Illustra may borrow up to $5 million for working capital requirements. As of December 31, 1995, the Company had borrowed $2.0 million, in the form of a note payable, under the Informix arrangement. Illustra anticipates that its existing cash balances and financing sources will be sufficient to meet its working capital and capital expenditure requirements through the anticipated closing date of the Merger; however, if the closing of the Merger is delayed or the Merger does not occur for any reason, Illustra will have an immediate need for substantial additional financing. There can be no assurance that such financing will be available on reasonable terms, if at all.

                 ILLUSTRA MANAGEMENT AND EXECUTIVE COMPENSATION

MANAGEMENT

    The following individuals are expected to serve as executive officers of Informix or the Surviving Corporation following the Merger. Their positions at Illustra and their ages as of January 1, 1996 are as follows:

              NAME                    AGE                             POSITION
--------------------------------      ---      -------------------------------------------------------
Richard H. Williams                       52   President, Chief Executive Officer and Director
Michael R. Stonebraker                    52   Chief Technology Officer and Director
Stephen G. Maysonave                      49   Senior Vice President, Sales
Bruce Golden                              36   Vice President, Marketing
Paula B. Hawthorn                         52   Vice President, Engineering
Masahiro Morimoto                         55   Vice President -- World Trade Division, Japan
Michael C. Ubell                          42   Chief Scientist

    Mr. Williams joined Illustra as President, Chief Executive Officer and Director in December 1993. Prior to joining Illustra, he was Executive Vice President of Sales for Novell, Inc., a computer software company ("Novell"), and General Manager of Novell's Digital Research Systems Group from 1991 to 1992. From 1987 to 1991, Mr. Williams served as President and Chief Executive Officer of Digital Research, Inc., a computer software company, which merged with a wholly-owned subsidiary of Novell in 1991. Mr. Williams retired upon completion of the integration of Digital Research, Inc. into Novell in 1992 and remained in retirement until he joined Illustra.

    Dr. Stonebraker, who serves in a consulting capacity as Illustra's Chief Technology Officer, co-founded Illustra in July 1992. Dr. Stonebraker is professor emeritus of Electrical Engineering and Computer Sciences at the University of California, Berkeley, where he joined the faculty in 1971.

    Mr. Maysonave joined Illustra as Senior Vice President, Sales in January 1994. Prior to joining Illustra, he was Founder, President and Chief Executive Officer of International Business and Marketing Services, a management consulting firm from 1990 to 1994. From 1988 to 1990, Mr. Maysonave served as Director of Business Development, Advanced Computing Technology Program at Microelectronics and Computer Technology Corporation, a consortium of computer and related companies.

    Mr. Golden joined Illustra as Vice President, Marketing in June 1993. Prior to joining Illustra, he was Director of Commercial Market Development at Sun Microsystems, Inc., a computer hardware and software company, where he was employed for eight years.

    Dr. Hawthorn joined Illustra as Vice President, Engineering in August 1992. Prior to joining Illustra, she was Manager of the Operating Systems Research Department of Hewlett-Packard Laboratories, a computer research organization, from 1989 to 1992. From 1987 to 1989, Dr. Hawthorn was Vice President, Engineering at ShareBase Corporation (formerly Britton Lee, Inc.), a database software company.

    Mr. Morimoto joined Illustra as Vice President -- World Trade Division, Japan in March 1995. Prior to joining Illustra, he was Vice President and General Manager Flex Os Group at Integrated Systems Inc., a computer software company, from 1994 to 1995. From 1992 to 1994, Mr. Morimoto served as Vice President and General Manager Dedicated Systems Business Unit at Novell. From 1989 to 1992, he was employed by Digital Research Japan where he served as President of Digital Research Japan and as Corporate Vice President of Digital Research, Inc.

    Mr. Ubell joined Illustra as Chief Scientist in August 1992. Prior to joining Illustra, he served as Lab Consultant to the San Francisco Systems Center of Digital Equipment Corporation, a computer manufacturer, from 1991 to 1992. From 1986 to 1991, Mr. Ubell was employed as Chief Scientist of ShareBase Corporation.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid to or earned by Illustra's Chief Executive Officer and Illustra's four other most highly compensated executive officers (together, the "Illustra Named Executive Officers") for services rendered to Illustra during the fiscal years ended June 30, 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE


                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        -------------
                                                                                         SECURITIES
                                                                                         UNDERLYING      ALL OTHER
                                                                                           OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                                  SALARY ($)(1)  BONUS ($)        ($)            ($)
------------------------------------------------             ------------  -----------  -------------  --------------
Richard H. Williams (2) ........................       1995      151,999       29,268        --              --
 President and Chief Executive Officer                 1994       87,500       --            --              --
Stephen G. Maysonave (3) .......................       1995      142,834       --            180,000       127,496(4)
 Senior Vice President, Sales                          1994       61,875       --            120,000        59,768(5)
Bruce Golden (6) ...............................       1995      139,249       42,161        150,000         --
 Vice President, Marketing                             1994      125,000       --            100,000         --
                                                       1993        3,788       --            --              --
Paula B. Hawthorn ..............................       1995      130,563       19,313         40,000         --
 Vice President, Engineering                           1994      124,987       --             30,000         --
                                                       1993      109,000       --            --              --
Michael C. Ubell ...............................       1995      120,156       --             40,000         --
 Chief Scientist                                       1994      114,025       --             30,000         --
                                                       1993       94,958       11,600        --              --


------------------------
(1) Includes compensation which was accrued but deferred at the election of each Illustra Named Executive Officer pursuant to Illustra's 401(k) Plan.

(2) Mr. Williams became an employee, executive officer and director of Illustra in December 1993.

(3) Mr. Maysonave became an employee and executive officer of Illustra in January 1994.

(4) Includes $7,200, $38,838 and $81,458 for travel expenses, moving expenses and advanced temporary living expenses, respectively, paid to Mr. Maysonave in fiscal year 1995 in connection with his relocation.

(5) Includes $3,000, $17,810 and $38,958 for travel expenses, moving expenses and advanced temporary living expenses, respectively, paid to Mr. Maysonave in fiscal year 1994 in connection with his relocation.


(6)  Mr. Golden  became an  employee and executive  officer of  Illustra in June
    1993.

                       OPTION GRANTS IN LAST FISCAL YEAR


    The following table contains information concerning the grant of stock options under the Option Plan to each Illustra Named Executive Officer during the fiscal year ended June 30, 1995:


                                                                                                 POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                               VALUE AT ASSUMED
                         ----------------------------------------------------------------------    ANNUAL RATES OF
                           NUMBER OF    PERCENTAGE OF                                                STOCK PRICE
                          SECURITIES    TOTAL OPTIONS                                                APPRECIATION
                          UNDERLYING     GRANTED TO                                              FOR OPTION TERM (2)
                            OPTIONS     EMPLOYEES IN    EXERCISE OR BASE                         --------------------
NAME                     GRANTED(#)(1)   FISCAL YEAR      PRICE ($/SH)        EXPIRATION DATE      5%($)     10%($)
-----------------------  -------------  -------------  -------------------  -------------------  ---------  ---------
Richard H. Williams....       --             --                --                   --              --         --
Stephen G. Maysonave...      120,000            6.3              0.15        September 21, 2004     11,280     28,680
                                                                              to April 28, 2005
Bruce Golden...........      100,000            5.2              0.15        September 21, 2004      9,400     23,900
                                                                              to April 28, 2005
Paula B. Hawthorn......       40,000            2.1              0.15        September 21, 2004      3,760      9,560
Michael C. Ubell.......       40,000            2.1              0.15        September 21, 2004      3,760      9,560

------------------------------
(1) All options vest at the rate of 20% at the end of the first year of service with Illustra and then an additional 1/60 per month until all options have become vested at the end of five years' service with Illustra. In the event an option was granted to an existing employee of Illustra (rather than a newly-hired employee), such option vests at the rate described above based on the grant date of such option.

(2) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information with respect to the exercise of stock options by the Illustra Named Executive Officers during the fiscal year ended June 30, 1995 and the number and value of securities underlying unexercised options held by the Illustra Named Executive Officers at June 30, 1995:

                                                                              NUMBER OF
                                                                             SECURITIES            VALUE OF
                                                                             UNDERLYING           UNEXERCISED
                                                                         UNEXERCISED OPTIONS     IN-THE-MONEY
                                                 SHARES                    AT FISCAL YEAR-     OPTIONS AT FISCAL
                                              ACQUIRED ON      VALUE     END (#)(1) VESTED/     YEAR-END ($)(1)
NAME                                          EXERCISE (#)  REALIZED ($)    UNVESTED (2)      VESTED/UNVESTED (2)
--------------------------------------------  ------------  -----------  -------------------  -------------------
Richard H. Williams.........................       --           --               --                   --
Stephen G. Maysonave........................       --           --            49,000/251,000         3,100/41,900
Bruce Golden................................       --           --            67,916/182,084        10,187/27,313
Paula B. Hawthorn...........................       --           --              6,500/63,500            975/9,525
Michael C. Ubell............................       --           --              6,500/63,500            975/9,525

------------------------
(1) Fair market value of Illustra's Common Stock at June 30, 1995, minus the exercise price of the options, multiplied by the number of shares underlying the options.


(2) Stock options granted under the Option Plan may be exercised prior to vesting. Shares issued upon such early exercise are subject to repurchase by the Company at cost until vested.

                             ILLUSTRA STOCKHOLDERS

    The following sets forth certain information as to the number of shares of Illustra Common Stock and Illustra Preferred Stock beneficially owned as of
January 2, 1996 and the number of shares of Informix Common Stock to be beneficially owned immediately upon consummation of the Merger by (i) each person who is known to Illustra beneficially to own 5% or more of the outstanding shares of any class of Illustra Capital Stock, (ii) each director of Illustra, (iii) each Illustra Named Executive Officer and (iv) all directors and executive officers of Illustra as a group. Unless otherwise noted, (i) the persons named in the table have sole voting and investment power with respect to all shares indicated as being beneficially owned by them and (ii) all officers and directors can be reached at the principal offices of Illustra.


                                                    SHARES OF ILLUSTRA CAPITAL STOCK
                                                           BENEFICIALLY OWNED                           SHARES OF INFORMIX
                                      -------------------------------------------------------------        COMMON STOCK
                                                                                           PERCENT   BENEFICIALLY OWNED AFTER
                                            COMMON STOCK            PREFERRED STOCK        OF ALL         THE MERGER (1)
                                      ------------------------  ------------------------  ILLUSTRA   ------------------------
   NAME AND ADDRESS OF BENEFICIAL       NUMBER       PERCENT      NUMBER       PERCENT     CAPITAL     NUMBER
               HOLDER                  OF SHARES    OF CLASS     OF SHARES    OF CLASS    STOCK (1)   OF SHARES     PERCENT
------------------------------------  -----------  -----------  -----------  -----------  ---------  -----------  -----------
Morgenthaler Venture                      192,000        4.4%     3,406,306       30.2%       23.0%    2,777,317        1.9%
 Partners III (2)
700 National City Bank Building
629 Euclid Avenue
Cleveland, OH 44114

Gary J. Morgenthaler (3)                  192,000        4.4      3,406,306       30.2         23.0    2,777,317        1.9

Robert D. Pavey (3)                       192,000        4.4      3,406,306       30.2         23.0    2,777,317        1.9

Accel IV L.P. and affiliated              --           --         1,817,058       16.1         11.6    1,402,477        1.0
 entities (4)
One Palmer Square
Princeton, NJ 08542

James R. Swartz (5)                       --           --         1,817,058       16.1         11.6    1,402,477        1.0

Oak Investment Partners V                 --           --         1,817,058       16.1         11.6    1,402,477        1.0
 and affiliated entity (6)
525 University Ave.
Suite 1300
Palo Alto, CA 94301

Bandel L. Carano (7)                      --           --         1,817,058       16.1         11.6    1,402,477        1.0

Richard H. Williams                       880,000       20.4        333,333        3.0          7.8      936,498       *

Trinity Ventures IV L.P.                  --           --         1,194,768       10.6          7.7      922,169       *
 and affiliated entities (8)
155 Bovet Road, Suite 660
San Mateo, CA 94402

Intel Corporation (9)                     --           --           807,278        7.2          5.2      786,033       *
2200 Mission College Blvd.
Santa Clara, CA 95052

Michael R. Stonebraker (10)               900,000       20.8         33,333       *             6.0      720,383       *

                                                    SHARES OF ILLUSTRA CAPITAL STOCK
                                                           BENEFICIALLY OWNED                           SHARES OF INFORMIX
                                      -------------------------------------------------------------        COMMON STOCK
                                                                                           PERCENT   BENEFICIALLY OWNED AFTER
                                            COMMON STOCK            PREFERRED STOCK        OF ALL         THE MERGER (1)
                                      ------------------------  ------------------------  ILLUSTRA   ------------------------
   NAME AND ADDRESS OF BENEFICIAL       NUMBER       PERCENT      NUMBER       PERCENT     CAPITAL     NUMBER
               HOLDER                  OF SHARES    OF CLASS     OF SHARES    OF CLASS    STOCK (1)   OF SHARES     PERCENT
------------------------------------  -----------  -----------  -----------  -----------  ---------  -----------  -----------
Sequoia Capital V and                     320,334        7.4        411,841        3.7          4.7      565,122       *
 affiliated entities (11)
3000 Sand Hill Road
Building Four, Suite 280
Menlo Park, CA 94025

Stephen G. Maysonnave (12)                300,000        6.4         11,948       *             2.0      240,774       *

Bruce Golden                              250,000        5.8              0          0          1.6      192,960       *

Paula B. Hawthorn (13)                    220,000        5.0              0          0          1.4      169,805       *

Michael C. Ubell (14)                     220,000        5.0              0          0          1.4      169,805       *

Harvey C. Jones (15)                       51,800        1.2         64,467       *           *           89,740       *

All Directors and executive             3,013,800       62.9      7,483,503       65.3                 8,102,238        5.5
 officers as a group
 (12 persons) (16)


------------------------
 * Less than 1%.

 (1) Assumes conversion of all shares of Illustra Preferred Stock into Illustra Common Stock.

 (2) Common Stock includes 32,000 shares of Illustra Common Stock subject to options exercisable within 60 days of January 2, 1996. Preferred Stock includes 1,041,667 shares of Series A Preferred, 1,883,591 shares of Series B Preferred and 481,048 shares of Series D Preferred.

 (3) Includes all shares held by Morgenthaler Venture Partners III. Messrs. Morgenthaler and Pavey, general partners of Morgenthaler Venture Partners III, disclaim beneficial ownership of all shares held by Morgenthaler Venture Partners III, except to the extent of their respective pecuniary interests therein.

 (4) Includes 1,241,878 shares of Series B Preferred and 279,001 shares of Series D Preferred held by Accel IV L.P.; 118,697 shares of Series B Preferred and 26,667 shares of Series D Preferred held by Accel Japan L.P.; 54,898 shares of Series B Preferred and 12,333 shares of Series D Preferred held by Accel Investors '93 L.P.; 32,642 shares of Series B Preferred and 7,333 shares of Series D Preferred held by Ellmore C. Patterson Partners; 26,707 shares of Series B Preferred and 6,000 shares of Series D Preferred held by Accel Keiretsu L.P.; and 8,902 shares of Series B Preferred and 2,000 shares of Series D Preferred held by Prosper Partners.

 (5) Includes  all shares  held by  Accel IV  L.P. and  affiliated entities  Mr.
    Swartz is a general partner of Accel IV Associates L.P., (the general partner of Accel IV L.P.), a general partner of Accel Japan Associates L.P. (the general partner of Accel Japan L.P.), a general partner of Accel Investors '93 and an officer of Accel Partners & Co., Inc. (the general partner of Accel Keiretsu L.P.). Ellmore C. Patterson Partners and Prosper Partners are affiliates of Accel IV L.P. Mr. Swartz disclaims beneficial ownership of all shares held by Accel IV L.P. and affiliated entities, except to the extent of his pecuniary interest therein.

 (6) Includes  1,451,085 shares  of Series  B Preferred  and 326,000  shares  of
    Series D Preferred held by Oak Investment Partners V, L.P.; and 32,640 shares of Series B Preferred and 7,333 shares of Series D Preferred held by Oak V Affiliates Fund, L.P.

 (7) Includes all shares held by Oak Investment Partners V and affiliated entities. Mr. Carano is a general partner of Oak Associates V, L.P. (the general partner of Oak Investment Partners V) and a general partner of Oak V Affiliates, L.P. (the general partner of Oak V Affiliates Fund, L.P.). Mr. Carano disclaims beneficial ownership of all shares held by Oak Investment Partners V and affiliated entities, except to the extent of his pecuniary interest therein.

 (8) Includes 944,229 shares of Series B Preferred and 183,906 shares of Series D Preferred held by Trinity Ventures IV, L.P.; and 55,771 shares of Series B Preferred and 10,862 shares of Series D Preferred held by Trinity IV Side-by-Side Fund, L.P.

(9) Includes 173,945 shares of Series D Preferred. Also includes 844,444 shares of Series C Preferred which, prior to the date which is ten business days after Illustra first receives copies of its audited financial statements for the 1996 fiscal year or conversion into Illustra Common Stock in connection with the Merger, is convertible into 633,333 shares of Illustra Common Stock.

(10) Includes 33,333 shares of Series B Preferred owned by the Michael Stonebraker Pension Plan.

(11) Includes 294,540 shares of Illustra Common Stock and 386,050 shares of Series B Preferred held by Sequoia Capital V; 12,982 shares of Illustra
    Common Stock and 9,316 shares of Series B Preferred 12,812 shares of Illustra Common Stock and 9,808 shares of Series B Preferred held by Sequoia XXIII and 6,667 shares of Series B Preferred held by Sequoia XXIV.

(12) Common Stock includes 300,000 shares of Illustra Common Stock subject to options exercisable within 60 days of January 2, 1996. Preferred Stock includes 10,000 shares of Series B Preferred and 1,948 shares of Series D Preferred.

(13) Includes 70,000 shares of Illustra Common Stock subject to options exercisable within 60 days of January 2, 1996.

(14) Includes 70,000 shares of Illustra Common Stock subject to options exercisable within 60 days of January 2, 1996.

(15) Common Stock includes 5,300 shares of Illustra Common Stock subject to options exercisable within 60 days of January 2, 1996. Preferred Stock includes 26,042 shares of Series A Preferred; 27,919 shares of Series B Preferred and 10,506 shares of Series D Preferred.

(16) See footnotes (3), (5), (7), (9), (12), (13), (14) and (15).

                  APPLICABILITY OF CALIFORNIA LAW TO ILLUSTRA

    Section 2115 of the CGCL makes substantial portions of the CGCL applicable, with limited exceptions, to a foreign corporation with more than half of its outstanding stock held of record by persons having addresses in California and more than half of its business conducted in the state (as measured by factors based on a corporation's levels of property, payroll and sales determined for California franchise tax purposes), irrespective of the corporation's state of incorporation. Although Illustra is incorporated in Delaware, it is subject to
Section 2115. The statutory provisions of the CGCL to which Illustra is subject include but are not limited to provisions governing a director's standard of care in performing the duties of a director, a stockholder's right to vote cumulatively in any election of directors, a director's or stockholder's right to inspect corporate records, indemnification requirements concerning directors, officers and others and the corporate requirements to effectuate corporate reorganizations (including mergers and acquisitions). Section 2115 also invokes the application of Chapter 13 of the CGCL to the Merger with respect to Illustra stockholders who elect to exercise dissenters' rights. Under Section 2115, the provisions of the CGCL made applicable pursuant to such section apply to the exclusion of the law of the jurisdiction in which the foreign corporation is incorporated.

    Upon completion of the Merger, the statutory protections available to Illustra stockholders pursuant to Section 2115 will cease to exist.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF INFORMIX CAPITAL STOCK

    The authorized capital stock of Informix consists of 350,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value.

    INFORMIX COMMON STOCK. As of December 31, 1995, there were approximately 135,327,804 shares of Informix Common Stock outstanding held of record by approximately 1,763 stockholders. Informix Common Stock is listed on Nasdaq under the symbol "IFMX." Holders of Informix Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders do not have a right to take action by written consent nor may they cumulate votes in connection with the election of Directors. Both the Restated Certificate of Incorporation and the Bylaws of Informix contain provisions requiring the affirmative vote of the holders of two-thirds of the outstanding Common Stock of Informix to amend the cumulative voting or stockholder written consent provisions. The holders of Informix Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Informix, the holders of Informix Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Informix Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Informix Common Stock. All outstanding shares of Informix Common Stock are fully paid and non-assessable, and the shares of Informix Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

    PREFERRED   STOCK.    Informix  has  5,000,000  shares  of  Preferred  Stock
authorized, of which 350,000 shares are designated Series A Participating Preferred (the "Series A Preferred"), and no shares are outstanding. The Series A Preferred has been designated for use in connection with the Preferred Shares Rights Agreement. See "Description of Informix Capital Stock -- Preferred Shares Rights Agreement." The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock (including the 350,000 shares of Series A Participating Preferred) in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, can issue

Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Informix Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Informix. Informix has no present plans to issue Preferred Stock.

    PREFERRED SHARES RIGHTS AGREEMENT. On September 17, 1991, the Board of Directors of Informix declared a dividend of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Informix Common Stock issued and outstanding on November 20, 1991, and authorized and directed the issuance of one Right with respect to each share of Informix Common Stock that becomes outstanding prior to the occurrence of certain terminating events, pursuant to a Preferred Shares Rights Agreement dated September 17, 1991, as initially amended on May 15, 1992 and subsequently amended and restated on July 25, 1995 (the "Amended and Restated Rights Agreement"). The holder of each share of Informix Common Stock issued in exchange for Illustra Common Stock includes one Right. Each Right entitles the registered holder to purchase from Informix 1/1000 of a share of Series A Preferred Stock at a price equal to $154.00, subject to adjustment under certain circumstances provided in the Rights Agreement. Upon the occurrence of certain events generally associated with an unsolicited attempt to take over Informix, the Rights (except for Rights held by an Acquiring Person (as defined in the Rights Agreement)) will become exercisable and will cease to trade with the Informix Common Stock. Upon the acquisition without Board consent of 20% or more of Informix's Common Stock or announcement of a tender offer or exchange offer for shares in excess of 20% or more of Informix's Common Stock, each Right (except for Rights held by an Acquiring Person) will be converted into a right to purchase at the then-current exercise price of the Right that number of shares of Informix Common Stock having a market value of two times the exercise price of the Right or, in the event of a merger of Informix into an Acquiring Person, securities of the Acquiring Person having a market value of two times the exercise price of the Right. Subject to the terms of the Rights Agreement, Informix may exchange the Rights for Informix Common Stock. The Rights have certain anti-takeover effects.

    The Rights will cause substantial dilution to a person or group that attempts to acquire Informix in a manner which causes the Rights to become exercisable. Informix believes, however, that the Rights should neither affect any prospective offering willing to negotiate with the Board of Directors of Informix nor interfere with any merger or other business combination approved by the Board of Directors of Informix because the Board of Directors may, at its option, redeem the Rights. The terms of the Rights may be amended by the Board of Directors of Informix without the consent of the holders of the Rights.

    TRANSFER  AGENT AND  REGISTRAR.   The Transfer  Agent and  Registrar for the
Informix Common Stock is The First National Bank of Boston, 150 Royall Street, Canton, Massachusetts and its telephone number is (617) 575-3120.

DESCRIPTION OF ILLUSTRA CAPITAL STOCK

    The authorized capital stock of Illustra consists of 20,000,000 shares of Common Stock, $.0001 par value, and 13,000,000 shares of Preferred Stock, $.0001 par value, 1,300,000 shares of which are designated as Series A Preferred, 7,760,000 shares of which are designated as Series B Preferred, 844,444 shares of which are designated as Series C Preferred, and 2,600,000 shares of which are designated as Series D Preferred.


    COMMON STOCK. As of the Illustra Record Date, there were 4,321,663 shares of Illustra Common Stock outstanding and held of record by 85 stockholders. Holders of Illustra Common Stock have no preemptive rights and no right to convert Illustra Common Stock into any other securities. All outstanding shares of the Illustra Common Stock are validly issued, fully paid and nonassessable.



    PREFERRED STOCK. As of the Illustra Record Date, there were 1,083,334 shares of Series A Preferred, 7,048,505 shares of Series B Preferred, 844,444 shares of Series C Preferred and 2,510,583 shares of Series D Preferred issued and outstanding and held of record by 38 stockholders. The principal rights, privileges and preferences of the issued and outstanding shares of Illustra Preferred Stock are as set forth below.


    Dividends
    ------------- Holders of Illustra Preferred Stock are entitled to dividend preferences, when, as and if declared by the Illustra Board, at annual rates of (i) $.075 per share with respect to shares of Series A Preferred and (ii) $0.12 per share with respect to shares of Series B Preferred, Series C Preferred and Series D Preferred. All dividends are non-cumulative. Illustra may not pay cash dividends on Illustra Common Stock while there are any declared but unpaid cash dividends on any shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred outstanding.

    Liquidation
    -------------- In the event of any liquidation, dissolution or winding up of Illustra (which, as defined in Illustra's Certificate of Incorporation, would include the Merger) holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are entitled to receive, prior and in preference to any distribution of any assets of Illustra to the holders of Illustra Common Stock, $0.96, $1.50, $2.25 and $3.00 per share, respectively, plus all accrued and unpaid dividends. After the holders of Illustra Preferred Stock have received the full amount of their liquidation preference, the holders of Illustra Common Stock are entitled to receive all remaining assets of Illustra available for distribution, pro rata based on the number of shares of Illustra Common Stock held by each.

    Conversion
    -------------- Each share of Series A Preferred, Series B Preferred and Series D Preferred is presently convertible into one share of Illustra
Common Stock, subject to anti-dilution adjustment provisions. Each share of Series C Preferred is presently convertible into three-fourths of one share of Illustra Common Stock, subject to future adjustment based on certain financial performance criteria and subject to anti-dilution adjustment provisions.

    Certain Protective Provisions Applicable to Series C Preferred ------------------------------------------------------------- In addition to any other rights provided by law or agreement, so long as at least 700,000 shares of Series C Preferred shall be outstanding, Illustra may not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series C Preferred: (i) Create any new series or class of stock having any preference or priority as to dividends or assets superior to any such preference or priority of the Series C Preferred; (ii) Issue additional shares of Series C Preferred; or (iii) Amend the Certificate of Incorporation to increase the number of authorized shares of Series C Preferred.

    VOTING RIGHTS. Subject to the protective provisions described above and except as otherwise required by law, the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Illustra Common Stock are entitled to notice of any stockholders' meeting and to vote together as one class upon any matter submitted to the stockholders for a vote on the following basis:

    (a) COMMON VOTE. Each share of Illustra Common Stock issued and outstanding has one vote.

    (b) PREFERRED VOTE. Each holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred has a number of votes equal to the number of full shares of Illustra Common Stock into which such Illustra Preferred Stock is then convertible.

                  COMPARISON OF RIGHTS OF HOLDERS OF INFORMIX
               COMMON STOCK AND HOLDERS OF ILLUSTRA CAPITAL STOCK

    Upon consummation of the Merger, the holders of Illustra Common Stock and the holders of Illustra Preferred Stock will become holders of Informix Common Stock. As of the Effective Time, holders of Illustra Preferred Stock will no longer be entitled to certain rights and privileges previously provided for in Illustra's Certificate of Incorporation. Such rights include (i) a dividend preference in the amounts described above, (ii) a liquidation preference in the amounts described above, (iii) certain anti-dilution adjustments upon dilutive issuances of Illustra Capital Stock, and (iv) the right to vote as a separate class concerning certain corporate transactions including the Merger. Appraisal and dissenters' rights are available to stockholders of Illustra with respect to the Merger. See "Approval of the Merger and Related Transactions -- Appraisal and Dissenters' Rights."

    In addition, certain other rights and privileges of Illustra stockholders will change as a result of the Merger. Upon completion of the Merger, the percentage ownership of Informix by each former Illustra stockholder will be substantially less than his, her or its current percentage ownership of Illustra. Accordingly, former Illustra stockholders will have a significantly smaller voting influence over the affairs of Informix than they currently enjoy over the affairs of Illustra. Moreover, certain contractual rights presently possessed by holders of Illustra Preferred Stock will cease to exist after the Merger. Specifically, certain information rights, registration rights, rights to representation on, or attendance at meetings of the Illustra Board and other rights unique to the organization and financing of Illustra will terminate at the Effective Time. Finally, the statutory protections available to Illustra stockholders under Section 2115 of the CGCL will no longer exist. See "Applicability of California Law to Illustra."

                                    EXPERTS

    The consolidated financial statements of Informix Corporation at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included in this Prospectus/ Proxy Statement of Informix Corporation and Illustra Information Technologies, Inc., which is referred to in and made as part of the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Illustra Information Technologies, Inc. and subsidiary as of June 30, 1995 and 1994, and for each of the two years ended June 30, 1995 and 1994, and for the period from July 31, 1992 (inception) to June 30, 1993 included in this Prospectus/Proxy Statement have been so included in reliance on the report of KPMG Peat Marwick LLP, independent auditors, given on the authority of such firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the Informix Common Stock issuable pursuant to the Merger will be passed on by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Cooley Godward Castro Huddleson & Tatum, San Francisco, California, is acting as counsel for Illustra in connection with certain legal matters relating to the Merger and the transaction contemplated thereby.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                    INFORMIX

Report of Independent Auditors.......................................................        F-2
Consolidated Balance Sheets..........................................................        F-3
Consolidated Statements of Income....................................................        F-4
Consolidated Statements of Cash Flows................................................        F-5
Consolidated Statements of Stockholders' Equity......................................        F-6
Notes to Consolidated Financial Statements...........................................        F-7

                                            ILLUSTRA

Independent Auditors' Report.........................................................       F-21
Consolidated Balance Sheets..........................................................       F-22
Consolidated Statements of Operations................................................       F-23
Consolidated Statements of Stockholders' Equity......................................       F-24
Consolidated Statements of Cash Flows................................................       F-25
Notes to Consolidated Financial Statements...........................................       F-26

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Informix Corporation

    We have audited the accompanying consolidated balance sheets of Informix Corporation as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Informix Corporation at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

San Jose, California
February 6, 1995

                              INFORMIX CORPORATION
                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                     ASSETS

                                                                                           DECEMBER 31,  DECEMBER 31,
                                                                                               1994          1993
                                                                              OCTOBER 1,   ------------  ------------
                                                                                 1995
                                                                              -----------
                                                                              (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................................   $ 123,291    $  131,882    $   67,329
  Short-term investments....................................................      87,848        59,644        76,198
  Accounts receivable, less allowances for doubtful accounts of $8,901 at
   October 1, 1995, $6,036 in 1994 and $3,181 in 1993.......................     171,807       131,548       109,005
  Deferred taxes............................................................       9,978         9,978         5,884
  Other current assets......................................................      20,933        14,964        11,001
                                                                              -----------  ------------  ------------
    Total current assets....................................................     413,857       348,016       269,417
Property and equipment, at cost:
  Computer equipment........................................................      92,656        68,240        48,095
  Office equipment and leasehold improvements...............................      39,725        28,069        24,283
                                                                              -----------  ------------  ------------
                                                                                 132,381        96,309        72,378
  Less accumulated depreciation and amortization............................     (65,192)      (52,188)      (39,597)
                                                                              -----------  ------------  ------------
                                                                                  67,189        44,121        32,781
Software costs, less accumulated amortization of $8,465 at October 1, 1995,
 $7,973 in 1994 and $7,989 in 1993..........................................      34,815        24,681        17,680
Deferred taxes..............................................................       7,651         7,651         1,378
Long-term investments.......................................................       9,702         4,477        --
Intangible and other assets.................................................      60,932        15,464         5,377
                                                                              -----------  ------------  ------------
    Total Assets............................................................   $ 594,146    $  444,410    $  326,633
                                                                              -----------  ------------  ------------
                                                                              -----------  ------------  ------------
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................................   $  24,187    $   18,737    $   14,926
  Accrued expenses..........................................................      30,416        27,784        18,388
  Accrued employee compensation.............................................      41,830        33,777        26,823
  Income tax payable........................................................      47,275        17,725        12,705
  Deferred taxes............................................................       1,612         1,612           818
  Deferred revenue..........................................................      61,568        48,580        36,309
  Current portion of capital lease obligations..............................         414           391         1,081
  Other current liabilities.................................................      10,532         4,946         2,354
                                                                              -----------  ------------  ------------
    Total current liabilities...............................................     217,834       153,552       113,404
Capital lease obligations, less current portion.............................         953           343           451
Other noncurrent liabilities................................................         377           179        --
Deferred taxes..............................................................      14,595        14,692         5,373
Commitments and contingencies
Stockholders' Equity:
  Preferred stock, par value $.01 per share -- 5,000,000 shares authorized,
   none issued..............................................................      --            --            --
  Common stock, par value $.01 per share -- 350,000,000 shares authorized, issued 134,520,180 at October 1, 1995; 130,947,778 in 1994 and
   129,738,324 in 1993......................................................       1,345           655           649
  Additional paid-in capital................................................     156,603       139,897       125,230
  Treasury stock, at cost (266,778 shares in 1993)..........................      --            --            (2,431)
  Retained earnings.........................................................     202,524       136,025        86,484
  Unrealized gain on available-for-sale securities, net of tax..............       4,636           665        --
  Foreign currency translation adjustment...................................      (4,721)       (1,598)       (2,527)
                                                                              -----------  ------------  ------------
    Total Stockholders' Equity..............................................     360,387       275,644       207,405
                                                                              -----------  ------------  ------------
    Total Liabilities and Stockholders' Equity..............................   $ 594,146    $  444,410    $  326,633
                                                                              -----------  ------------  ------------
                                                                              -----------  ------------  ------------

                See Notes to Consolidated Financial Statements.

                              INFORMIX CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     NINE MONTHS ENDED
                                                  ------------------------        YEARS ENDED DECEMBER 31,
                                                  OCTOBER 1,   OCTOBER 2,   -------------------------------------
                                                     1995         1994         1994         1993         1992
                                                  -----------  -----------  -----------  -----------  -----------
                                                        (UNAUDITED)
Net revenues:
  Licenses......................................  $   369,120  $   245,996  $   363,756  $   284,338  $   237,407
  Services......................................      122,795       72,633      104,941       68,577       46,187
                                                  -----------  -----------  -----------  -----------  -----------
                                                      491,915      318,629      468,697      352,915      283,594
Costs and expenses:
  Cost of software distribution.................       24,975       16,741       24,669       20,077       21,483
  Cost of services..............................       61,996       33,118       45,986       32,944       26,777
  Sales and marketing...........................      210,824      134,807      200,538      137,698      100,418
  Research and development......................       57,717       43,897       60,417       43,619       28,807
  General and administrative....................       34,975       24,847       34,526       33,188       32,214
                                                  -----------  -----------  -----------  -----------  -----------
                                                      390,487      253,410      366,136      267,526      209,699
                                                  -----------  -----------  -----------  -----------  -----------
  Operating income..............................      101,428       65,219      102,561       85,389       73,895
Litigation settlement...........................      --           --           --           --           (10,500)
Interest income.................................        5,563        2,720        3,847        3,943        2,018
Interest expense................................         (538)        (213)        (380)        (371)      (2,253)
Other expense, net..............................          (56)      (1,539)      (2,598)      (1,282)      (1,448)
                                                  -----------  -----------  -----------  -----------  -----------
  Income before income taxes....................      106,397       66,187      103,430       87,679       61,712
Income taxes....................................       39,898       23,827       37,234       31,564       13,930
                                                  -----------  -----------  -----------  -----------  -----------
Net income......................................  $    66,499  $    42,360  $    66,196  $    56,115  $    47,782
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Net income per share............................  $      0.48  $      0.32  $      0.49  $      0.42  $      0.38
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Weighted average number of common and common
 equivalent shares outstanding..................      138,238      134,188      134,610      135,202      127,324
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

                See Notes to Consolidated Financial Statements.

                              INFORMIX CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                        NINE MONTHS ENDED
                                                     ------------------------       YEARS ENDED DECEMBER 31,
                                                     OCTOBER 1,   OCTOBER 2,   -----------------------------------
                                                        1995         1994         1994         1993        1992
                                                     -----------  -----------  -----------  ----------  ----------
                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net income.........................................  $    66,499  $    42,360  $    66,196  $   56,115  $   47,782
Adjustments to reconcile net income to net cash and
 cash equivalents provided by operating activities:
  Depreciation and amortization....................       20,294       11,375       16,206      11,414       9,931
  Amortization of capitalized software.............        8,465        5,467        7,848       5,220       5,662
  Deferred tax expense.............................      --               450         (624)      7,164         635
  Provisions for losses on accounts receivable.....        4,742        1,707        3,824       1,578       2,017
  Foreign currency transaction loss (gain).........       (3,688)      (2,359)      (1,323)      1,444         370
  Changes in operating assets and liabilities:
    Accounts receivable............................      (46,066)          45      (23,167)    (45,389)    (26,288)
    Other current assets...........................       (8,004)      (4,811)      (1,518)     (2,666)     (1,445)
    Accounts payable and accrued expenses..........       48,238       13,014       35,557      29,672      28,463
    Accrued litigation settlement..................      --           --           --           (9,720)      9,720
    Deferred revenue...............................       12,993        5,124       11,467       9,942      13,683
                                                     -----------  -----------  -----------  ----------  ----------
Net cash and cash equivalents provided by operating
 activities........................................      103,473       72,372      114,466      64,774      90,530
INVESTING ACTIVITIES
Investments of excess cash:
  Purchases of held-to-maturity securities.........     (124,204)     (87,554)    (124,102)    (42,117)    (40,956)
  Purchases of available-for-sale securities.......         (189)    (104,901)    (108,846)    (94,790)    (51,314)
  Maturities of held-to-maturity securities........       64,273      134,783      106,513      36,929      26,829
  Sales of available-for-sale securities...........       26,690       68,465      138,423      70,437      18,784
Increase in strategic investments..................      --           --            (1,623)     (3,487)     --
Purchase of property and equipment.................      (35,952)     (19,698)     (25,247)    (22,071)     (9,681)
Additions to software costs........................      (18,599)     (10,249)     (15,048)     (9,576)     (6,064)
Business combinations, net of cash acquired........      (41,709)     --            (8,799)     --          --
Other..............................................       (3,071)      (8,919)        (699)     (1,585)      1,085
                                                     -----------  -----------  -----------  ----------  ----------
Net cash and cash equivalents used in investing
 activities........................................     (132,761)     (28,073)     (39,428)    (66,260)    (61,317)

FINANCING ACTIVITIES
Proceeds from issuances of common stock............       17,396          469        4,611       6,044       6,878
Principal payments on capital leases, net..........       (1,063)        (876)      (1,179)     (2,458)     (5,157)
Acquisition of common stock........................      --           (22,139)     (22,139)     (9,999)     --
Proceeds from reissuance of treasury stock.........      --             6,871        7,915       2,957      --
                                                     -----------  -----------  -----------  ----------  ----------
Net cash and cash equivalents provided by (used in)
 financing activities..............................       16,333      (15,675)     (10,792)     (3,456)      1,721
Effect of exchange rate changes on cash and cash
 equivalents.......................................        4,364        1,170          307        (526)          9
                                                     -----------  -----------  -----------  ----------  ----------
Increase (decrease) in cash and cash equivalents...       (8,591)      29,794       64,553      (5,468)     30,943
Cash and cash equivalents at beginning of period...      131,882       67,329       67,329      72,797      41,854
                                                     -----------  -----------  -----------  ----------  ----------
Cash and cash equivalents at end of period.........  $   123,291  $    97,123  $   131,882  $   67,329  $   72,797
                                                     -----------  -----------  -----------  ----------  ----------
                                                     -----------  -----------  -----------  ----------  ----------

                See Notes to Consolidated Financial Statements.

                              INFORMIX CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                               UNREALIZED GAIN
                                            COMMON STOCK       ADDITIONAL       TREASURY STOCK      RETAINED    ON AVAILABLE
                                       ----------------------    PAID-IN    ----------------------  EARNINGS      FOR SALE
                                        SHARES      AMOUNT       CAPITAL      SHARES      AMOUNT    (DEFICIT)    SECURITIES
                                       ---------  -----------  -----------  -----------  ---------  ---------  ---------------
Balances at December 31, 1991........    112,332   $     140    $  66,101       --       $  --      $ (12,802)    $  --
  Stock split effected in the form of
   a stock dividend..................                    140         (140)
  Exercise of stock options..........      7,148          18        5,012
  Sale of stock to employees under
   employee stock purchase plan......        664           2        1,846
  Tax benefits related to stock
   options...........................                               3,803
  Foreign currency translation
   adjustment........................
  Conversion of convertible
   debentures........................      5,528          14       22,399
  Net income.........................                                                                  47,782
                                       ---------  -----------  -----------  -----------  ---------  ---------       -------
Balances at December 31, 1992........    125,672   $     314    $  99,021       --       $  --      $  34,980     $  --
  Stock split effected in the form of
   a stock dividend..................                    314         (314)
  Exercise of stock options..........      3,934          20        5,039
  Sale of stock to employees under
   employee stock purchase plan......        132           1          984
  Tax benefits related to stock
   options...........................                              20,500
  Foreign currency translation
   adjustment........................
  Acquisition of treasury stock......                                             (980)     (9,999)
  Reissuance of treasury stock.......                                              714       7,568     (4,611)
  Net income.........................                                                                  56,115
                                       ---------  -----------  -----------  -----------  ---------  ---------       -------
Balances at December 31, 1993........    129,738   $     649    $ 125,230         (266)  $  (2,431) $  86,484     $  --
  Exercise of stock options..........      1,120           5        3,553
  Sale of stock to employees under
   employee stock purchase plan......         90           1        1,052
  Tax benefits related to stock
   options...........................                              10,062
  Foreign currency translation
   adjustment........................
  Acquisition of treasury stock......                                           (2,600)    (22,139)
  Reissuance of treasury stock.......                                            2,866      24,570    (16,655)
  Unrealized gain on
   available-for-sale securities, net
   of tax............................                                                                                   665
  Net income.........................                                                                  66,196
                                       ---------  -----------  -----------  -----------  ---------  ---------       -------
Balances at December 31, 1994........    130,948   $     655    $ 139,897       --       $  --      $ 136,025     $     665
  Stock split effected in the form of
   a stock dividend (unaudited)......                    655         (655)
  Exercise of stock options
   (unaudited).......................      3,287          33       12,617
  Sale of stock to employees under
   employee stock purchase plan
   (unaudited).......................        285           2        4,744
  Foreign currency translation
   adjustment (unaudited)............
  Unrealized gain on
   available-for-sale securities, net
   of tax (unaudited)................                                                                                 3,971
  Net income (unaudited).............                                                                  66,499
                                       ---------  -----------  -----------  -----------  ---------  ---------       -------
Balances at October 1, 1995
 (unaudited).........................    134,520   $   1,345    $ 156,603       --       $  --      $ 202,524     $   4,636
                                       ---------  -----------  -----------  -----------  ---------  ---------       -------
                                       ---------  -----------  -----------  -----------  ---------  ---------       -------

                                         FOREIGN
                                        CURRENCY
                                       TRANSLATION
                                       ADJUSTMENT    TOTALS
                                       -----------  ---------
Balances at December 31, 1991........   $     740   $  54,179
  Stock split effected in the form of
   a stock dividend..................                  --
  Exercise of stock options..........                   5,030
  Sale of stock to employees under
   employee stock purchase plan......                   1,848
  Tax benefits related to stock
   options...........................                   3,803
  Foreign currency translation
   adjustment........................      (2,403)     (2,403)
  Conversion of convertible
   debentures........................                  22,413
  Net income.........................                  47,782
                                       -----------  ---------
Balances at December 31, 1992........   $  (1,663)  $ 132,652
  Stock split effected in the form of
   a stock dividend..................                  --
  Exercise of stock options..........                   5,059
  Sale of stock to employees under
   employee stock purchase plan......                     985
  Tax benefits related to stock
   options...........................                  20,500
  Foreign currency translation
   adjustment........................        (864)       (864)
  Acquisition of treasury stock......                  (9,999)
  Reissuance of treasury stock.......                   2,957
  Net income.........................                  56,115
                                       -----------  ---------
Balances at December 31, 1993........   $  (2,527)  $ 207,405
  Exercise of stock options..........                   3,558
  Sale of stock to employees under
   employee stock purchase plan......                   1,053
  Tax benefits related to stock
   options...........................                  10,062
  Foreign currency translation
   adjustment........................         929         929
  Acquisition of treasury stock......                 (22,139)
  Reissuance of treasury stock.......                   7,915
  Unrealized gain on
   available-for-sale securities, net
   of tax............................                     665
  Net income.........................                  66,196
                                       -----------  ---------
Balances at December 31, 1994........   $  (1,598)  $ 275,644
  Stock split effected in the form of
   a stock dividend (unaudited)......                  --
  Exercise of stock options
   (unaudited).......................                  12,650
  Sale of stock to employees under
   employee stock purchase plan
   (unaudited).......................                   4,746
  Foreign currency translation
   adjustment (unaudited)............      (3,123)     (3,123)
  Unrealized gain on
   available-for-sale securities, net
   of tax (unaudited)................                   3,971
  Net income (unaudited).............                  66,499
                                       -----------  ---------
Balances at October 1, 1995
 (unaudited).........................   $  (4,721)  $ 360,387
                                       -----------  ---------
                                       -----------  ---------

                See Notes to Consolidated Financial Statements.

                              INFORMIX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    OPERATIONS.    Informix  Corporation, a  Delaware  corporation,  through its wholly owned subsidiary Informix Software, Inc. and its foreign subsidiaries (collectively "the Company"), designs, develops, manufactures, markets, and supports distributed relational database management systems (RDBMS), and object-oriented, graphical and character-based application development tools, and graphical data-access tools for delivering information to most significant desktop platforms. In addition to software products, the Company offers training, consulting and maintenance to its customers.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Informix Corporation and its wholly owned subsidiaries. All material intercompany accounts, transactions, and profits have been eliminated in consolidation.

    INTERIM FINANCIAL STATEMENTS The accompanying unaudited consolidated financial statements as of October 1, 1995 and for the nine months ended October 1, 1995 and October 2, 1994, have been prepared on substantially the same basis as the audited consolidated financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

    FOREIGN CURRENCY TRANSLATION. For foreign operations with the local currency as the functional currency, assets and liabilities are translated at year-end exchange rates, and statements of income are translated at the average exchange rates during the year. Exchange gains or losses arising from translation of foreign currency denominated assets and liabilities are included as a component of stockholders' equity.

    For foreign operations with the U.S. dollar as the functional currency, assets and liabilities are translated at the year-end exchange rates. Statements of income are translated at the average exchange rates during the year. Gains and losses resulting from foreign currency translation are included in other expense, net.

    The Company hedges, where possible, certain portions of its foreign exchange transaction exposures to foreign currency fluctuations primarily through the use of forward foreign exchange contracts in European and Asian foreign currencies. The Company has limited unhedged transaction exposures in certain secondary currencies in Latin America and Eastern Europe because there are limited forward currency exchange markets in these currencies. Gains and losses associated with exchange rate fluctuations on forward foreign exchange contracts are recorded currently as income or loss as they offset corresponding gains and losses on the foreign currency denominated assets and liabilities being hedged. The costs of the forward foreign exchange contracts are recorded as other expense, net. See
Note 3 of Notes to Consolidated Financial Statements.

    REVENUE RECOGNITION. The Company generally recognizes license revenue from sales of software licenses upon delivery of the software product to a customer. However, for certain computer hardware manufacturers and end-user licensees with amounts payable within twelve months, the Company will recognize revenue at the time the customer makes a contractual commitment for a minimum non-refundable license fee, if such computer hardware manufacturers and end-user licensees meet certain criteria established by the Company. License revenue from resellers (such as distributors and application vendors) and from other computer hardware manufacturers and end-users may be recognized at

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the earlier of either payment of the license fee or the shipment of the software media on a per-unit basis. However, in no case is revenue recognized unless a master or first copy is delivered to the customer.

    Maintenance contracts generally call for the Company to provide technical support and software updates to customers. Maintenance contract revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis. Where maintenance revenue is not separately invoiced, it is unbundled from license fees and deferred for revenue recognition purposes. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed.

    The  Company's  revenue  recognition  policy  is  in  compliance  with   the
provisions of the American Institute of Certified Public Accountants' Statement of Position 91-1, "Software Revenue Recognition."

    No single customer accounted for 10 percent or more of consolidated revenues in 1994, 1993, or 1992.

    INCOME TAXES. The Company accounts for income taxes in accordance with the provisions of the Financial Accounting Standards Board Statement No. 109 (FAS
109) "Accounting for Income Taxes." Under FAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities, and are measured by applying enacted tax rates and laws to the taxable years in which such differences are expected to reverse.

    INVENTORIES. Inventories, which consist primarily of software product components, finished software products, and marketing and promotional materials, are carried at the lower of cost (first in, first out) or market value, and are included in other current assets.

    SOFTWARE COSTS. The Company capitalizes software development costs incurred in developing a product once technological feasibility of the product has been determined. Software costs also include amounts paid for purchased software and outside development on products which have reached technological feasibility. All software costs are amortized as a cost of software distribution either on a straight-line basis over the remaining estimated economic life of the product or on the basis of each product's projected revenues, whichever is greater. The Company recorded amortization of $7.8 million, $5.2 million, and $5.7 million of software costs in 1994, 1993, and 1992, respectively, in cost of software distribution.

    PROPERTY AND EQUIPMENT. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful life, generally the shorter of the lease term or three to seven years for financial reporting purposes, and by accelerated methods for tax purposes.

    BUSINESSES ACQUIRED. The purchase price of businesses acquired is allocated to the tangible and specifically identifiable intangible assets acquired based on their fair values with any amount in excess of such allocations being designated as goodwill. Intangible assets are amortized over their estimated useful lives, which to date have been five to seven years. The Company periodically monitors the recoverability of such intangible assets.

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NET INCOME PER COMMON SHARE. Net income per common share is based on the weighted average number of common and dilutive common equivalent shares outstanding during each year. All stock options and convertible debentures are considered common stock equivalents and are included in the weighted average computations when the effect is dilutive.

    STOCK SPLIT. All share and per share amounts applicable to prior periods have been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective June 26, 1995.

    CONCENTRATION OF CREDIT RISK. The Company designs, develops, manufactures, markets, and supports computer software systems to customers in diversified industries and in diversified geographic locations. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral.

    CASH, CASH EQUIVALENTS, SHORT-TERM INVESTMENTS AND LONG-TERM INVESTMENTS. The Company considers liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company considers investments with an original maturity of more than three months but less than one year to be short-term investments. Investments with an original maturity of more than one year are considered long-term investments. Short-term and long-term investments are carried at either amortized costs or fair value, depending on their classification as held-to-maturity or available-for-sale, respectively. Cash equivalents are carried at amortized costs.

    The Company invests its excess cash in accordance with its short-term and long-term investments policy which is approved by the Board of Directors. The policy authorizes the investment of excess cash in government securities, municipal bonds, time deposits, certificates of deposit with approved financial institutions, commercial paper rated A-1/P-1 (a small portion of the portfolio may consist of commercial paper rated A-2/P-2), and other specific money market instruments of similar liquidity and credit quality. The Company has not experienced any significant losses related to these investments.

    SECURITIES HELD-TO-MATURITY AND AVAILABLE-FOR-SALE. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and the ability to hold the securities until maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, as well as any interest on the securities, is included in interest income.

    Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other expense, net. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale are included in interest income.

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 2 -- FAIR VALUES OF FINANCIAL INSTRUMENTS
    Effective   January  1,  1994,  the  Company  adopted  Financial  Accounting
Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115).

    Due to insignificant differences at the date of adoption of FAS 115 between the cost and fair value of the Company's investments, when considering both gross unrealized gains and gross unrealized losses, the adoption of FAS 115 had no effect on the Company's financial statements. Consequently, in accordance with FAS 115, prior period financial statements have not been restated.

    The fair values for marketable debt and equity securities are based on quoted market prices.

    The  following   is   a   summary   of   held-to-maturity   securities   and
available-for-sale securities at December 31, 1994:

                                                                             HELD-TO-MATURITY SECURITIES
                                                                    ----------------------------------------------
                                                                                  GROSS        GROSS     ESTIMATED
                                                                               UNREALIZED   UNREALIZED     FAIR
                                                                      COST        GAINS       LOSSES       VALUE
                                                                    ---------  -----------  -----------  ---------
                                                                                (DOLLARS IN THOUSANDS)
U.S. Treasury Securities..........................................  $   4,863   $       4    $           $   4,867
Municipal Bonds...................................................     31,020           2          119      30,903
Commercial Paper..................................................     39,602           4                   39,606
                                                                    ---------  -----------  -----------  ---------
                                                                    $  75,485   $      10    $     119   $  75,376
                                                                    ---------  -----------  -----------  ---------
                                                                    ---------  -----------  -----------  ---------
Amounts included in cash and cash equivalents.....................  $  38,604   $       3    $           $  38,607
Amounts included in short-term investments........................     32,404           5          119      32,290
Amounts included in long-term investments.........................      4,477           2                    4,479
                                                                    ---------  -----------  -----------  ---------
                                                                    $  75,485   $      10    $     119   $  75,376
                                                                    ---------  -----------  -----------  ---------
                                                                    ---------  -----------  -----------  ---------


                                                                            AVAILABLE-FOR-SALE SECURITIES
                                                                    ----------------------------------------------
                                                                                  GROSS        GROSS     ESTIMATED
                                                                               UNREALIZED   UNREALIZED     FAIR
                                                                      COST        GAINS       LOSSES       VALUE
                                                                    ---------  -----------  -----------  ---------
                                                                                (DOLLARS IN THOUSANDS)
U.S. Treasury Securities..........................................  $     356   $            $           $     356
Commercial Paper..................................................        223                                  223
Municipal Bonds...................................................      6,079                       62       6,017
Auctioned Preferred Stock.........................................     21,000                               21,000
                                                                    ---------  -----------  -----------  ---------
    Total Debt Securities.........................................     27,658                       62      27,596
U.S. Equity Securities............................................      3,000       1,124                    4,124
                                                                    ---------  -----------  -----------  ---------
                                                                    $  30,658   $   1,124    $      62   $  31,720
                                                                    ---------  -----------  -----------  ---------
                                                                    ---------  -----------  -----------  ---------
Amounts included in cash and cash equivalents.....................  $     356   $            $           $     356
Amounts included in short-term investments........................     27,302                       62      27,240
Amounts included in intangibles and other assets..................      3,000       1,124                    4,124
                                                                    ---------  -----------  -----------  ---------
                                                                    $  30,658   $   1,124    $      62   $  31,720
                                                                    ---------  -----------  -----------  ---------
                                                                    ---------  -----------  -----------  ---------

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 3 -- DERIVATIVE FINANCIAL INSTRUMENTS
    Effective January 1, 1994, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (FAS 119).

    The Company enters into forward foreign exchange contracts to hedge the value of recorded foreign currency denominated transactions against fluctuations in exchange rates. The purpose of the Company's foreign exchange exposure management policy and practices is to attempt to minimize the impact of exchange rate fluctuations on the value of the foreign currency denominated assets and liabilities being hedged. Substantially all forward foreign exchange contracts entered into by the Company have maturities of 360 days or less. At December 31, 1994 and 1993, the Company had approximately $94.3 million and $29.3 million of forward foreign exchange contracts outstanding, respectively. The table below summarizes by currency the contractual amounts of the Company's forward foreign exchange contracts at December 31, 1994 and December 31, 1993.

                                                                                             FORWARD   UNREALIZED
                                                                                            CONTRACTS     GAIN/
                                                                                             AT COST     (LOSS)
                                                                                            ---------  -----------
                                                                                            (DOLLARS IN THOUSANDS)
AT DECEMBER 31, 1994
Forward Currency Contracts Sold:
  Deutsche Mark...........................................................................  $  23,000   $    (394)
  French Franc............................................................................      6,922        (104)
  Japanese Yen............................................................................      4,182          14
  British Pound...........................................................................      3,696         (46)
  Spanish Peseta..........................................................................      3,147         (68)
  Italian Lira............................................................................      2,999          (4)
  Singapore Dollar........................................................................      2,144         (13)
  Other...................................................................................      6,176         (92)
                                                                                            ---------  -----------
                                                                                               52,266        (707)

Forward Currency Contracts Purchased:
  Japanese Yen............................................................................     42,009        (485)
                                                                                            ---------  -----------
        Total.............................................................................  $  94,275   $  (1,192)
                                                                                            ---------  -----------
                                                                                            ---------  -----------


                                                                                             FORWARD   UNREALIZED
                                                                                            CONTRACTS     GAIN/
                                                                                             AT COST     (LOSS)
                                                                                            ---------  -----------
                                                                                            (DOLLARS IN THOUSANDS)
AT DECEMBER 31, 1993
Forward Currency Contracts Sold:
  Deutsche Mark...........................................................................  $   8,239   $     177
  Italian Lira............................................................................      5,884         106
  British Pound...........................................................................      4,255          36
  Spanish Peseta..........................................................................      3,898          77
  French Franc............................................................................      3,635          36
  Other...................................................................................      3,384          31
                                                                                            ---------  -----------
        Total.............................................................................  $  29,295   $     463
                                                                                            ---------  -----------
                                                                                            ---------  -----------

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 3 -- DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    Other than the use of forward foreign exchange contracts as discussed immediately above, the Company does not currently invest in or hold any other financial instruments defined as derivative financial instruments by FAS 119.

NOTE 4 -- EMPLOYEE STOCK OPTION AND PURCHASE PLANS
    Under the Company's 1986 Employee Stock Option Plan, options are granted at fair market value on the date of the grant. Options are generally exercisable in cumulative annual installments over three to five years. Payment for shares purchased upon exercise of options may be by cash or, with Board approval, by full recourse promissory note or by exchange of shares of the Company's common stock at fair market value on the exercise date. Options expire 10 years after the date of grant. At December 31, 1994, 40,800,000 shares were authorized for issuance under the Plan.

    Additionally, 1,600,000 shares were authorized for issuance under the 1989 Outside Directors Stock Option Plan, whereby non-employee directors are automatically granted non-qualified stock options upon election or re-election to the Board of Directors.

    Following is a summary of activity for both stock option plans for the three years ended December 31, 1994:

                                                       NUMBER OF                  OPTIONS
                                                        SHARES                PRICE PER SHARE
                                                     -------------  -----------------------------------
Outstanding at December 31, 1991...................     18,253,360   $    0.13      to       $    1.91
Options granted....................................      6,860,744        2.49      to            8.07
Options exercised..................................     (7,149,016)       0.21      to            1.91
Options canceled...................................     (1,314,340)       0.43      to            3.91
                                                     -------------       -----   ---------  -----------
Outstanding at December 31, 1992...................     16,650,748   $    0.13      to       $    8.07
Options granted....................................      4,567,800        7.13      to           13.13
Options exercised..................................     (4,386,334)       0.17      to            7.32
Options canceled...................................     (1,405,640)       0.42      to            8.63
                                                     -------------       -----   ---------  -----------
Outstanding at December 31, 1993...................     15,426,574   $    0.13      to       $   13.13
Options granted....................................      2,695,900        7.38      to           14.44
Options exercised..................................     (3,579,546)       0.39      to           12.75
Options canceled...................................       (940,750)       0.39      to           11.88
                                                     -------------       -----   ---------  -----------
Outstanding at December 31, 1994...................     13,602,178   $    0.13      to       $   14.44
                                                     -------------       -----              -----------
                                                     -------------       -----              -----------
Available for grant at December 31, 1994...........      1,313,422
                                                     -------------
                                                     -------------

    In April 1994, the Company adopted the 1994 Stock Option and Award Plan. Options can be granted to employees on terms substantially equivalent to those described above. The 1994 Stock Option and Award Plan also allows the Company to award performance shares of the Company's common stock to be paid to recipients on the achievement of certain performance goals set with respect to each recipient. At December 31, 1994, 8,000,000 shares were authorized for issuance, but no options have been granted to date under this plan.

    In connection with all stock option plans, 22,915,600 shares of common stock were reserved for issuance as of December 31, 1994. At December 31, 1994 and 1993, options exercisable were 4,684,724 and 3,080,074, respectively.

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 4 -- EMPLOYEE STOCK OPTION AND PURCHASE PLANS (CONTINUED)
    The Company also has a qualified Employee Stock Purchase Plan under which 7,600,000 shares of common stock in the aggregate have been authorized for issuance. Under the terms of the Plan, employees may contribute via payroll deductions up to 10 percent of their base pay and purchase up to 1,000 shares per quarter (with the limitation of purchases of $25,000 annually in fair market value of the shares). Employees may elect to withdraw from the Plan during any quarter and have their contributions for the period returned to them. Also, employees may elect to reduce the rate of contribution one time in each quarter. The price at which employees may purchase shares is 85 percent of the lower of the fair market value of the stock at the beginning or end of the quarter. The Plan is qualified under Section 423 of the Internal Revenue Code of 1986, as amended. During 1994, 1993, and 1992 the Company issued 484,756 shares, 395,102 shares, and 665,932 shares, respectively, under this Plan. In connection with the Employee Stock Purchase Plan, 1,614,458 shares were reserved for issuance as of December 31, 1994.

    The Board of Directors has authorized the purchase of up to 8 million shares of the Company's common stock in the open market to satisfy requirements under Stock Option and Stock Purchase Plans. Such shares are recorded using the cost method and are reissued using the first-in, first-out (FIFO) method. During 1994 and 1993, approximately 2,600,000 shares and 980,000 shares with an aggregate cost of approximately $22.1 million and $10.0 million, respectively, had been repurchased on the open market. All such shares have been reissued as of December 31, 1994.

NOTE 5 -- 401(K) PLAN
    The Company has a 401(k) plan covering substantially all of its U.S. employees. Under this plan, participating employees may defer up to 15 percent of their pre-tax earnings, subject to the Internal Revenue Service annual contribution limit ($9,240 for 1994). In 1994, the Company matched 50 percent of each employee's contribution up to a maximum of $1,500. The Company's matching contributions to this 401(k) plan for 1994, 1993, and 1992 were $1.4 million, $0.8 million, and $0.3 million, respectively.

NOTE 6 -- LEASES
    The Company leases certain computer and office equipment under capital leases having terms of three to five years. Amounts capitalized for such leases are included on the consolidated balance sheets as follows:

                                                                             DECEMBER 31,   DECEMBER 31,
                                                                                 1994           1993
                                                                             -------------  ------------
                                                                                   (IN THOUSANDS)
Computer equipment (at cost)...............................................    $   7,701     $    9,788
Office equipment...........................................................        1,438          1,313
                                                                             -------------  ------------
                                                                                   9,139         11,101
Less: accumulated amortization.............................................        8,450          8,702
                                                                             -------------  ------------
                                                                               $     689     $    2,399
                                                                             -------------  ------------
                                                                             -------------  ------------

    Amortization with respect to leased equipment is included in depreciation expense.

    During 1994 and 1993, the Company financed approximately $381,000 and $373,000, respectively, of equipment purchases under capital lease arrangements.

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 6 -- LEASES (CONTINUED)
    The Company leases certain of its office facilities and equipment under non-cancelable operating leases.

    Future minimum payments, by year and in the aggregate, under the capital and non-cancelable operating leases as of December 31, 1994, are as follows:

                                                                                  YEAR ENDING DECEMBER 31
                                                                                ---------------------------
                                                                                             NON-CANCELABLE
                                                                                  CAPITAL      OPERATING
                                                                                  LEASES         LEASES
                                                                                -----------  --------------
                                                                                      (IN THOUSANDS)
1995..........................................................................   $     423     $   18,337
1996..........................................................................         265         16,156
1997..........................................................................          98          9,775
1998..........................................................................           6          5,021
1999..........................................................................      --              2,921
Thereafter....................................................................      --              3,634
                                                                                     -----   --------------
Total payments................................................................         792     $   55,844
                                                                                     -----   --------------
Less: amount representing interest............................................          58
                                                                                     -----
Present value of minimum lease payments.......................................         734
Less current portion..........................................................         391
                                                                                     -----
                                                                                 $     343
                                                                                     -----
                                                                                     -----

    Total rent expense aggregated $17.1 million, $14.4 million, and $13.8 million in 1994, 1993, and 1992, respectively.

    In 1994, 1993, and 1992, the Company made interest payments on notes payable to banks, convertible subordinated debentures, and other obligations aggregating $0.4 million, $0.4 million and $2.4 million, respectively.

    The Company's Lenexa, Kansas office and warehouse facilities are leased under an initial 10-year operating lease term (with two five-year renewal options) from a partnership in which Informix Software, Inc. is a 50 percent partner. Rental payments are approximately $1.4 million annually through 1997, exclusive of maintenance costs for common areas. This related commitment is included in the above schedule of non-cancelable operating lease payments.

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 7 -- GEOGRAPHIC INFORMATION
    Net revenues, operating income (loss), and identifiable assets for the Company's U.S., European, and other foreign operations are summarized below by year:

                                                    UNITED
                                                    STATES      EUROPEAN      OTHER     ELIMINATIONS     TOTAL
                                                  -----------  -----------  ----------  ------------  -----------
                                                                          (IN THOUSANDS)
1994:
Net revenues....................................  $   303,611  $   172,947  $   35,854   $  (43,715)  $   468,697
Operating income (loss).........................       78,620       39,013     (12,771)      (2,301)      102,561
Identifiable assets.............................      382,650      109,939      36,053      (84,232)      444,410
1993:
Net revenues....................................  $   257,439  $   137,404  $   11,403   $  (53,331)  $   352,915
Operating income (loss).........................       92,987       11,192     (10,657)      (8,133)       85,389
Identifiable assets.............................      287,538       74,004      13,355      (48,264)      326,633
1992:
Net revenues....................................  $   217,934  $   107,034  $   12,276   $  (53,650)  $   283,594
Operating income (loss).........................       74,553        3,592      (5,167)         917        73,895
Identifiable assets.............................      226,361       49,406      13,032      (57,340)      231,459

    Sales and transfers between geographic areas are accounted for at prices which the Company believes are arm's length prices, which in general are in accordance with the rules and regulations of the respective governing tax authorities.

    Export revenues consisting of sales from the Company's U.S. operating subsidiary to non-affiliated customers were as follows:

                                                                         1994       1993       1992
                                                                       ---------  ---------  ---------
Asia/Pacific.........................................................  $  32,820  $  35,598  $  25,489
Other................................................................     15,256     19,703     12,436
                                                                       ---------  ---------  ---------
Total................................................................  $  48,076  $  55,301  $  37,925
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 8 -- INCOME TAXES
    The provision for income taxes applicable to income before income taxes consists of the following:

                                                                         1994       1993       1992
                                                                       ---------  ---------  ---------
                                                                               (IN THOUSANDS)
CURRENTLY PAYABLE:
Federal..............................................................  $  27,150  $  14,949  $   6,980
State................................................................      4,548      3,349      3,070
Foreign..............................................................      6,160      6,102      3,245
                                                                       ---------  ---------  ---------
                                                                          37,858     24,400     13,295
DEFERRED:
Federal..............................................................      2,855      5,704     (1,039)
State................................................................        675      2,098     --
Foreign..............................................................     (4,154)      (638)     1,674
                                                                       ---------  ---------  ---------
                                                                            (624)     7,164        635
                                                                       ---------  ---------  ---------
                                                                       $  37,234  $  31,564  $  13,930
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    In 1994 and 1993, the Company recognized tax benefits related to stock option plans of $10.1 million and $20.5 million, respectively. Such benefits were recorded as an increase to additional paid-in capital.

    Income before income taxes consists of the following:

                                                                         1994        1993       1992
                                                                      -----------  ---------  ---------
                                                                               (IN THOUSANDS)
Domestic............................................................  $    92,661  $  69,155  $  54,329
Foreign.............................................................       10,769     18,524      7,383
                                                                      -----------  ---------  ---------
                                                                      $   103,430  $  87,679  $  61,712
                                                                      -----------  ---------  ---------
                                                                      -----------  ---------  ---------

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 8 -- INCOME TAXES (CONTINUED)
    The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before income taxes. The sources and tax effects of the differences are as follows:

                                                           1994                    1993                    1992
                                                  ----------------------  ----------------------  ----------------------
                                                   AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT
                                                  ---------  -----------  ---------  -----------  ---------  -----------
                                                                              (IN THOUSANDS)
Computed tax at federal statutory rate..........  $  36,200       35.0%   $  30,688       35.0%   $  20,982       34.0%
Losses which resulted in no current tax
 benefit........................................        908        0.9       --          --           1,116        1.8
Research and development credits................       (976)      (1.0)      (1,273)      (1.4)      (2,050)      (3.3)
Effect of foreign income and related taxes......     --          --          --          --          (1,730)      (2.8)
State income taxes, net of federal tax
 benefit........................................      3,395        3.3        3,540        4.0        2,026        3.3
Benefit from net earnings of foreign
 subsidiaries considered to be permanently
 reinvested in non-U.S. operations..............     (2,000)      (1.9)        (850)      (1.0)      --          --
Benefit of tax net operating loss...............     --          --          --          --          (6,466)     (10.5)
Other, net......................................       (293)      (0.3)        (541)      (0.6)          52        0.1
                                                  ---------        ---    ---------        ---    ---------      -----
                                                  $  37,234       36.0%   $  31,564       36.0%   $  13,930       22.6%
                                                  ---------        ---    ---------        ---    ---------      -----
                                                  ---------        ---    ---------        ---    ---------      -----

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 8 -- INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1994 and 1993 are as follows:

                                                                                                 1994       1993
                                                                                               ---------  ---------
                                                                                                  (IN THOUSANDS)
DEFERRED TAX ASSETS:
Reserves and accrued expenses................................................................  $   5,645  $   4,848
Deferred revenue.............................................................................      4,016      2,590
Foreign net operating loss carryforwards.....................................................      2,823      1,378
Tax credit carryforwards.....................................................................     --          1,144
Foreign taxes on unremitted earnings, net of related U.S tax liability.......................        257     --
Other........................................................................................        513         59
                                                                                               ---------  ---------
Total deferred tax assets....................................................................     13,254     10,019
Valuation allowance for deferred tax assets..................................................       (908)    --
                                                                                               ---------  ---------
Net deferred tax assets......................................................................     12,346     10,019
                                                                                               ---------  ---------
                                                                                               ---------  ---------


                                                                                                 1994       1993
                                                                                               ---------  ---------
                                                                                                  (IN THOUSANDS)
DEFERRED TAX LIABILITIES
Capitalized software.........................................................................      9,038      6,124
Revenue recognition..........................................................................      1,612        818
Undistributed earnings of profitable foreign subsidiaries....................................     --          1,608
Valuation of investment portfolio............................................................        371     --
Other........................................................................................     --            398
                                                                                               ---------  ---------
Total deferred tax liabilities...............................................................     11,021      8,948
                                                                                               ---------  ---------
Net deferred tax assets......................................................................  $   1,325  $   1,071
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    Cumulative undistributed earnings of the Company's Irish subsidiary for which no income taxes have been provided aggregated approximately $11.4 million at December 31, 1994. These earnings are considered to be permanently reinvested in non-U.S. operations. Additional taxes of approximately $2.9 million would have to be provided if these earnings were repatriated to the U.S.

    At December 31, 1994 the Company had approximately $8.0 million of foreign net operating loss carryforwards which expire at various dates beginning in 1999. Income taxes paid amounted to $22.5 million, $7.8 million and $3.1 million in 1994, 1993 and 1992, respectively.

    The deferred tax asset valuation allowance increased by $0.9 million in 1994 and decreased $9.9 million and $5.0 million in 1993 and 1992, respectively. Approximately $8.9 million of the 1993 valuation allowance decrease of $9.9 million was related to tax carryforwards attributable to stock option deductions which was credited to paid-in capital.

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 9 -- LITIGATION
    On May 10, 1993, the Company settled the securities class action lawsuit filed against the Company and certain of its officers and directors in 1988. The Company provided a charge of $10.5 million in the fourth quarter of 1992 for such settlement and related costs.

    The settlement does not constitute an admission of liability or wrongdoing on the part of the Company or on the part of any of its current or former officers and directors. The settlement does represent a decision by the Company's Board of Directors that a settlement at the time was in the best interest of the Company and its stockholders.

    In the ordinary course of business, various lawsuits and claims are filed against the Company. It is the Company's opinion that the resolution of such litigation will not have a material effect on the Company's financial position, results of operations, or cash flows.

NOTE 10 -- BUSINESS COMBINATIONS
    In July 1994, the Company acquired the business of a division of a distributor of its products in Germany. This acquisition has been recorded as a purchase. The purchase cost of this business was approximately $10.6 million, of which $4.8 million was allocated to intangible assets acquired.

    In August 1994, the Company acquired the business of a distributor of its products in Malaysia. This acquisition has also been recorded as a purchase. The purchase cost of this business was approximately $1.9 million, of which $1.8 million was allocated to intangible assets acquired. An additional $1.0 million consideration may be payable by the Company contingent upon the achievement of certain financial objectives by the business.

    In January 1995, the Company acquired a 90 percent interest in the database division of ASCII Corporation, a distributor of its products in Japan. The Company will acquire the remaining 10 percent in January 1996. This acquisition has been accounted for as a purchase. The purchase price of this business was approximately $46.0 million, of which $34.8 million has been allocated to intangible assets acquired which are being amortized over a weighted average life of seven years.

    In April 1995, the Company acquired an 80 percent interest in the database division of Daou Corporation, a distributor of its products in Korea. The Company will acquire the remaining 20 percent by January 1997. This acquisition has been accounted for as a purchase. The purchase price of this business was approximately $4.3 million, of which $4.0 million has been allocated to intangible assets acquired which are being amortized over a weighted average life of seven years.

    The operating results of these businesses have not been material in relation to those of the Company and are included in the Company's consolidated results of operations from the date of acquisition.

                              INFORMIX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
  (INFORMATION AS OF OCTOBER 1, 1995 AND FOR THE PERIODS ENDED OCTOBER 1, 1995
                       AND OCTOBER 2, 1994 IS UNAUDITED)

NOTE 11 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                         FIRST      SECOND        THIRD       FOURTH
                                                        QUARTER     QUARTER      QUARTER      QUARTER
                                                       ---------  -----------  -----------  -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
1994:
Net revenues.........................................  $  96,100  $   105,686  $   116,843  $   150,068
Gross profit.........................................     81,375       89,349       98,046      129,272
Net income...........................................     12,520       13,250       16,590       23,836
Net income per share.................................       0.09         0.10         0.12         0.18
1993:
Net revenues.........................................  $  77,094  $    84,333  $    90,074  $   101,414
Gross profit.........................................     64,228       71,704       76,711       87,251
Net income...........................................     11,510       12,031       14,520       18,054
Net income per share.................................       0.09         0.09         0.11         0.13

NOTE 12 -- SUBSEQUENT EVENTS
    In October 1995, the Company acquired Stanford Technology Group (STG), a U.S.-based company that provides on-line analytical processing technology, for approximately 570,000 shares of its common stock. The transaction will be accounted for as a pooling of interests. Since the operating results of STG are insignificant to the Company, prior period annual and quarterly financial statements of the Company will not be restated for this transaction. The
Company's results of operations for the year ended December 31, 1995 will include the results of operations of STG for such year, all of which will be recorded in the fourth quarter.

    In December 1995, the Company entered into an agreement to acquire Illustra Information Technologies, Inc. (Illustra), a U.S.-based company that provides dynamic content management systems and tools for applications in multimedia and entertainment, digital media publishing, and financial services, in a transaction that will be accounted for as a pooling of interests. Under the terms of the agreement, the Company will issue 15,000,000 shares of its common stock, less the shares reserved for all of Illustra's outstanding options and warrants, in exchange for all of the outstanding common and preferred stock of Illustra. Expenses related to this merger are expected to approximate $5 million and will be recorded in the quarter in which the transaction is consummated, currently expected to be during the first quarter of 1996.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Illustra Information Technologies, Inc. and Subsidiary:

    We have audited the accompanying consolidated balance sheets of Illustra Information Technologies, Inc. and subsidiary (the Company) as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from July 31, 1992 (inception) to June 30, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Illustra Information Technologies, Inc. and subsidiary as of June 30, 1995 and 1994, and the results of their operations and their cash flows for the years then ended and for the period from July 31, 1992 (inception) to June 30, 1993, in conformity with generally accepted accounting principles.


                                          KPMG PEAT MARWICK LLP


Palo Alto, California
August 9, 1995

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS


                                                                                                  JUNE 30,
                                                                                            --------------------
                                                                                              1995       1994
                                                                              DECEMBER 31,  ---------  ---------
                                                                                  1995
                                                                              ------------
                                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................................   $    1,045   $   6,216  $   2,187
  Short-term investments....................................................       --             903      3,184
  Accounts receivable, net of allowance for doubtful accounts...............        2,732       1,397        300
  Other current assets......................................................          614         146         75
                                                                              ------------  ---------  ---------
        Total current assets................................................        4,391       8,662      5,746
Property and equipment, net.................................................        4,404       2,405      1,336
Other assets................................................................          135          65         61
                                                                              ------------  ---------  ---------
        Total assets........................................................   $    8,930   $  11,132  $   7,143
                                                                              ------------  ---------  ---------
                                                                              ------------  ---------  ---------
                              LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                       AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................................   $    1,057   $     582  $     322
  Accrued liabilities.......................................................        1,883         844        622
  Deferred revenue..........................................................        4,257       4,431         96
  Note payable..............................................................        2,000      --         --
  Current portion of long-term debt.........................................          239         113     --
  Current portion of obligations under capital leases.......................          251         239        218
                                                                              ------------  ---------  ---------
        Total current liabilities...........................................        9,687       6,209      1,258
Deferred revenue -- long-term...............................................          748      --         --
Long-term debt..............................................................          665         330     --
Obligations under capital leases............................................          120         248        487
                                                                              ------------  ---------  ---------
        Total liabilities...................................................       11,220       6,787      1,745
                                                                              ------------  ---------  ---------
Commitments and contingencies
Redeemable convertible Series C preferred stock; -0-, 844,444, and -0- shares outstanding as of December 31, 1995 and June 30, 1995 and 1994,
 respectively...............................................................       --           1,900     --
Stockholders' equity (deficit):
  Preferred stock; $0.0001 par value; 13,000,000 shares authorized;
   11,486,866, 10,465,172, and 8,111,839 shares issued and outstanding as of
   December 31, 1995 and June 30, 1995 and 1994, respectively; liquidation
   preference of $21,044,506 as of December 31, 1995........................            1           1          1
  Common stock, $0.0001 par value; 20,000,000 shares authorized; 4,321,663,
   3,178,066, and 3,076,743 shares issued and outstanding as of December 31,
   1995 and June 30, 1995 and 1994, respectively............................       --          --         --
  Additional paid-in capital................................................       21,958      19,314     12,340
  Notes receivable from stockholders........................................          (41)        (41)       (41)
  Accumulated deficit.......................................................      (24,191)    (16,827)    (6,902)
  Foreign currency translation adjustment...................................          (17)         (2)    --
                                                                              ------------  ---------  ---------
        Total stockholders' equity (deficit)................................       (2,290)      2,445      5,398
                                                                              ------------  ---------  ---------
        Total liabilities, redeemable convertible preferred stock and
         stockholders' equity (deficit).....................................   $    8,930   $  11,132  $   7,143
                                                                              ------------  ---------  ---------
                                                                              ------------  ---------  ---------


          See accompanying notes to consolidated financial statements.

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                  PERIOD FROM
                                                                                                    JULY 31,
                                                        SIX MONTHS ENDED                              1992
                                                          DECEMBER 31,      YEARS ENDED JUNE 30,  (INCEPTION)
                                                      --------------------  --------------------  TO JUNE 30,
                                                        1995       1994       1995       1994         1993
                                                      ---------  ---------  ---------  ---------  ------------
                                                          (UNAUDITED)
Revenues:
  Licenses..........................................  $   3,430  $     592  $   1,000  $     426   $   --
  Services..........................................      1,091        153        458        396          200
                                                      ---------  ---------  ---------  ---------  ------------
                                                          4,521        745      1,458        822          200
                                                      ---------  ---------  ---------  ---------  ------------
Cost and expenses:
  Cost of software distribution.....................        229         70        160         48       --
  Cost of services..................................      1,617        507      1,429        436          150
  Sales and marketing...............................      4,913      1,668      4,040      2,264           74
  Research and development..........................      3,669      2,068      4,769      2,904          884
  General and administrative........................      1,480        436      1,104        645          556
                                                      ---------  ---------  ---------  ---------  ------------
                                                         11,908      4,749     11,502      6,297        1,664
                                                      ---------  ---------  ---------  ---------  ------------
        Operating loss..............................     (7,387)    (4,004)   (10,044)    (5,475)      (1,464)
Interest income.....................................        105         77        186         69           24
Interest expense....................................        (82)       (30)       (67)       (56)      --
                                                      ---------  ---------  ---------  ---------  ------------
        Net loss....................................  $  (7,364) $  (3,957) $  (9,925) $  (5,462)  $   (1,440)
                                                      ---------  ---------  ---------  ---------  ------------
                                                      ---------  ---------  ---------  ---------  ------------
Pro forma net loss data (unaudited)
  (Note 1):
    Pro forma net loss per share....................  $   (0.50) $   (0.35) $   (0.83) $   (0.87)  $    (0.46)
                                                      ---------  ---------  ---------  ---------  ------------
                                                      ---------  ---------  ---------  ---------  ------------
    Shares used in pro forma net loss per share
     computation....................................     14,669     11,322     11,923      6,309        3,101
                                                      ---------  ---------  ---------  ---------  ------------
                                                      ---------  ---------  ---------  ---------  ------------


          See accompanying notes to consolidated financial statements.

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                        PREFERRED STOCK
                                    ---------------------------------------------------------------------------------------
                                          SERIES A              SERIES B              SERIES C               SERIES D
                                    --------------------  --------------------  ---------------------  --------------------
                                     SHARES     AMOUNT     SHARES     AMOUNT      SHARES     AMOUNT     SHARES     AMOUNT
                                    ---------  ---------  ---------  ---------  ----------  ---------  ---------  ---------

Issuance of Series A, net of
 issuance costs...................  1,083,334  $  --         --      $  --          --      $  --         --      $  --
Issuance of Series B, net of
 issuance costs...................     --         --      1,066,668     --          --         --         --         --
Issuance of common stock, net of
 issuance costs...................     --         --         --         --          --         --         --         --
Repurchase of common stock........     --         --         --         --          --         --         --         --
Net loss..........................     --         --         --         --          --         --         --         --
                                    ---------  ---------  ---------  ---------  ----------  ---------  ---------  ---------
Balances as of June 30, 1993......  1,083,334     --      1,066,668     --          --         --         --         --
Issuance of Series C, net of
 issuance costs...................     --         --         --         --       1,204,000     --         --         --
Conversion of Series C to Series
 B................................     --         --      1,753,767     --      (1,052,263)    --         --         --
Issuance of Series B, net of
 issuance costs...................     --         --      4,376,667          1      --         --         --         --
Conversion of preferred stock to
 common stock.....................     --         --       (361,792)    --        (151,737)    --         --         --
Conversion of common stock to
 preferred stock..................     --         --        193,195     --          --         --         --         --
Repurchase of common stock........     --         --         --         --          --         --         --         --
Issuance of common stock..........     --         --         --         --          --         --         --         --
Exercise of stock options.........     --         --         --         --          --         --         --         --
Net loss..........................     --         --         --         --          --         --         --         --
                                    ---------  ---------  ---------  ---------  ----------  ---------  ---------  ---------
Balances as of June 30, 1994......  1,083,334     --      7,028,505          1      --         --         --         --
Issuance of Series B, net of
 issuance costs...................     --         --         20,000     --          --         --         --         --
Issuance of Series D, net of
 issuance costs...................     --         --         --         --          --         --      2,333,333     --
Issuance of common stock..........     --         --         --         --          --         --         --         --
Exercise of stock options.........     --         --         --         --          --         --         --         --
Foreign currency translation
 adjustment.......................     --         --         --         --          --         --         --         --
Net loss..........................     --         --         --         --          --         --         --         --
                                    ---------  ---------  ---------  ---------  ----------  ---------  ---------  ---------
Balances as of June 30, 1995......  1,083,334     --      7,048,505          1      --         --      2,333,333     --
Exercise of stock options
 (unaudited)......................     --         --         --         --          --         --         --         --
Termination of Series C put right
 (unaudited)......................     --         --         --         --         844,444     --         --         --
Issuance of Series D, net of
 issuance costs (unaudited).......     --         --         --         --          --         --        177,250     --
Issuance of common stock
 (unaudited)......................     --         --         --         --          --         --         --         --
Foreign currency translation
 adjustment (unaudited)...........     --         --         --         --          --         --         --         --
Net loss (unaudited)..............     --         --         --         --          --         --         --         --
                                    ---------  ---------  ---------  ---------  ----------  ---------  ---------  ---------
Balances as of December 31, 1995
 (unaudited)......................  1,083,334  $  --      7,048,505  $       1     844,444  $  --      2,510,583  $  --
                                    ---------  ---------  ---------  ---------  ----------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ----------  ---------  ---------  ---------


                                                                                                             FOREIGN
                                        COMMON STOCK      ADDITIONAL                                        CURRENCY
                                    --------------------    PAID-IN    NOTES RECEIVABLE    ACCUMULATED     TRANSLATION
                                     SHARES     AMOUNT      CAPITAL    FROM STOCKHOLDERS     DEFICIT       ADJUSTMENT
                                    ---------  ---------  -----------  -----------------  -------------  ---------------
Issuance of Series A, net of
 issuance costs...................     --      $               1,002          --               --              --
Issuance of Series B, net of
 issuance costs...................     --         --           1,586          --               --              --
Issuance of common stock, net of
 issuance costs...................   1,965,70     --              98             (54)          --              --
Repurchase of common stock........    (90,000)    --              (4)         --               --              --
Net loss..........................     --         --          --              --               (1,440)         --
                                                                                  --
                                    ---------  ---------  -----------                     -------------           ---
Balances as of June 30, 1993......  1,875,700     --           2,682             (54)          (1,440)         --
Issuance of Series C, net of
 issuance costs...................     --         --           2,997          --               --              --
Conversion of Series C to Series
 B................................     --         --          --              --               --              --
Issuance of Series B, net of
 issuance costs...................     --         --           6,521          --               --              --
Conversion of preferred stock to
 common stock.....................    513,529     --          --              --               --              --
Conversion of common stock to
 preferred stock..................   (193,195)    --          --              --               --              --
Repurchase of common stock........   (158,300)    --             (16)             13           --              --
Issuance of common stock..........  1,010,000     --             153          --               --              --
Exercise of stock options.........     29,009     --               3          --               --              --
Net loss..........................     --         --          --              --               (5,462)         --
                                                                                  --
                                    ---------  ---------  -----------                     -------------           ---
Balances as of June 30, 1994......  3,076,743     --          12,340             (41)          (6,902)         --
Issuance of Series B, net of
 issuance costs...................     --         --              29          --               --              --
Issuance of Series D, net of
 issuance costs...................     --         --           6,931          --               --              --
Issuance of common stock..........     10,000     --               2          --               --              --
Exercise of stock options.........     91,323     --              12          --               --              --
Foreign currency translation
 adjustment.......................     --         --          --              --               --                  (2)
Net loss..........................     --         --          --              --               (9,925)         --
                                                                                  --
                                    ---------  ---------  -----------                     -------------           ---
Balances as of June 30, 1995......  3,178,066     --          19,314             (41)         (16,827)             (2)
Exercise of stock options
 (unaudited)......................  1,076,596                    192          --               --              --
Termination of Series C put right
 (unaudited)......................     --         --           1,900          --               --              --
Issuance of Series D, net of
 issuance costs (unaudited).......     --         --             532          --               --              --
Issuance of common stock
 (unaudited)......................     67,001     --              20          --               --              --
Foreign currency translation
 adjustment (unaudited)...........     --         --          --              --               --                 (15)
Net loss (unaudited)..............     --         --          --              --               (7,364)         --
                                                                                  --
                                    ---------  ---------  -----------                     -------------           ---
Balances as of December 31, 1995
 (unaudited)......................  4,321,663  $  --          21,958             (41)         (24,191)            (17)
                                                                                  --
                                                                                  --
                                    ---------  ---------  -----------                     -------------           ---
                                    ---------  ---------  -----------                     -------------           ---


                                        TOTAL
                                    STOCKHOLDERS'
                                       EQUITY
                                    -------------
Issuance of Series A, net of
 issuance costs...................        1,002
Issuance of Series B, net of
 issuance costs...................        1,586
Issuance of common stock, net of
 issuance costs...................           44
Repurchase of common stock........           (4)
Net loss..........................       (1,440)

                                         ------
Balances as of June 30, 1993......        1,188
Issuance of Series C, net of
 issuance costs...................        2,997
Conversion of Series C to Series
 B................................       --
Issuance of Series B, net of
 issuance costs...................        6,522
Conversion of preferred stock to
 common stock.....................       --
Conversion of common stock to
 preferred stock..................       --
Repurchase of common stock........           (3)
Issuance of common stock..........          153
Exercise of stock options.........            3
Net loss..........................       (5,462)

                                         ------
Balances as of June 30, 1994......        5,398
Issuance of Series B, net of
 issuance costs...................           29
Issuance of Series D, net of
 issuance costs...................        6,931
Issuance of common stock..........            2
Exercise of stock options.........           12
Foreign currency translation
 adjustment.......................           (2)
Net loss..........................       (9,925)

                                         ------
Balances as of June 30, 1995......        2,445
Exercise of stock options
 (unaudited)......................          192
Termination of Series C put right
 (unaudited)......................        1,900
Issuance of Series D, net of
 issuance costs (unaudited).......          532
Issuance of common stock
 (unaudited)......................           20
Foreign currency translation
 adjustment (unaudited)...........          (15)
Net loss (unaudited)..............       (7,364)

                                         ------
Balances as of December 31, 1995
 (unaudited)......................       (2,290)

                                         ------
                                         ------


          See accompanying notes to consolidated financial statements.

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                            PERIOD FROM
                                                                 SIX MONTHS ENDED    YEARS ENDED JUNE 30,  JULY 31, 1992
                                                                   DECEMBER 31,                             (INCEPTION)
                                                               --------------------  --------------------   TO JUNE 30,
                                                                 1995       1994       1995       1994         1993
                                                               ---------  ---------  ---------  ---------  -------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net loss...................................................  $  (7,364) $  (3,957) $  (9,925) $  (5,462)  $    (1,440)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization............................        513        235        533        280            50
    Provision for doubtful accounts receivable...............        105     --             26         13       --
    Changes in operating assets and liabilities:
      Accounts receivable....................................     (1,440)      (203)    (1,123)      (313)      --
      Other current assets...................................       (468)      (160)       (71)       (62)          (12)
      Accounts payable.......................................        475        148        260        182           139
      Accrued liabilities....................................      1,039        (84)       220        582            39
      Deferred revenue.......................................        574         98      4,335         96       --
                                                               ---------  ---------  ---------  ---------  -------------
        Net cash used in operating activities................     (6,566)    (3,923)    (5,745)    (4,684)       (1,224)
                                                               ---------  ---------  ---------  ---------  -------------
Cash flows from investing activities:
  Purchases of equipment, excluding capital leases...........     (2,512)      (340)    (1,336)      (321)         (527)
  Proceeds from maturities of short-term investments.........        903      2,443      7,644     --           --
  Purchases of short-term investments........................     --         (1,485)    (5,363)    (3,184)      --
  Other assets...............................................        (85)        (2)        (4)       (39)          (22)
                                                               ---------  ---------  ---------  ---------  -------------
        Net cash provided by (used in) investing
         activities..........................................     (1,694)       616        941     (3,544)         (549)
                                                               ---------  ---------  ---------  ---------  -------------
Cash flows from financing activities:
  Net proceeds from issuance of preferred stock..............        532      1,623      8,594      9,519         2,588
  Net proceeds from issuance of common stock.................         20     --              2        153            44
  Proceeds from exercise of employee stock options...........        192          4         12          3       --
  Proceeds from debt.........................................        541     --            459     --           --
  Borrowings under note payable..............................      2,000     --         --         --           --
  Repayment of debt..........................................        (80)      (106)       (16)    --           --
  Principal payments on capital leases.......................       (116)    --           (218)      (113)      --
  Repurchase of common stock.................................     --         --         --             (3)           (4)
                                                               ---------  ---------  ---------  ---------  -------------
        Net cash provided by financing activities............      3,089      1,521      8,833      9,559         2,628
                                                               ---------  ---------  ---------  ---------  -------------
Net (decrease) increase in cash and cash equivalents.........     (5,171)    (1,786)     4,029      1,331           855
Cash and cash equivalents at beginning of year/ period.......      6,216      2,187      2,187        856       --
                                                               ---------  ---------  ---------  ---------  -------------
Cash and cash equivalents at end of year/period..............  $   1,045  $     401  $   6,216  $   2,187   $       855
                                                               ---------  ---------  ---------  ---------  -------------
                                                               ---------  ---------  ---------  ---------  -------------
Supplemental schedule of cash flow information:
  Cash paid during the year/period for interest..............  $      72  $      30  $      67  $      38   $   --
                                                               ---------  ---------  ---------  ---------  -------------
                                                               ---------  ---------  ---------  ---------  -------------
Supplemental schedule of noncash transactions:
  Capital lease obligations incurred.........................  $  --      $  --      $  --      $     818   $   --
                                                               ---------  ---------  ---------  ---------  -------------
                                                               ---------  ---------  ---------  ---------  -------------
  Equipment and services received in lieu of cash for
   preferred stock issued....................................  $  --      $     266  $     266  $  --       $   --
                                                               ---------  ---------  ---------  ---------  -------------
                                                               ---------  ---------  ---------  ---------  -------------


          See accompanying notes to consolidated financial statements.

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         JUNE 30, 1995, 1994, AND 1993
         (INFORMATION AS OF DECEMBER 31, 1995 AND FOR THE PERIODS ENDED
                    DECEMBER 31, 1995 AND 1994 IS UNAUDITED)


NOTE (1) -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

    DESCRIPTION OF BUSINESS


    Illustra Information Technologies, Inc. and subsidiary (the Company) was incorporated in the state of Delaware in July 1992 to engage in the design, development, and marketing of object-relational database management systems.



    MERGER WITH SUBSIDIARY OF INFORMIX CORPORATION



    On December 20, 1995, the Company entered into an Agreement and Plan of Reorganization providing for the merger of the Company with a subsidiary of Informix Corporation (Informix). Under the terms of the proposed merger, the Company will exchange all of its then outstanding (and certain committed) shares of capital stock, options, and warrants for a maximum of 15,000,000 shares of Informix common stock. If the requisite approvals of the stockholders of the Company are received, the merger is expected to be consummated in February 1996.


    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Illustra Information Technologies, Ltd. and Illustra Information Technologies S.A. (August 1995). All significant intercompany balances and transactions have been eliminated in consolidation.

    FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company's foreign subsidiaries is the local currency. Assets and liabilities denominated in the local currency are translated to U.S. dollars at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are shown separately in stockholders' equity. Foreign currency transaction gains and losses are included in net loss.

    As of June 30, 1995, no material assets are located in nor have any material operating results been generated in foreign jurisdictions.

    CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

    The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, for investments held as of or acquired after July 1, 1994. Under the provisions of SFAS No. 115, the Company has classified its investments as "available-for-sale." Such investments are recorded at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. In accordance with the provisions of SFAS No. 115, prior period consolidated financial statements have not been restated to reflect the change in accounting principle. The cumulative effect of adopting SFAS No. 115 was not material to the Company's consolidated financial position and results of operations.

    Realized gains and losses, and declines in value judged to be other than temporary on available-for-sale securities are included in other income, net on the accompanying consolidated statements of operations. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income, net.

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         JUNE 30, 1995, 1994, AND 1993
         (INFORMATION AS OF DECEMBER 31, 1995 AND FOR THE PERIODS ENDED
                    DECEMBER 31, 1995 AND 1994 IS UNAUDITED)


NOTE (1) -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    Revenue under product license agreements is recognized upon delivery. Costs of software distribution primarily include product packaging, documentation, and software media.

    Services revenues primarily consist of maintenance, and customer training and consulting services, and development contract fees. Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically 12 months. Revenue for customer training and consulting is recognized as the services are performed. Revenue on development contracts is recognized based upon achievement of specified milestones.

    Deferred revenue is recorded on billed product licenses, maintenance, training, and consulting efforts for which performance is incomplete or significant vendor obligations exist.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation of property and equipment is provided over the estimated useful life of the respective assets (generally three to five years) using the straight-line method. Property and equipment recorded under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

    SOFTWARE DEVELOPMENT COSTS

    Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. No costs have been capitalized to date.

    INCOME TAXES

    The Company uses the asset and liability method of comprehensive interperiod income tax accounting pursuant to SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    PRO FORMA NET LOSS PER SHARE

    Pro forma net loss per share is computed based on the weighted average number of shares of common stock outstanding and common equivalent shares from stock options and warrants (under the treasury stock method, if dilutive) and preferred stock outstanding (on an "as-if converted" basis, even if antidilutive).

    INTERIM FINANCIAL STATEMENTS


    The accompanying unaudited consolidated financial statements for the six months ended December 31, 1995 and 1994, have been prepared on substantially the same basis as the audited consolidated financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         JUNE 30, 1995, 1994, AND 1993
         (INFORMATION AS OF DECEMBER 31, 1995 AND FOR THE PERIODS ENDED
                    DECEMBER 31, 1995 AND 1994 IS UNAUDITED)


NOTE (2) -- CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS
    Cash and cash equivalents and short-term investments consisted of the following as of June 30, 1995 (in thousands):

                                                                                                 CARRYING
                                                                                                   VALUE
                                                                                                -----------
U.S. Treasury and other U.S. government agency securities.....................................   $   1,799
Money market mutual funds.....................................................................       4,582
                                                                                                -----------
  Investments in debt and equity securities...................................................       6,381
Cash and other cash equivalents...............................................................         737
                                                                                                -----------
  Cash and cash equivalents and short-term investments........................................   $   7,119
                                                                                                -----------
                                                                                                -----------

    Cash equivalents of $5,479,000 and short-term investments of $903,000 have been classified as available-for-sale securities as of June 30, 1995. The carrying value of the Company's available-for-sale securities as of June 30, 1995 approximates their fair values based on quoted market prices. All securities have a maturity of less than one year.

NOTE (3) -- PROPERTY AND EQUIPMENT
    A summary of property and equipment follows (in thousands):

                                                                                           JUNE 30,
                                                                                     --------------------
                                                                                       1995       1994
                                                                                     ---------  ---------
Computer equipment.................................................................  $   2,247      1,059
Furniture and fixtures.............................................................        599        363
Office equipment...................................................................        264        164
Leasehold improvements.............................................................        158         80
                                                                                     ---------  ---------
                                                                                         3,268      1,666
Less accumulated depreciation and amortization.....................................        863        330
                                                                                     ---------  ---------
                                                                                     $   2,405      1,336
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    As of June 30, 1995 and 1994, the Company had equipment under capital lease agreements of $818,000 and accumulated amortization of $419,000 and $188,000, respectively.

NOTE (4) -- ACCRUED LIABILITIES
    A summary of accrued liabilities follows (in thousands):

                                                                                                JUNE 30,
                                                                                          --------------------
                                                                                            1995       1994
                                                                                          ---------  ---------
Compensation and related benefits.......................................................  $     579        246
Consulting and professional fees........................................................        111        223
Other...................................................................................        154        153
                                                                                          ---------  ---------
                                                                                          $     844        622
                                                                                          ---------  ---------
                                                                                          ---------  ---------

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         JUNE 30, 1995, 1994, AND 1993
         (INFORMATION AS OF DECEMBER 31, 1995 AND FOR THE PERIODS ENDED
                    DECEMBER 31, 1995 AND 1994 IS UNAUDITED)


NOTE (5) -- PREFERRED STOCK

    PREFERRED STOCK TRANSACTIONS

    In April 1994, the Company converted all of its previously outstanding Series C preferred stock into shares of the Company's Series B preferred stock at a conversion price of $1.50 per share (or approximately 1.67 shares of Series B preferred stock for each share of Series C preferred stock). As a result, all 1,052,263 shares of previously outstanding Series C preferred stock were converted to 1,753,767 shares of Series B preferred stock.

    In April 1994, by operation of the pro rata investment provisions discussed below, 361,792 and 151,737 shares of Series B and previously outstanding Series C preferred stock, respectively, were converted into an equal number of shares of common stock.

    In April 1994, the Company entered into an agreement with one investor to exchange 193,195 shares of common stock for an equal number of shares of Series B preferred stock and to repurchase the investor's remaining 158,300 shares of common stock.


    In November 1994, the Company sold 844,444 shares of Series C preferred stock to an investor who held the right to put the shares back to the Company if certain Company development milestones were not met. The put price was established as the higher of: (i) the price the investor initially paid plus any declared but unpaid dividends thereon, or (ii) the then current fair market value. In September 1995, the Company achieved the development milestones and the put right was terminated by its terms, whereupon the liquidation value was reclassified to stockholders' equity.



    In November 1995, the Company issued 177,250 shares of Series D preferred stock for gross proceeds of $531,750.


    RIGHTS AND PREFERENCES:

    - Holders of preferred stock are entitled to noncumulative annual dividends of $0.075, $0.12, $0.12 and $0.12 per share of Series A, B, C and D preferred stock, respectively, when and if declared by the Board of Directors.

    - Holders of preferred stock have a liquidation preference of $0.96, $1.50, $2.25 and $3.00 per share of Series A, B, C and D preferred stock, respectively, plus all declared but unpaid dividends. Any remaining assets shall be distributed ratably among the common stockholders.

    - Each share of preferred stock has voting rights on an "as if converted" basis.

    - Each share of Series A, B, and D preferred stock is convertible into one share of common stock subject to certain adjustments for dilution. Outstanding Series C preferred stock is convertible into shares of common stock based on a conversion factor which adjusts according to fiscal 1995 and 1996 revenues.

    - Each share of preferred stock will automatically be converted to common stock upon the earlier of the closing of an initial public offering or upon the written consent to such conversion by the holders of a majority of Series A, Series B and Series D preferred stock and the written consent to such conversion by the holders of a majority of the Series C preferred stock.

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         JUNE 30, 1995, 1994, AND 1993
         (INFORMATION AS OF DECEMBER 31, 1995 AND FOR THE PERIODS ENDED
                    DECEMBER 31, 1995 AND 1994 IS UNAUDITED)


NOTE (5) -- PREFERRED STOCK (CONTINUED)
    - Preferred stock investors who do not invest their pro rata share in subsequent preferred stock rounds may be subject to automatic conversion of preferred stock to common stock based on the decline in their pro rata share.

    - The holders of preferred stock have a right of first refusal to acquire any new securities issued by the Company.

    - The holders of outstanding Series C preferred stock have the right to put their shares back to the Company, as described above.

    WARRANTS

    In connection with an equipment lease agreement (Note 9), the Company issued preferred stock warrants. As of June 30, 1995 and 1994, there was outstanding a warrant exercisable for the purchase of 54,577 shares of Series B preferred stock at an exercise price of $1.50 per share. The warrant expires on the later of October 11, 2003 or five years from the effective date of the Company's initial public offering. No significant value was assigned to this warrant.

    In connection with a secured line of credit agreement (Note 8), the Company granted the lender a warrant to purchase 40,000 shares of Series B preferred stock at an exercise price of $2.25 per share. The warrant expires on the later of March 10, 2005 or five years from the effective date of the Company's initial public offering. No significant value was assigned to this warrant.

NOTE (6) -- COMMON STOCK
    From inception through June 30, 1995, the Company issued 2,546,500 shares of common stock to employees and directors which are subject to repurchase. The Company's repurchase right to such shares expires as shares vest, generally 20% to 25% following the first year of employment with the remainder vesting ratably over the following three to four years. As of June 30, 1995, 1,168,790 shares of common stock were subject to repurchase.

    The Company may not pay cash dividends on common stock while there are declared but unpaid cash dividends on any shares of Series A preferred, Series B preferred, Series C preferred or Series D preferred stock outstanding.


    As of June 30, 1995, employees had exercised options to purchase 41,312 shares of common stock (Note 7) prior to the options having vested. These shares are subject to repurchase by the Company if an employee terminates employment before the options vest.


    In April 1995, the Company reserved 214,500 shares of common stock for issuance to certain employees as performance awards. The shares may be awarded to these employees through June 1996, at up to a maximum of 20% each quarter, by meeting specified operational goals. As of June 30, 1995, targeted operational goals had been met, and in July 1995, the Board of Directors granted options to purchase 42,900 shares of common stock to the employees.

NOTE (7) -- OPTION PLANS
    In 1992, the Board of Directors adopted an Equity Incentive Plan (the Plan) providing for the issuance of common stock options to employees, directors, and consultants of the Company. The stock options are a combination of both incentive and nonstatutory stock options.

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         JUNE 30, 1995, 1994, AND 1993
         (INFORMATION AS OF DECEMBER 31, 1995 AND FOR THE PERIODS ENDED
                    DECEMBER 31, 1995 AND 1994 IS UNAUDITED)


NOTE (7) -- OPTION PLANS (CONTINUED)
    Incentive stock options may be granted at not less than 100% of the fair market value per share and nonstatutory stock options may be granted at not less than 85% of the fair market value per share at the date of grant as determined by the Board of Directors or committee thereof, except for options granted to a person owning greater than 10% of the total combined voting power of all classes of stock of the Company, for which the exercise price of the options must be not less than 110% of the fair market value. Stock option plan shares generally vest 20% to 25% after one year with the remainder vesting ratably over the following three to four years.

    A summary of activity under the Plan for the years ended June 30, 1995 and 1994 follows:


                                                                          NUMBER OF SHARES
                                                                             UNDERLYING       EXERCISE
                                                                              OPTIONS          PRICE
                                                                          ----------------  ------------
Granted.................................................................         430,500    $  .05 - .15
Canceled................................................................         (25,000)       .05
                                                                          ----------------  ------------
Outstanding as of June 30, 1993.........................................         405,500       .05 - .15
Granted.................................................................       1,169,240       .15 - .25
Exercised...............................................................         (29,009)      .05 - .15
Canceled................................................................        (146,491)      .05 - .25
                                                                          ----------------  ------------
Outstanding as of June 30, 1994.........................................       1,399,240       .05 - .25
Granted.................................................................       1,278,990       .15 - .30
Exercised...............................................................         (91,323)      .15 - .25
Canceled................................................................        (192,977)      .05 - .25
                                                                          ----------------  ------------
Outstanding as of June 30, 1995.........................................       2,393,930        05 - .30
Granted (unaudited).....................................................       1,200,974        .30
Exercised (unaudited)...................................................        (398,196)      .15 - .30
Canceled (unaudited)....................................................         (82,424)      .15 - .25
                                                                          ----------------  ------------
Outstanding as of December 31, 1995 (unaudited).........................       3,114,284       .05 - .30
                                                                          ----------------  ------------
                                                                          ----------------  ------------
Vested as of December 31, 1995 (unaudited)..............................         561,167
                                                                          ----------------
                                                                          ----------------


    As of June 30, 1995, the Company had reserved 3,533,658 shares of common stock for issuance under the Plan. There were 1,139,728 shares of common stock available for grant under the Plan and 485,464 vested options as of June 30, 1995.


    The Company also grants options to certain employees, directors, and consultants outside the Plan. As of June 30, 1995, options totaling 697,900 shares of common stock, of which 203,015 were vested, have been granted as follows: employees received 130,000 shares, directors received 507,000 shares, and consultants received 60,900 shares. The options have an exercise price of $.15 and vest 20% after one year with the remainder vesting ratably over four years. During the six months ended December 31, 1995, certain employees and a director exercised options issued outside the 1992 Equity Incentive Plan totaling 203,400 and 475,000, respectively.

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         JUNE 30, 1995, 1994, AND 1993
         (INFORMATION AS OF DECEMBER 31, 1995 AND FOR THE PERIODS ENDED
                    DECEMBER 31, 1995 AND 1994 IS UNAUDITED)


NOTE (8) -- DEBT
    In fiscal 1995, the Company entered into a secured line of credit agreement that allows the Company to borrow up to $1,000,000, to finance equipment purchases. In fiscal 1995, the Company borrowed $459,296 under this line at an interest rate of 16%. The aggregate annual principal payments for debt outstanding as of June 30, 1995, are summarized as follows:

1996.............................................  $ 112,492
1997.............................................    132,308
1998.............................................    198,479


    In December 1995, the Company entered into a credit arrangement with Informix under which the Company may borrow up to $5 million for working capital requirements. As of December 31, 1995, the Company had borrowed $2,000,000, in the form of a note payable, under this arrangement.


NOTE (9) -- COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases its facilities under noncancelable operating leases expiring through 1997. Future minimum lease payments under these leases will be $428,000 in 1996 and $391,000 in 1997.

    Total rent expense was $483,000 and $226,000 in 1995 and 1994, respectively.

    Future minimum lease payments under the Company's capital lease agreements are as follows:

YEAR ENDING JUNE 30,
------------------------------------------------------------------
1996..............................................................  $     297
1997..............................................................        259
1998..............................................................         21
                                                                    ---------
Total minimum lease payments......................................        577
Less amount representing interest.................................         90
Less current portion..............................................        239
                                                                    ---------
                                                                    $     248
                                                                    ---------
                                                                    ---------

    EMPLOYEE BENEFITS

    The Company maintains a 401(k) defined contribution benefit plan that covers all employees who have completed at least 1,000 hours of service. This plan allows employees to defer up to 15% of their pretax salary, up to $9,240, in certain investments at the election of the employee. The Company has the option to make discretionary employer matching contributions. The Company did not make any matching contributions to the plan during the years ended June 30, 1995 and 1994.

    LITIGATION

    The Company is a party to a lawsuit in which one of its competitors alleges intentional interference with contractual relationships, unfair competition, and conspiracy arising out of the Company's alleged improper solicitation of the competitor's employees for employment with the Company. The suit seeks unspecified restitution, compensatory and punitive damages, attorneys' fees, and costs of the suit. The Company believes the claim to be without merit and is vigorously defending the suit.

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         JUNE 30, 1995, 1994, AND 1993
         (INFORMATION AS OF DECEMBER 31, 1995 AND FOR THE PERIODS ENDED
                    DECEMBER 31, 1995 AND 1994 IS UNAUDITED)


NOTE (9) -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
While legal proceedings can be unpredictable, management believes the outcome of the matter will not have a material adverse effect on the Company's consolidated results of operations and financial position.

NOTE (10) -- INCOME TAXES
    The tax effect of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

                                                                                           JUNE 30,
                                                                                     --------------------
                                                                                       1995       1994
                                                                                     ---------  ---------
Revenues and accruals..............................................................        179        112
Net operating loss carryforwards...................................................      4,119      1,898
Research credit carryforwards......................................................        774        355
Capitalized research and development and "start-up" costs..........................        713        544
Deferred revenue...................................................................      1,286     --
                                                                                     ---------  ---------
                                                                                         7,071      2,909
Less: valuation allowance..........................................................     (7,071)    (2,909)
                                                                                     ---------  ---------
Net deferred tax assets............................................................     --         --
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    As of June 30, 1995, the Company has net operating loss carryforwards of approximately $12,000,000 and $3,000,000 for federal and California purposes, respectively. The Company also has research and development credit carryforwards of approximately $600,000 and $200,000 for federal and California purposes, respectively. The federal net operating loss carryforwards and federal and California research credit carryforwards expire from 2008 to 2010. The California net operating loss carryforwards expire from 1998 to 2001.

    The Company experienced an "ownership change," as defined by Section 382 of the Internal Revenue Code, in the fiscal year ended June 30, 1993. As a result of this ownership change, $800,000 and $400,000 of the federal and California net operating loss carryforwards, respectively, are subject to limitation.
Research and development credit carryforwards for federal and California purposes of $50,000 and $20,000, respectively, are also subject to limitation. The limitation allows the Company to utilize approximately $75,000 annually of "pre-ownership change" net operating loss carryforwards or credit equivalents subsequent to June 30, 1994. This annual limitation may be carried forward to subsequent years if not used.


    The proposed merger with Informix will result in an additional "ownership change" pursuant to Section 382 of the Internal Revenue Code. However, management believes that there will be no further "Section 382 limitation" on available net operating loss carryforwards described above.


NOTE (11) -- SIGNIFICANT CUSTOMERS AND CONTRACTS

    CUSTOMERS

    One customer accounted for 13% of fiscal 1995 total revenues and 15% of trade accounts receivable as of June 30, 1995. Each of two customers accounted for 29% and 22%, respectively, of fiscal 1994 total revenues and 18% and 38%, respectively, of trade accounts receivable as of June 30, 1994.

            ILLUSTRA INFORMATION TECHNOLOGIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         JUNE 30, 1995, 1994, AND 1993
         (INFORMATION AS OF DECEMBER 31, 1995 AND FOR THE PERIODS ENDED
                    DECEMBER 31, 1995 AND 1994 IS UNAUDITED)


NOTE (11) -- SIGNIFICANT CUSTOMERS AND CONTRACTS (CONTINUED)
    Revenues for each of the two years ended June 30, 1995 and 1994 and for the period from July 31, 1992 (inception) to June 30, 1993 have primarily been derived from customers in North America.

    DEFERRED REVENUE

    In January 1995, the Company entered into an International Distribution Agreement (Distribution Agreement) with a Japanese value-added reseller (VAR). Under this Distribution Agreement, the Company granted the VAR a license to market and sublicense the Company's software in Japan. The companies also agreed that the localization of the Illustra Server and certain Datablades to the Japanese market shall be a joint development effort. In exchange for the product license and development assistance, the Company received $2,000,000 in cash which has been recorded as deferred revenue. The VAR also made an equity investment of $2,000,000 for which the Company issued 666,667 shares of Series D preferred stock. As of June 30, 1995, sales in connection with the Distribution Agreement have been minimal.

    In April 1995, the Company entered into a License, Support, and Maintenance Agreement with a domestic customer in which the Company agreed to license certain software products to be embedded in or combined with the customer's products, during an initial two-year period. As of June 30, 1995, the Company has deferred approximately $1,200,000 in license fees associated with this contract.


    In June 1995, the Company entered into a Software Development, License, and Maintenance Agreement with a domestic customer in which the Company agreed to port certain software products to the customer's platform. The Company also granted the customer the right to sublicense the software to end users, for which the Company will receive royalties. As of June 30, 1995, the Company has deferred approximately $750,000 in prepaid royalties associated with this contract.

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              INFORMIX CORPORATION

                            INFORMIX DELAWARE, INC.

                                      AND

                    ILLUSTRA INFORMATION TECHNOLOGIES, INC.

                         DATED AS OF DECEMBER 20, 1995

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of December 20, 1995 among Informix Corporation, a Delaware corporation ("PARENT"), Informix Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Illustra Information Technologies, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

    A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

    B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("COMPANY CAPITAL STOCK") and all outstanding options, warrants and other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive shares of Common Stock of Parent ("PARENT COMMON STOCK").

    C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

    D.     The   Company,  Parent  and   Merger  Sub  desire   to  make  certain
representations and warranties and other agreements in connection with the Merger.

    NOW,   THEREFORE,   in  consideration   of   the  covenants,   promises  and
representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW") and the California General Corporation Law ("CALIFORNIA LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION".

    1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE". On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "EFFECTIVE TIME"). The parties currently intend that the Closing Date will occur on or prior to February 29, 1996.

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

    (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Illustra Information Technologies, Inc."

    (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

    1.6 MAXIMUM SHARES TO BE ISSUED; EFFECT ON CAPITAL STOCK. The maximum number of shares of Parent Common Stock to be issued (including Parent Common Stock to be reserved for issuance upon exercise of any of the Company's options and warrants to be assumed by Parent) in exchange for the acquisition by Parent of all outstanding Company Capital Stock and all unexpired and unexercised options and warrants to acquire Company Capital Stock shall be 15,000,000 (the "AGGREGATE SHARE NUMBER"). No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of options or warrants to acquire Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

       (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Common Stock of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Common Exchange Ratio (as defined in paragraph (i) below), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
    Section 1.8, including, with respect to each whole share of Parent Common Stock to be received, the right to receive one preferred share purchase right (a "RIGHT") under Parent's Amended and Restated Preferred Shares Rights Agreement dated as of September 12, 1991 and amended and restated as of May 15, 1992 and July 25, 1995.

       (b) CONVERSION OF COMPANY PREFERRED STOCK; TREATMENT OF CONVERTED SERIES C PREFERRED STOCK.

           (i) SERIES A PREFERRED STOCK. Each share of Series A Preferred Stock of the Company ("SERIES A PREFERRED") issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred that are converted into shares of Company Common Stock immediately prior to the Effective Time, any shares of Series A Preferred to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Series A

       Exchange Ratio (as defined in paragraph (i) below), upon surrender of the certificate representing such share of Series A Preferred in the manner provided in Section 1.8, including, with respect to each whole share of Parent Common Stock to be received, one Right.

           (ii) SERIES B PREFERRED STOCK. Each share of Series B Preferred Stock of the Company ("SERIES B PREFERRED") issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred that are converted into shares of Company Common Stock immediately prior to the Effective Time, any shares of Series B Preferred to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Series B Exchange Ratio (as defined in paragraph (i) below), upon surrender of the certificate representing such share of Series B Preferred in the manner provided in Section 1.8, including, with respect to each whole share of Parent Common Stock to be received, one Right.

           (iii) SERIES C PREFERRED STOCK; TREATMENT OF CONVERTED SERIES C PREFERRED STOCK.

               (a) Each share of Series C Preferred Stock of the Company ("SERIES C PREFERRED") issued and outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred that are converted into shares of Company Common Stock immediately prior to the Effective Time, any shares of Series C Preferred to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Series C Exchange Ratio (as defined in paragraph (i) below), upon surrender of the certificate representing such share of Series C Preferred in the manner provided in Section 1.8, including, with respect to each whole share of Parent Common Stock to be received, one Right.

               (b) The  Certificate of  Incorporation of  the Company  currently provides that if and to the extent shares of Series C Preferred are converted into shares of Company Common Stock prior to the date which is ten business days after the Company first receives copies of its audited financial statements for the 1996 fiscal year (the
           "CONVERSION CALCULATION DATE"), the number of shares of Company Common Stock that shall be deliverable upon conversion of a share of Series C Preferred provisionally shall be deemed to be a fixed amount (the "CONVERSION AMOUNT"), and the Conversion Amount shall be subject to increase based on events that would be determinable on the Conversion Calculation Date (the Company Common Stock that would constitute an increase to the Conversion Amount per share of Series C Preferred is hereinafter referred to as the "SERIES C ADDITIONAL CONVERSION SHARE", and thus one right to receive a Series C Additional Conversion Share would be outstanding for each share of Series C Preferred that is converted into Company Common Stock prior to the Conversion Calculation Date). Based on the foregoing, in the event that the Effective Time occurs prior to the Conversion Calculation Date, then by virtue of the Merger, each outstanding right to receive a Series C Additional Conversion Share immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Additional Conversion Share Exchange Ratio (as defined in paragraph (i) below), upon surrender of a certificate (or other evidence reasonably satisfactory to Parent or the Exchange Agent) representing such Series C Additional Conversion Share in the manner provided in Section 1.8, including, with respect to each whole share of Parent Common Stock to be received, one Right.

           (iv)  SERIES  D PREFERRED STOCK.   Each share  of Series D  Preferred
           Stock of the Company ("SERIES D PREFERRED; together with the Series A Preferred, Series B Preferred and Series C

       Preferred, the "COMPANY PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time (other than any shares of Series D Preferred that are converted into shares of Company Common Stock immediately prior to the Effective Time, any shares of Series D Preferred to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Series D Exchange Ratio (as defined in paragraph (i) below), upon surrender of the certificate representing such share of Series D Preferred in the manner provided in Section 1.8, including, with respect to each whole share of Parent Common Stock to be received, one Right.

       (c) CANCELLATION OF PARENT-OWNED AND COMPANY-OWNED STOCK. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

       (d) STOCK OPTIONS. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1992 Equity
    Incentive Plan (the "OPTION PLAN"), or otherwise, shall be assumed by Parent in accordance with provisions described below.

           (i) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "COMPANY OPTION") under the Option Plan or otherwise, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down (in the case of Company Options granted under the Option Plan) to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent.

           (ii) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

          (iii) Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

       (e) WARRANTS. Each warrant to purchase shares of Company Preferred Stock outstanding at the Effective Time shall be, in connection with the
    Merger, assumed by Parent. Each warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the respective warrant agreements governing such warrant immediately prior to the Effective Time, except that each such warrant shall, following the Effective Time, be exercisable only for shares of Parent Common Stock, in such number, and at such exercise price as is determined by applying the appropriate Exchange Ratio in accordance with the terms of the applicable warrant agreement.

       (f) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

       (g) ADJUSTMENTS TO EXCHANGE RATIOS. The Exchange Ratios shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

       (h) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company
    Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market.

       (i)  DEFINITIONS.

       (a)    ADDITIONAL  CONVERSION  SHARE  EXCHANGE  RATIO.    The "Additional
       Conversion  Share  Exchange  Ratio"  shall  mean  the  product  of   0.25
    multiplied by the Common Exchange Ratio.

       (b) AGGREGATE ADDITIONAL CONVERSION SHARE NUMBER. The "Aggregate Additional Conversion Share Number" shall mean the product of 0.25 multiplied by the aggregate number of shares of Series C Preferred that shall have been converted into shares of Company Common Stock up to and including immediately prior to the Effective Time.

       (c) AGGREGATE PREFERRED NUMBER. The "Aggregate Preferred Number" shall mean the sum of (w) the product obtained by multiplying the Outstanding
    Series A Amount by the Series A Exchange Ratio, plus (x) the product obtained by multiplying the Outstanding Series B Amount by the Series B Exchange Ratio, plus (y) the product obtained by multiplying the Outstanding Series C Amount by the Series C Exchange Ratio, plus (z) the product obtained by multiplying the Outstanding Series D Amount by the Series D Exchange Ratio.

       (d) AGGREGATE SHARE NUMBER. The "Aggregate Share Number" shall be a number of shares of Parent Common Stock equal to 15,000,000 shares (as appropriately adjusted to reflect the effect of any stock split, stock dividend, reorganization, recapitalization or the like with respect to the Parent Common Stock occurring after the date hereof and prior to the Effective Time).

       (e) COMMON EXCHANGE RATIO. The "Common Exchange Ratio" shall mean the quotient obtained by dividing (x) the Aggregate Share Number minus the
    Aggregate Preferred Number, by (y) the sum of (A) the Outstanding Common Amount plus (B) the Outstanding Option Amount plus (C) the Aggregate Additional Conversion Share Number.

       (f) ESCROW AMOUNT. The "Escrow Amount" shall be a number of shares of Parent Common Stock obtained by multiplying (x) the Aggregate Share
    Number minus the Outstanding Option Amount by (y) 0.10.

       (g) EXCHANGE RATIOS. The "Exchange Ratios" shall mean the Common Exchange Ratio, the Series A Exchange Ratio, the Series B Exchange Ratio,
    the Series C Exchange Ratio, the Series D Exchange Ratio or the Additional Conversion Share Exchange Ratio, as applicable.

       (h) OUTSTANDING COMMON AMOUNT. The "Outstanding Common Amount" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (taking into account all shares of Company Preferred Stock that shall be converted into Company Common Stock as of such time).

       (i) OUTSTANDING OPTION AMOUNT. The "Outstanding Option Amount" shall mean (i) the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding options and warrants to acquire shares of Company Common Stock immediately prior to the Effective Time.

       (j) OUTSTANDING SERIES A AMOUNT. The "Outstanding Series A Amount" shall mean the aggregate number of shares of Series A Preferred outstanding immediately prior to the Effective Time, together with all shares of Series A Preferred issuable upon exercise of any options or warrants to acquire shares of Series A Preferred then outstanding.

       (k) OUTSTANDING SERIES B AMOUNT. The "Outstanding Series B Amount" shall mean the aggregate number of shares of Series B Preferred outstanding immediately prior to the Effective Time, together with all shares of Series B Preferred issuable upon exercise of any options or warrants to acquire shares of Series B Preferred then outstanding.

       (l) OUTSTANDING SERIES C AMOUNT. The "Outstanding Series C Amount" shall mean the aggregate number of shares of Series C Preferred outstanding immediately prior to the Effective Time, together with all shares of Series C Preferred issuable upon exercise of any options or warrants to acquire shares of Series C Preferred then outstanding.

       (m) OUTSTANDING SERIES D AMOUNT. The "Outstanding Series D Amount" shall mean the aggregate number of shares of Series D Preferred outstanding immediately prior to the Effective Time, together with all shares of Series D Preferred issuable upon exercise of any options or warrants to acquire shares of Series D Preferred then outstanding.

       (n) PARENT PRICE. The "Parent Price" shall mean the closing sale price on the Nasdaq National Market of Parent Common Stock as of the date of this Agreement.

       (o)  SERIES A EXCHANGE RATIO.   The "Series A Exchange Ratio" shall  mean
       the quotient obtained by dividing 0.96 by the Parent Price.

       (p)   SERIES B EXCHANGE RATIO.   The "Series B Exchange Ratio" shall mean
       the quotient obtained by dividing 1.50 by the Parent Price.

       (q)  SERIES C EXCHANGE RATIO.   The "Series C Exchange Ratio" shall  mean
       the quotient obtained by dividing 2.25 by the Parent Price..

       (r)   SERIES D EXCHANGE RATIO.   The "Series D Exchange Ratio" shall mean
       the quotient obtained by dividing 3.00 by the Parent Price.

    1.7  DISSENTING SHARES.

    (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law and California Law.

    (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law or California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and fractional shares as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

    (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law and California Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

    1.8  SURRENDER OF CERTIFICATES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "EXCHANGE AGENT") in the Merger.

    (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Capital Stock.

    (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock, if any, to be deposited in the Escrow Fund on such holder's behalf pursuant to
Article  VII hereof), plus cash in lieu  of fractional shares in accordance with
Section 1.6, to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

    (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

    (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    1.11 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Internal  Revenue Code of 1986,  as amended (the "CODE")  and
(ii) qualify for accounting treatment as a pooling of interests.

    1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are clearly disclosed in the disclosure letter supplied by the Company to Parent (the "COMPANY SCHEDULES") and dated as of the date hereof, as follows:

    2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

    2.2  COMPANY CAPITAL STRUCTURE.

    (a) The  authorized capital  stock  of the  Company consists  of  20,000,000 shares of authorized Common Stock, of which 4,008,263 shares are issued and outstanding and 13,000,000 shares of authorized Preferred Stock. The authorized Preferred Stock consists of 1,300,000 shares of authorized Series A Preferred Stock, of 1,083,334 shares are issued and outstanding, 7,760,000 shares of authorized Series B Preferred Stock, of which 7,048,505 shares are issued and outstanding, 844,444 shares of authorized Series C Preferred Stock, of which 844,444 shares are issued and outstanding, and 2,600,000 shares of authorized Series D Preferred Stock, of which 2,510,583 shares are issued and outstanding. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Capital Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

    (b) The Company has reserved 4,161,971 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 3,230,664 shares are subject to outstanding, unexercised options and 931,307 shares remain available for future grant. The Company has reserved 247,800 shares of Common Stock for issuance upon exercise of outstanding Company Options granted outside the Option Plan. Schedule 2.2(b) sets forth for each outstanding Company Option the name of the holder of such option, the domicile address of such holder, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become exercisable by the transactions contemplated by this Agreement. The Company has reserved 94,557 shares of Series B Preferred Stock (and such number of shares of Common Stock into which such Series B Preferred Stock is convertible) for issuance upon exercise of outstanding warrants. Schedule 2.2(b) sets forth for each of the Warrants the name of the holder and exercise price of such warrants. Except for the Company Options and warrants described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company. Except for the Company Options and warrants described in Schedule 2.2(b), there are no Options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options and warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger and all such rights will be terminated at or prior to the Effective Time. As a result of the Merger, Parent will be the record and sole beneficial owner of all Company Capital Stock and rights to acquire or receive Company Capital Stock.

    2.3 SUBSIDIARIES. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

    2.4 AUTHORITY. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is that number of shares as would constitute a majority of the outstanding shares of (a) the Common Stock and Preferred Stock, voting together as a single class, and (b) the Preferred Stock voting separately as a single class (in each case with each share of Preferred Stock being entitled to a number of votes equal to the number of whole shares of Common Stock into which such share of Preferred Stock could be converted on the record date for the vote). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the
Company, subject only to the approval of the Merger by the Company's stockholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Except as set forth on Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

    2.5 COMPANY FINANCIAL STATEMENTS. Schedule 2.5 sets forth the Company's audited balance sheet as of June 30, 1995 and the related audited statements of operations and cash flows for the twelve-month period then ended and the Company's unaudited balance sheet as of September 30, 1995 (the "BALANCE SHEET") and the related unaudited statements of operations and cash flows for the three-month period then ended (collectively, the "COMPANY FINANCIALS"). The Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments, which will not be material in amount or significance.

    2.6 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type. whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, (i) has not been reflected in the Balance Sheet, or (ii) has not arisen in the ordinary course of the Company's business since September 30, 1995, consistent with past practices.

    2.7 NO CHANGES. Except as set forth in Schedule 2.7, since September 30, 1995, there has not been, occurred or arisen any:

        (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

        (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

        (c) capital expenditure or commitment by the Company of $100,000 in any individual case or $250,000 in the aggregate.

        (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

        (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

        (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

        (g) revaluation by the Company of any of its assets;

        (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

        (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

        (j) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

        (k) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

        (l) loan  by the  Company to  any  person or  entity, incurring  by  the
    Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

        (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

        (n) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

        (o) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 2.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

        (p) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

        (q) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

        (r) event or condition of any character that has or reasonably would be expected to have a Material Adverse Effect on the Company; or

        (s) agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

    2.8  TAX AND OTHER RETURNS AND REPORTS.

    (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b)  TAX RETURNS AND AUDITS.  Except as set forth in Schedule 2.8:

           (i) The Company as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and, to the Company's knowledge, such Returns have been completed in accordance with applicable law.

        (ii) The Company as of the Effective Time. (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

       (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

       (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

        (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

       (vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of Company's incorporation.

       (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

      (viii) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

       (ix) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

        (x) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

       (xi) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

       (xii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

    2.10  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

    (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

    (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    2.11  INTELLECTUAL PROPERTY.

    (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted or as proposed to be conducted by the Company (the "COMPANY INTELLECTUAL PROPERTY RIGHTS").

    (b) Schedule 2.11(a) sets forth a complete list of all patents, registered and material unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.11(b) sets forth a complete list of all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES")) or trade secret of the Company, and includes the identity of all parties thereto. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Schedules 2.11(a) or 2.11(b), the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used.

    (c) No claims with respect to the Company Intellectual Property Rights have been asserted or are, to the Company's knowledge, threatened by any person, nor are there any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The business of the Company as currently conducted or as proposed to be conducted by the Company has not and does not infringe on any proprietary right of any third party. To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. Each employee of and consultant to the Company has executed a proprietary information and confidentiality agreement substantially in the Company's standard forms.

    2.12   AGREEMENTS,  CONTRACTS AND  COMMITMENTS.    Except as  set  forth  on
Schedule  2.12(a), the Company does not have, is  not a party to nor is it bound by:

        (i) any collective bargaining agreements,

        (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

       (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

       (iv)  any  employment  or  consulting  agreement  with  an  employee   or
    individual consultant or salesperson or consulting or sales agreement, under which a firm or other organization provides services to the Company,

        (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

       (vi) any fidelity or surety bond or completion bond,

       (vii) any lease of personal property having a value individually in excess of $100,000,

      (viii) any agreement of indemnification or guaranty,

       (ix) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

        (x) any agreement relating to capital expenditures and involving future payments in excess of $100,000,

       (xi) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

       (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
    (viii) hereof,

      (xiii) any purchase order or contract for the purchase of raw materials involving $25,000 or more,

      (xiv) any construction contracts,

       (xv) any distribution, joint marketing or development agreement,

      (xvi) any agreement pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code, or

      (xvii) any other agreement that involves $100,000 or more or is not cancelable without penalty within thirty (30) days.

    Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(b) (any such agreement, contract or commitment, a "CONTRACT"). Each Contract is in full force and effect and, except as otherwise disclosed in
Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

    2.13 INTERESTED PARTY TRANSACTIONS. Except as set forth on Schedule 2.13, to the Company's knowledge, no officer, director or affiliate (as defined under Regulation C under the Securities Act of 1933, as amended) of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11(b); provided, that (x) ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation and no more than ten percent (10%) of the outstanding equity of any other entity shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13 and (y) this provision shall only apply if the terms and conditions applicable to the subject relationship are materially less favorable to the Company than the terms and conditions that could be obtained in an arms-length relationship.

    2.14 COMPLIANCE WITH LAWS. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

    2.15 LITIGATION. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in schedule 2.15, to the Company's knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

    2.16 INSURANCE. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    2.17 MINUTE BOOKS. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

    2.18  ENVIRONMENTAL MATTERS.

    (a) HAZARDOUS MATERIAL. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the deliberate actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

    (b) HAZARDOUS MATERIALS ACTIVITIES. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

    (c) PERMITS. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

    (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

    2.19 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Schedule 2.19 sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

    2.20  EMPLOYEE MATTERS AND BENEFIT PLANS.

    (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (such definition shall only apply to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

        (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or
    (o) of the Code and the regulations thereunder;

        (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

       (iii) "COMPANY EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

       (iv) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

        (v) "EMPLOYEE AGREEMENT" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

       (vi) "IRS" shall mean the Internal Revenue Service;

       (vii) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

      (viii) "PENSION PLAN" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

    (b) SCHEDULE. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Company Employee Plan or Employee Agreement. The Company does not have any stated plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

    (c) DOCUMENTS. The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

    (d) EMPLOYEE PLAN COMPLIANCE. Except as set forth on Schedule 2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction", within the meaning of Section 4975 of the Code or
Section  406 of ERISA, has  occurred with respect to  any Company Employee Plan;
(iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

    (e) PENSION PLANS. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

    (f) MULTIEMPLOYER PLANS. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

    (g)    NO POST-EMPLOYMENT  OBLIGATIONS.   Except  as  set forth  in Schedule
2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

    (h)  EFFECT OF TRANSACTION.

    (i) Except as provided in Section 1.6  of this Agreement or as set forth  on
Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

    (ii) Except as set forth on Schedule 2.20(h)(ii), no payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

    (i) EMPLOYMENT MATTERS. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

    (j) LABOR. No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company, threatened. Except as set forth in
Schedule 2.20(j), the Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company. Except as set forth in Schedule 2.20(j), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

    2.21 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company as follows:

    3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

    3.2 AUTHORITY. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms.

    3.3  CAPITAL STRUCTURE.

    (a) The authorized stock of Parent consists of 350,000,000 shares of Common Stock, of which 134,566,906 shares were issued and outstanding as of October 27, 1995, and 5,000,000 shares of Preferred Stock, none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

    (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable.

    3.4 SEC DOCUMENTS; PARENT FINANCIAL STATEMENTS. Parent has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "EXCHANGE ACT") for all periods subsequent to January 1, 1993, all in the form so filed (all of the foregoing being collectively referred to as the "SEC DOCUMENTS"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "PARENT FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

    3.5 NO MATERIAL ADVERSE CHANGE. Since the date of the balance sheet included in the Parent's most recently filed report on Form 10-Q or Form 10-K, Parent has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of Parent; (b) any amendment or change in the Certificate of Incorporation or Bylaws of Parent; or (c) any damage to, destruction or loss of any assets of the Parent, (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent.

    3.6 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion against Parent which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any materially negative event related to the Company or its business. Except as expressly contemplated by this Agreement or disclosed in Schedule 4.1, the Company shall not, without the prior written consent of
Parent:

        (a) Enter into any commitment or transaction not in the ordinary course of business.

        (b) Transfer to any person or entity any rights to the Company Intellectual Property Rights (other than pursuant to End-User Licenses in the ordinary course of business);

        (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

        (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

        (e) Commence any litigation;

        (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

        (g) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options, warrants or Company Preferred Stock, or the grant of stock options to new employees pursuant to outstanding written offers of employment, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

        (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

        (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $100,000 in the case of a single transaction or in excess of $200,000 in the aggregate in any 30-day period;

        (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

        (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

        (l) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

        (m) Subject to the provisions of Section 4.5 below, adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, except as consistent with the ordinary course of the Company consistent with past practice (provided that the price per share of any equity participation in the Company shall be agreed in advance by Parent);

        (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (o) Pay, discharge or satisfy, in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto) or that arose in the ordinary course of business subsequent to September 30, 1995 or expenses consistent with the provisions of this Agreement incurred in connection with any transaction contemplated hereby;

        (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

        (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (p) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

    4.2 NO SOLICITATION. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to it to any person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets,
(c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Parent. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall promptly notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

    4.3 STRATEGIC AGREEMENTS. The Company agrees that it will not enter into any strategic alliance, joint development or joint marketing agreement during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time unless it has first consulted with the Vice President, Business Development of Parent.

    4.4 EMPLOYEE TERMINATION. Parent agrees that for a period of one year following the Effective Time, it will not terminate the employment of any employee who (i) is an employee of the Company on the execution date of this Agreement, (ii) holds Company Common Stock or stock options to purchase Company Common Stock and (iii) elects to become an employee of Parent or any affiliate of Parent upon completion of the Merger ("Company Employee") without the prior agreement of Richard H. Williams (or his designee if Mr. Williams shall no longer serve as an employee of Parent); and provided further that Parent shall not be obligated to consult with Mr. Williams with respect to terminations that result from voluntary resignation by a Company Employee or termination of the employment of a Company Employee for cause in accordance with Parent's customary policies.

    4.5 EMPLOYEE HIRING. As soon as practicable after the date of this Agreement and in any event not later than twenty-one (21) days after such date, the Chief Executive Officers of Parent and the Company will agree upon the guidelines within which the Company will proceed with recruitment, compensation and equity participation of new and existing employees. Such agreement will be summarized in writing and, upon approval by the parties, deemed a part of this Agreement.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1  REGISTRATION STATEMENT; STOCKHOLDER MEETINGS.

    (i) As promptly as practicable after the execution of this Agreement, Parent shall prepare, and the Company shall assist in preparing, a registration statement on Form S-4 (the "Registration Statement") pertaining to the offer and sale of shares of Parent Common Stock to be issued by virtue of the Merger. The Registration Statement shall include therein a Proxy Statement (the "PROXY STATEMENT") relating to the solicitation of the consent of the stockholders of the Company to the Merger. Parent shall file with the SEC the Registration Statement as soon as is reasonably practicable following preparation thereof. The Company shall provide to Parent and its counsel for inclusion in the Proxy Statement, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company, its operations, capitalization, technology, share ownership and other material as Parent or its counsel may reasonably request. Each of Parent and the Company shall use its reasonable efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act of 1933 (the "SECURITIES ACT") as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time. Each party will notify the other parties hereto promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Registration Statement or the Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement and the Registration Statement, Parent or the Company, as the case may be, shall promptly inform the other company of such occurrence and cooperate in filing with the SEC or its staff.

    (ii) As promptly as practicable after the execution of this Agreement and at such time as Parent may request so as not to interfere with the S-4 registration process, the Company shall submit this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption as provided by applicable law. The Company shall use its best efforts to solicit and obtain the consent of its stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company's stockholders shall be subject to review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

    5.2 ACCESS TO INFORMATION. Subject to any applicable contractual confidentiality obligations (which the Company shall use its best efforts to cause to be waived) each party shall afford the others and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the others may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.3   CONFIDENTIALITY.   Each of  the parties  hereto hereby  agrees to  and
reaffirms the terms and provisions of the Mutual Nondisclosure Agreement between Parent and the Company dated as of December 9, 1995.

    5.4 EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys, accountants and financial advisors fees, incurred in connection with the printing and filing of the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    5.5 PUBLIC DISCLOSURE. Unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

    5.6 CONSENTS. The Company shall use its reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in Company Schedules) so as to preserve all rights of, and benefits to the Company thereunder.

    5.7 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

    5.8 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    5.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time except as contemplated by their Agreement (including the Company Schedules) and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

    5.10 POOLING ACCOUNTING. Parent and the Company shall each use its reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall use its reasonable efforts to cause its respective employees, directors, stockholders and affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. Neither Parent nor the Company shall take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of the capital stock of the Company, which reasonably would be expected to (i) interfere with Parent's ability to account for the Merger as a pooling of
interests   or  (ii)  jeopardize  the  tax-free  nature  of  the  reorganization hereunder.

    5.11 AFFILIATE AGREEMENTS. Schedule 5.12 sets forth those persons who, in the Company's reasonable judgment, are "affiliates" of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Each of Parent and the Company has delivered or shall cause to be delivered to the other, concurrently with the execution of this Agreement, from each of their respective Affiliates, an executed Affiliate Agreement in the form attached hereto as EXHIBIT A or EXHIBIT B. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

    5.12 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

    5.13 FORM S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options no later than ten business days after the Closing Date.

    5.14 NMS LISTING. Parent shall authorize for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    5.15 VOTING AGREEMENTS. Concurrently with the execution of this Agreement, the Company will cause the persons and entities listed in the preamble to EXHIBIT C hereto to execute Voting Agreements in the form attached hereto as EXHIBIT C (the "VOTING AGREEMENTS"), agreeing, among other things, to vote in favor of the Merger and against any competing proposals.

    5.16 BLUE SKY LAWS. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

    5.17 INDEMNIFICATION. Parent shall either (i) cause the Company to continue to indemnify or (ii) directly indemnify the persons who are currently officers and directors of the Company substantially in accordance with the Bylaws of the Company as they are currently in effect for action or inaction by such person prior to the Merger.

    5.18 PARENT REGISTRATIONS. Parent will not file a registration statement with the SEC covering the issuance of any new shares of the capital stock of Parent until Parent has publicly announced financial results covering a period of combined operations of Parent and the Company of at least thirty (30) days, provided, however, that the foregoing restriction shall not apply to (i) registrations covering any employee benefit plans, (ii) the Registration Statement as contemplated herein, and (iii) any registrations which the Company is required to file pursuant to any demand registration rights or other contractual rights, and provided further that with respect to such required registrations, Parent shall be permitted to include in any such registration statement enough primary issue shares to cover the expenses of the required registration and to allow the registration expenses to be capitalized on its balance sheet rather than expensed on its profit and loss statement.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

       (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Certificate of Incorporation.

       (b) REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

       (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

       (d) TAX OPINIONS. Parent and the Company shall each have received substantially identical written opinions from their counsel, Wilson,
    Sonsini, Goodrich & Rosati, Professional Corporation, and Cooley Godward Castro Huddleson & Tatum, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

       (e) OPINION OF ACCOUNTANTS. Each of Parent and the Company shall have received letters from Ernst & Young LLP, and KPMG Peat Marwick LLP, respectively reaffirming those firms' written concurrence, delivered concurrently with the execution of this Agreement, with Parent management's and the Company management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with this Agreement.

       (f) NASDAQ LISTING. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq Stock Market upon official notice of issuance.

       (g) AFFILIATE AGREEMENTS. Each of the parties identified by the Company or Parent as being one of their respective Affiliates shall have delivered an executed Affiliate Agreement which shall be in full force and effect.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Parent; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

       (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied (which performance or compliance shall be subject to Parent's or Merger Sub's ability to cure as provided in Section 8.1(e) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

       (c)   THIRD PARTY CONSENTS.   The Company shall  have been furnished with
       evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth in Schedule 6.2(c).

       (d) LEGAL OPINION. The Company shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to
    Parent, in substantially the form attached hereto as Exhibit D.

       (e) MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition or results of operations of Parent since September 30, 1995. For purposes of this condition, a reduction in the trading price of Parent's Common Stock, whether occurring at any time or from time to time, as reported by Nasdaq or any other automated quotation system or exchange shall not constitute a material adverse change.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement (including the Company Schedules) and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company or Parent; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company;

       (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied (which performance or compliance shall be subject to the
    Company's ability to cure as provided in Section 8.1(d) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company;

       (c)   THIRD  PARTY CONSENTS.    Parent  shall have  been  furnished  with
       evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c).

       (d)  LEGAL  OPINION.   Parent shall have  received a  legal opinion  from
       Cooley Godward Castro Huddleson & Tatum, legal counsel to the Company, in substantially the form attached hereto as EXHIBIT E.

       (e) MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, assets (including intangible assets)
    financial condition or results of operations of the Company since September 30, 1995. For purposes of this condition, none of the following, individually or in the aggregate, shall be deemed to constitute such a material adverse change: (i) any failure of the Company to record revenue or deferred revenue at any particular level subsequent to September 30, 1995;
    (ii) the lack of success of the Company in hiring new employees; or (iii) the lack of success of the Company in retaining existing employees, other than those employees who in the aggregate are material to the Company's ability to commercialize its technology.

       (f) CONVERSION OF PREFERRED STOCK. All shares of the Series A, Series B and Series D Preferred Stock of the Company shall have converted into
    Company Common Stock in accordance with the Company's Certificate of Incorporation, and the holder of the Company's Series C Preferred Stock shall have delivered to Parent an irrevocable election to convert such Preferred Stock into Company Common Stock as contemplated in Section 1.6(b) above, subject to and effective upon the consummation of the Merger.

       (g) NONCOMPETITION AGREEMENTS. Each person listed in the preamble to EXHIBIT F shall have executed and delivered to Parent a Noncompetition
    Agreement in substantially the form of EXHIBIT F and all of the Noncompetition Agreements shall be in full force and effect.

       (h) DISSENTERS' RIGHTS. Holders of more than 5% of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

                                  ARTICLE VII
               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

    7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Merger and continue until 5:00 p.m., California time, on the earlier of the date which is the date of the auditor's report for the first audit of Parent's financial statements after the Closing Date or the date which is one year following the Closing Date (the "Expiration Date").

    7.2  ESCROW ARRANGEMENTS.

    (a) ESCROW FUND. At the Effective Time the Company's stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective
Time) without any act of any stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any stockholder, will be deposited with First Trust of California National Association Global Escrow D.S., (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(g) below)) as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.6(a). No portion of the Escrow Amount shall be contributed in respect of any Company Options or warrants. The Escrow Fund shall be available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company or any contained in Article II herein (as modified by the Company Schedules), or any failure by the Company to perform or comply with any covenant contained herein. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. Subject to
Section 8.3 below, nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close. Parent may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate amount of which exceed $500,000, have been delivered to the Escrow Agent as provided in paragraph (e); in such case, Parent may recover from the Escrow Fund its Losses in excess of the first $500,000.

    (b) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW PERIODS. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the "ESCROW PERIOD"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund and not required to satisfy such claims. Deliveries of Escrow Amounts to the stockholders of the Company pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

    (c)  PROTECTION OF ESCROW FUND.

    (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

    (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

   (iii) Each stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

    (d)  CLAIMS UPON ESCROW FUND.

    (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(e) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

    (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.2(d)(i) hereof, the shares of Parent Common Stock shall be valued at the average of the closing prices of Parent's Common Stock on the principal securities exchange on which Parent's Common Stock is then traded, or if not so traded, the National Market System of the National Association of Securities Dealers Automated Quotation system, in either case as reported in THE WALL STREET JOURNAL for the five (5) consecutive trading days ending on the date that is two (2) trading days prior to the Closing Date. Parent and the Securityholder Agent shall certify such fair market value in a certificate signed by both Parent and the Securityholder Agent, and shall deliver such certificate to the Escrow Agent.

    (e) OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

    (f)  RESOLUTION OF CONFLICTS; ARBITRATION.

    (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

    (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

   (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Mateo or Santa Clara Counties, California under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc. For purposes of this Section 7.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

    (g)  SECURITYHOLDER AGENT OF THE STOCKHOLDERS; POWER OF ATTORNEY.

    (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Gary J. Morgenthaler shall be appointed as agent and attorney-in-fact (the "SECURITYHOLDER AGENT") for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware Law or California Law), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the stockholders of the Company.

    (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

    (h) ACTIONS OF THE SECURITYHOLDER AGENT. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

    (i) THIRD-PARTY CLAIMS. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the stockholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

    (j)  ESCROW AGENT'S DUTIES.

    (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

    (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

   (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

   (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

    (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

   (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage.

    Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

   (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

  (viii)  The Escrow Agent  may resign at  any time upon  giving at least thirty
(30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

    (k) FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    8.1 TERMINATION. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

        (a) by mutual consent of the Company and Parent;

        (b) by Parent or the Company if: (i) the Effective Time has not occurred by May 15, 1996 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

        (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent; in either case, the unavailability of which assets or business would have a Material Adverse Effect on Parent or would reasonably be expected to have a Material Adverse Effect on Parent's ability to realize the benefits expected from the Merger.

        (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within thirty (30) days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured);

        (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within thirty (30) days through the exercise of its reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured).

        Where  action  is taken  to terminate  this  Agreement pursuant  to this
    Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and, except as set forth in Section 8.3, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination to the extent provided in
Section 8.3; and provided further that, the provisions of Sections 5.3 and 5.4 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

    8.3  BREAKUP FEE.

    (a) In the  event that this  Agreement is terminated  by Parent pursuant  to
Section 8.1(d) hereof, other than as a result of a knowing or willful breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company, then, within two business days following such termination by Parent, the Company shall pay to Parent by wire transfer of immediately available funds the sum of $12 million as liquidated damages for the breach giving rise to such termination. Nothing herein shall limit the liability of the Company for any knowing or willful breaches of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company.

    (b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e) hereof, other than as a result of a knowing or willful breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub, then, within two business days following such termination by the Company, Parent shall pay to the Company by wire transfer of immediately available funds the sum of $12 million as liquidated damages for the breach giving rise to such termination. Nothing herein shall limit the liability of Parent for any knowing or willful breaches of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent.

    8.4 AMENDMENT. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

    8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Merger Sub, to:
       Informix Corporation
       4100 Bohannon Drive
       Menlo Park, California 94025
       Attention: General Counsel
       Telephone No.: (415) 926-6300
       Facsimile No.: (415) 926-6564
with a copy to:
       Wilson, Sonsini, Goodrich & Rosati, P.C.
       650 Page Mill Road
       Palo Alto, California 94304
       Attention: Larry W. Sonsini, Esq. and Douglas H. Collom, Esq. Telephone No.: (415) 493-9300
       Facsimile No.: (415) 493-6811

    (b) if to the Company, to:
       Illustra Information Technologies, Inc.
       1111 Broadway, Suite 2000
       Oakland, California 94607
       Attention: Chief Executive Officer
       Telephone No.: (510) 652-8000
       Facsimile No.: (510) 652-6399

with a copy to:
       Cooley Godward Castro Huddleson & Tatum
       One Maritime Plaza, 20th Floor
       San Francisco, California 94111
       Attention: Kenneth L. Guernsey, Esq.
       Telephone No.: (415) 693-2000
       Facsimile No.: (415) 951-3699

    (c) if to the Securityholder Agent:
       Gary J. Morgenthaler
       Morgenthaler Ventures
       2730 Sand Hill Road, Suite 280
       Menlo Park, California 94025
       Telephone No.: (415) 233-7600
       Facsimile No.: (415) 233-7606

    (d) if to the Escrow Agent:
       First Trust of California
       National Association of Global Escrow D.S.
       One Embarcadero, 20th Floor
       San Francisco, CA 94111
       Attention: Barbara Wise
       Telephone No.: (415) 953-5710
       Facsimile No.: (415) 622-3778

    9.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    9.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

    9.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    9.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    9.9 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, Parent, Merger Sub, the Company the Securityholder Agent (as to Article VII only) and the Escrow Agent (as to matters set forth in Article VII only) have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

ILLUSTRA INFORMATION                           INFORMIX CORPORATION
 TECHNOLOGIES, INC.

By -----------------------------------------   BY -----------------------------------------
            Richard H. Williams                Phillip E. White
    PRESIDENT AND CHIEF EXECUTIVE OFFICER      PRESIDENT AND CHIEF EXECUTIVE OFFICER

SECURITYHOLDER AGENT:                          INFORMIX DELAWARE, INC.

By -----------------------------------------   By -----------------------------------------
            Gary J. Morgenthaler               Phillip E. White
                                               PRESIDENT AND CHIEF EXECUTIVE OFFICER

ESCROW AGENT

By -----------------------------------------
      Name:
      Title:

                         ***REORGANIZATION AGREEMENT***

                                    ANNEX B
                                  SECTION 262
                        DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

    262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251, 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of a merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market systems security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did no require for its approval the vote of the holders of the surviving corporation as provided in (1) SUBSECTIONS (F) OR (G) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so make to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

                                    ANNEX C
                                   CHAPTER 13
                       CALIFORNIA GENERAL CORPORATION LAW
                               DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE; "DISSENTING SHARES" AND "DISSENTING STOCKHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) of Section 1201, each stockholder of such corporation entitled to vote on the transaction and each stockholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the stockholder holds shares to purchase for cash at their fair market value the shares owned by the stockholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (0) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of stockholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to five percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of stockholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting stockholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting stockholder has submitted for endorsement, in accordance with Section 1301.

    (c) As used in this chapter, "dissenting stockholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any stockholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such stockholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within ten (10) days alter the date of such approval accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the stockholder desires to exercise the stockholder s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

    (b) Any stockholder who has a right to require the corporation to purchase the stockholder s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the stockholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the stockholders meeting to vote upon the reorganization, or (2) in any other case within thirty (30) days alter the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the stockholder.

    (c) The demand shall state the number and class of the shares held of record by the stockholder which the stockholder demands that the corporation purchase and shall contain a statement of what such stockholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the stockholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES.

    Within thirty (30) days alter the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the stockholder, the stockholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the stockholder's certificates representing any shares which the stockholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the stockholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE; TIME FOR PAYMENT.

    (a) If the corporation and the stockholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting stockholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within thirty (30) days after the amount thereof has been agreed or within thirty (30) days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the stockholder fail to agree upon the fair market value of the shares, then the stockholder demanding purchase of such shares as dissenting shares or any interested corporation, within six (6) months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the stockholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting stockholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  APPRAISER'S REPORT; PAYMENT; COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within ten (10) days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting stockholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306.  DISSENTING STOCKHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING STOCKHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting stockholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING STOCKHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting stockholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting stockholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting stockholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six (6) months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the stockholder.

        (d) The dissenting stockholder, with the consent of the corporation, withdraws the stockholder s demand for purchase of the dissenting shares.

SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the stockholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No stockholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the stockholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any stockholder of such party who has not demanded payment of cash for such stockholder's shares pursuant to this chapter; but if the stockholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the stockholder shall not thereafter have any right to demand payment of cash for the stockholder s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon ten (10) days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining stockholder or the class of stockholders of which such stockholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the stockholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the stockholders of any party so controlled.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Eight of the Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) and
Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.11 hereto) with its officers and directors.

    The Merger Agreement provides that commencing with the effectiveness of the Merger, the Registrant will either cause Illustra to, or will itself directly indemnify the current officers and directors of Illustra in accordance with Illustra's Bylaws in effect immediately before the Merger for any action or inaction by such person prior to the Merger.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


         (A       ITS
      2.1*      --      Conformed Agreement and Plan of Reorganization, by and among the Registrant,
                         Informix Delaware, Inc. and Illustra Information Technologies, Inc. (filed herewith as Annex A)
      2.2*      --      Form of Voting Agreement by and among the Registrant and certain stockholders of Illustra Information Technologies, Inc.
      3.1(1)    --      Certificate of Incorporation
      3.2(1)    --      Bylaws
      4.1       --      Specimen of Common Stock Certificate
      4.2(2)    --      Amended and Restated Preferred Share Rights Agreement
      5.1*      --      Opinion of Wilson Sonsini Goodrich & Rosati (regarding legality of securities being registered)
      8.1       --      Form of Opinion of Wilson Sonsini Goodrich & Rosati (regarding tax matters)
      8.2       --      Form of Opinion of Cooley Godward Castro Huddleson & Tatum (regarding tax matters)
     10.1(3)    --      Form of Indemnity Agreement
     10.2(4)    --      Form of Amended Indemnity Agreement
     10.3(5)    --      1989 Directors Stock Option Plan
     10.4(6)    --      Amendment to the 1989 Directors Stock Option Plan
     10.5*      --      Full Recourse Installment Note issued by Mike Saranga to Informix, dated June
                         15, 1993, as amended June 15, 1995.
     11.1*      --      Statement Regarding Computation of Earnings Per Share (regarding the
                         Registrant)
     11.2*      --      Statement Regarding Computation of Pro Forma Net Loss Per Share (regarding
                         Illustra)
     21.1       --      List of Subsidiaries
     23.1       --      Consent of Ernst & Young LLP
     23.2       --      Consent of KPMG Peat Marwick LLP
     23.3       --      Consents of counsel (included in Exhibits 5.1 and 8.2)
     24.1*      --      Power of Attorney
     99.1*      --      Form of Illustra Information Technologies, Inc. Proxy card


------------------------

*   Previously filed.

(1) Incorporated by reference to exhibits to the Form 10-Q of Informix Corporation for the fiscal quarter ended July 2, 1995.

(2) Incorporated by reference to exhibits to the Form 8-A/A Registration Statement filed on August 11, 1995.

(3) Incorporated by reference to exhibits to the Form S-1 Registration Statement No. 33-8006.

(4) Incorporated by reference to exhibits to the Form 10-K of Informix Corporation for the fiscal year ended December 31, 1988.

(5) Incorporated by reference to exhibits to the Form S-8 Registration Statement No. 33-31116.

(6) Incorporated by reference to exhibits to the Form S-8 Registration Statement No. 33-50608.

(B)  FINANCIAL STATEMENT SCHEDULES

        Informix
       Report of Independent Auditors (see page S-1)
       Schedule II Valuation and Qualifying Accounts (see page S-2)

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

ITEM 22.  UNDERTAKINGS

    (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on the 6th day of February 1996.


                                          INFORMIX CORPORATION


                                          By: ________/s/ RICHARD C. BLASS______


                                                      Richard C. Blass
                                                  VICE PRESIDENT, CORPORATE
                                                        CONTROLLER AND
                                                  CHIEF ACCOUNTING OFFICER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                       TITLE                         DATE
------------------------------------------------------  ---------------------------------  ----------------------

                                                        President, Chief Executive
                */s/ PHILLIP E. WHITE                    Officer and Chairman of the
                   Phillip E. White                      Board (Principal Executive           February 6, 1996
                                                         Officer)

                                                        Vice President, Finance and Chief
                */s/ HOWARD H. GRAHAM                    Financial Officer (Principal         February 6, 1996
                   Howard H. Graham                      Financial Officer)

                                                        Vice President, Corporate
                */s/ RICHARD C. BLASS                    Controller and Chief Accounting
                   Richard C. Blass                      Officer (Principal Accounting        February 6, 1996
                                                         Officer)

              */s/ ALBERT F. KNORP, JR.
                 Albert F. Knorp, Jr.                   Director                              February 6, 1996

                  */s/ JAMES L. KOCH
                    James L. Koch                       Director                              February 6, 1996

               */s/ THOMAS A. MCDONNELL
                 Thomas A. McDonnell                    Director                              February 6, 1996

                */s/ CYRIL J. YANSOUNI
                  Cyril J. Yansouni                     Director                              February 6, 1996

               *By: /S/DAVID H. STANLEY
                   David H. Stanley
                 AS ATTORNEY-IN-FACT

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Informix Corporation

    We have audited the consolidated financial statements of Informix Corporation as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, and have issued our report thereon dated February 6, 1995 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                           /s/ ERNST & YOUNG LLP


San Jose, California
February 6, 1995

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
                             (amounts in thousands)

                                                                         ADDITIONS
                                                                 -------------------------
                                                    BALANCE AT   CHARGED TO    CHARGED TO                 BALANCE AT
                                                     BEGINNING    COSTS AND      OTHER       DEDUCTIONS     END OF
                                                     OF PERIOD    EXPENSES      ACCOUNTS      DESCRIBE      PERIOD
                                                    -----------  -----------  ------------  ------------  -----------
Allowance for doubtful accounts
  Year ended December 31, 1994....................   $   3,181    $   1,924   $   1,900(1)  $     969(2)   $   6,036
  Year ended December 31, 1993....................   $   3,021    $   1,578   $       0     $   1,418(2)   $   3,181
  Year ended December 31, 1992....................   $   2,704    $   2,017   $       0     $   1,700(2)   $   3,021

------------------------

(1) Charged to net revenues.

(2) Uncollectible accounts written off, net of recoveries.

                                      S-2